UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PARKER-HANNIFIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard — Cleveland, Ohio 44124-4141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 28, 2009

TO OUR SHAREHOLDERS:

You are cordially invited to attend the annual meeting of the shareholders of Parker-Hannifin Corporation. The meeting will be held at our headquarters located at 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, on Wednesday, October 28, 2009, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect William E. Kassling, Robert J. Kohlhepp, Giulio Mazzalupi, Klaus-Peter Müller, Joseph M. Scaminace, Wolfgang R. Schmitt, Markos I. Tambakeras and James L. Wainscott as Directors for a one-year term;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010;

3.	To approve the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan;

4.	To consider and vote upon a shareholder proposal to amend the Code of Regulations to separate the roles of Chairman of the Board and Chief Executive Officer; and

5.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on August 31, 2009 are entitled to vote at the meeting. Your vote is important, so if you do not expect to attend the meeting, or if you do plan to attend but wish to vote by proxy, please mark, date, sign and return the enclosed proxy card promptly in the envelope provided or vote electronically via the internet or by telephone in accordance with the instructions on the enclosed proxy card. Please turn to the back page of this Proxy Statement for directions to attend the annual meeting and vote in person.

Thank you for your support of Parker-Hannifin Corporation.

By Order of the Board of Directors

Thomas A. Piraino, Jr.
Secretary

September 28, 2009

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be held on October 28, 2009.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and our 2009 Annual Report, are available free of charge on our investor relations website (www.phstock.com).

i

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard—Cleveland, Ohio 44124-4141

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on October 28, 2009, and at all adjournments thereof. Only shareholders of record at the close of business on August 31, 2009 will be entitled to vote at the meeting. On August 31, 2009, 160,751,397 Common Shares were outstanding and entitled to vote at the meeting. Each share is entitled to one vote. This Proxy Statement and the form of proxy are being mailed to shareholders on or about September 28, 2009.

Our shareholders have cumulative voting rights in the election of Directors if any shareholder gives notice in writing to our President, a Vice President or the Secretary not less than 48 hours before the time fixed for holding the meeting that cumulative voting at such election is desired. The fact that such notice has been given must be announced upon the convening of the meeting by the Chairman, the Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder has the right to cumulate votes and give one nominee the number of votes equal to the number of Directors to be elected multiplied by the number of votes to which the shareholder is entitled, or to distribute votes on the same principle among two or more nominees, as the shareholder sees fit. If voting at the election is cumulative, the persons named in the proxy will vote Common Shares represented by valid Board of Directors’ proxies on a cumulative basis for the election of the nominees named below, allocating the votes of such Common Shares in accordance with their judgment.

ELECTION OF DIRECTORS

In October 2007, our shareholders approved an amendment to our Code of Regulations to provide for the annual election of the entire Board of Directors. The amendment is being phased in over a three-year period that began with the 2008 Annual Meeting of Shareholders. As a result of the amendment, Directors elected at last year’s Annual Meeting, and each subsequent Annual Meeting of Shareholders, will hold office for one year or until their successors are elected at the next Annual Meeting of Shareholders. Directors not standing for election this year will continue in office for the remainder of their original three-year terms. Our Board of Directors presently consists of 11 members. There are 8 members whose terms expire in October 2009 and 3 members whose terms expire in October 2010. As permitted under our Code of Regulations, James L. Wainscott was elected to our Board of Directors in April 2009 to a term expiring in October 2009. None of our Directors are related to each other.

Shareholder approval is sought to elect William E. Kassling, Robert J. Kohlhepp, Giulio Mazzalupi, Klaus-Peter Müller, Joseph M. Scaminace, Wolfgang R. Schmitt, Markos I. Tambakeras and James L. Wainscott, Directors whose terms of office expire in 2009, for a one-year term of office that will expire in 2010. A plurality of the Common Shares voted in person or by proxy is required to elect a Director.

Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of another person for Director as our Board of Directors may recommend. However, our Board of Directors has no reason to believe that this contingency will occur.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2010

WILLIAM E. KASSLING, 65, has served as a Director since 2001. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Kassling has been Chairman of the Board of Wabtec Corporation (technology-based equipment for the rail industry) since 1990. He was previously Chief Executive Officer and President of Wabtec from May 2004 to February 2006.

ROBERT J. KOHLHEPP, 65, has served as a Director since 2002. He is Chairman of the Corporate Governance and Nominating Committee and, therefore, serves as our Lead Director. He is also a member of the Human Resources and Compensation Committee. Mr. Kohlhepp has been Vice Chairman of Cintas Corporation (uniform rental) since July 2003 and has been a Director of Cintas since 1979.

GIULIO MAZZALUPI, 68, has served as a Director since 1999. He is a member of the Audit Committee and the Finance Committee. Now retired, Mr. Mazzalupi was the President, Chief Executive Officer and a Director of Atlas Copco AB (industrial manufacturing) in Sweden until July 2002.

KLAUS-PETER MÜLLER, 64, has served as a Director since 1998. He is Chairman of the Finance Committee and a member of the Corporate Governance and Nominating Committee. Mr. Müller has been Chairman of the Supervisory Board of Commerzbank AG (international banking) in Frankfurt, Germany since May 2008. He was previously Chairman of the Board of Managing Directors of Commerzbank from May 2001 to May 2008 and a member of the Board of Managing Directors of Commerzbank from 1990 to May 2008. He is also Chairman of the Executive Committee German Transport Forum, Berlin, Germany and Chairman of the German Corporate Governance Code Government Commission, Berlin, Germany.

JOSEPH M. SCAMINACE, 56, has served as a Director since 2004. He is a member of the Corporate Governance and Nominating Committee and the Human Resources and Compensation Committee. Mr. Scaminace has been a Director and Chief Executive Officer of OM Group, Inc. (metal-based specialty chemicals) since June 2005 and Chairman of the Board of OM Group since August 2005. He was previously the President and Chief Operating Officer of The Sherwin Williams Company (paints and coatings) from October 1999 to May 2005. Mr. Scaminace is also a Director of The Boler Company.

WOLFGANG R. SCHMITT, 65, has served as a Director since 1992. He is Chairman of the Human Resources and Compensation Committee and a member of the Audit Committee. Mr. Schmitt has been the Chief Executive Officer of Trends 2 Innovation (strategic growth consultants) since May 2000.

MARKOS I. TAMBAKERAS, 58, has served as a Director since 2005. He is a member of the Audit Committee and the Finance Committee. Now retired, Mr. Tambakeras was the Chairman of the Board of Kennametal Inc. (global tooling solutions supplier) from July 2002 to December 2006 and the President and Chief Executive Officer of Kennametal from July 1999 to December 2005. He is also a Director of ITT Corporation and Newport Corporation and serves on the Board of Trustees of Arizona State University.

JAMES L. WAINSCOTT, 52, was elected to our Board of Directors in April 2009. He is a member of the Finance Committee and the Human Resources and Compensation Committee. Mr. Wainscott has been Chairman of the Board of AK Steel Holding Corporation (steel producer) since January 2006 and President and Chief Executive Officer of AK Steel Holding since October 2003. He was previously the Chief Financial Officer of AK Steel Holding from July 1998 to October 2003.

The Board of Directors unanimously recommends a vote FOR each of the nominees to the Board of Directors.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2010

LINDA S. HARTY, 49, has served as a Director since 2007. She is Chairperson of the Audit Committee and a member of the Finance Committee. Ms. Harty has been an Executive Vice President and Treasurer of Cardinal Health, Inc. (health-care products and services) since May 2008. She was previously Executive Vice President – Finance and Chief Financial Officer – Healthcare Supply Chain Services of Cardinal Health from March 2007 to May 2008; Executive Vice President and Treasurer of Cardinal Health from August 2006 to March 2007; Senior Vice President of Cardinal Health from January 2005 to August 2006; and Senior Vice President and Chief Financial Officer of RTM Restaurant Group (restaurant franchisee group) from July 2003 to January 2005.

CANDY M. OBOURN, 59, has served as a Director since 2002. She is a member of the Corporate Governance and Nominating Committee and the Human Resources and Compensation Committee. Ms. Obourn has been Chief Executive Officer and President of ActivEase Healthcare, Inc. (women’s health care products) since February 2006. She was previously General Manager, Film Capture, Digital & Film Imaging Systems of Eastman Kodak Company (photography and digital imaging) from November 2004 to February 2006; Senior Vice President of Eastman Kodak from January 2000 to February 2006; and Chief Operating Officer, Health Imaging Group of Eastman Kodak from January 2002 to November 2004. She is also a Director of ESL Federal Credit Union, a member of ESL Federal Credit Union’s Human Resources and Compensation Committee, and a member of the Dean’s Forum of Business Advisors at University of Rochester – Simon Graduate School of Business Administration.

DONALD E. WASHKEWICZ, 59, has served as a Director since 2000. Mr. Washkewicz has been our Chairman of the Board of Directors since October 2004; our Chief Executive Officer since July 2001; and our President since January 2007. He was previously our President from February 2000 to October 2004.

Director Independence. In making a determination as to the independence of our Directors for purposes of considering membership on our Board of Directors and Committees, we are in compliance with the rules of the New York Stock Exchange and our Independence Standards for Directors and have broadly considered the materiality of each Director’s relationship with us. Based upon the foregoing criteria, our Board of Directors has determined that the following persons who served as Directors during any part of fiscal year 2009 are independent: Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Giulio Mazzalupi, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Markos I. Tambakeras and James L. Wainscott.

Board Meetings. During the fiscal year ended June 30, 2009, there were five meetings of our Board of Directors. Each Director attended at least 75% of the meetings held by our Board of Directors and the Committees of our Board of Directors on which he or she served.

Attendance at Annual Meeting. We hold a regularly scheduled meeting of our Board of Directors in conjunction with our Annual Meeting of Shareholders. Directors are expected to attend the Annual Meeting of Shareholders absent an appropriate reason. All of the members of our Board of Directors at the time of such meeting attended our 2008 Annual Meeting of Shareholders.

Audit Committee Financial Experts. We have a standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Board of Directors has determined that Linda S. Harty, the Chairperson of the Audit Committee, is an audit committee financial expert as defined in the federal securities laws. Ms. Harty is independent as defined for audit committee members in the listing standards of the New York Stock Exchange.

The Audit Committee, which met eight times during the fiscal year ended June 30, 2009, is responsible for, among other things, appointing, determining the compensation of and overseeing the work of the independent registered public accounting firm and ensuring its independence, approving all non-audit engagements with the independent registered public accounting firm and reviewing with our financial management and our independent registered public accounting firm annual and quarterly financial statements, the proposed internal audit plan for each calendar year, the proposed independent audit plan for each fiscal year, the results of the audits and the adequacy of our internal control structure.

The Human Resources and Compensation Committee is our standing compensation committee. The Human Resources and Compensation Committee, which met ten times during the fiscal year ended June 30, 2009, is responsible for, among other things, annually reviewing and approving the salaries and other compensation (including stock incentives) of our executive officers, reviewing and determining the compensation of our non-employee Directors, engaging and determining the fees of compensation consultants, overseeing regulatory compliance with respect to compensation matters, reviewing management succession of key executives, and reviewing corporate policies and programs for the development of management personnel.

The Finance Committee, which met three times during the fiscal year ended June 30, 2009, is responsible for, among other things, reviewing our capital structure and tax and risk management strategies and reviewing and approving our debt and equity offerings, share repurchase programs and the funding and investment policies for our defined benefit plans, defined contribution plans and non-qualified plans.

The Corporate Governance and Nominating Committee is our standing nominating committee. The Corporate Governance and Nominating Committee, which met twice during the fiscal year ended June 30, 2009, is responsible for, among other things, evaluating and recommending to our Board of Directors qualified nominees for election as Directors and qualified Directors for committee membership, establishing evaluation procedures and completing an annual evaluation of the performance of our Board of Directors, developing and recommending corporate governance principles to our Board of Directors and considering other matters pertaining to the size and composition of our Board of Directors. The Corporate Governance and Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as our Directors, provided that such recommendations comply with the procedures set forth under the caption “Procedures for Submission and Consideration of Director Candidates” beginning on page 68 of this Proxy Statement.

Our Board of Directors adopted a written charter for each of its committees. These charters, as well as our Code of Ethics, Guidelines on Corporate Governance Issues and Independence Standards for Directors, are posted and available under the Corporate Governance page on our investor relations internet website at www.phstock.com. Shareholders may request copies of these corporate governance documents, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

Executive Sessions. In accordance with the listing standards of the New York Stock Exchange, the non-management Directors are scheduled to meet regularly in executive sessions without management, and if required, the independent Directors will meet at least once annually. Additional meetings of the non-management Directors may be scheduled from time to time when the non-management Directors decide such meetings are desirable. The Chairman of the Corporate Governance and Nominating Committee will preside at such meetings. The Corporate Governance and Nominating Committee Charter provides that the Chairman of the Corporate Governance and Nominating Committee has a term limit of three years. The non-management Directors met four times during the fiscal year ended June 30, 2009.

Review and Approval of Transactions with Related Persons. The Corporate Governance and Nominating Committee charter provides that the Corporate Governance and Nominating Committee is responsible for considering questions of possible conflicts of interest of Board members and management and for making recommendations to prevent, minimize or eliminate such conflicts of interest. Our Code of Ethics provides that our Directors, officers, employees, and their spouses and other close family members must avoid interests or activities that create any actual or potential conflict of interest. These restrictions cover, among other things, interests or activities that result in receipt of improper personal benefits by any person as a result of his or her position as our Director, officer, employee, or as a spouse or other close family member of any of our Directors, officers or employees. The Code of Ethics also requires our Directors, officers and employees to promptly disclose any potential conflicts of interest to our General Counsel. We also require that each of our executive officers and Directors complete a detailed annual questionnaire which requires, among other things, disclosure of any transactions with a related person meeting the minimum threshold for disclosure under the relevant Securities and Exchange Commission, or SEC, rules. All responses to the annual questionnaires are reviewed and analyzed by our legal counsel and, if necessary or appropriate, presented to the Corporate Governance and Nominating Committee for analysis, consideration and, if appropriate, approval.

Certain Relationships and Related Transactions. Russell G. Chester, Vice President-Enterprise Compliance, is the spouse of Pamela J. Huggins, our Vice President and Treasurer. Mr. Chester’s salary and bonus for the fiscal year ended June 30, 2009 was $292,651. We have taken the appropriate steps to ensure the avoidance of any conflicting interests resulting from this relationship.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, Directors and beneficial owners of more than 10% of our Common Shares to file initial stock ownership reports and reports of changes in ownership with the SEC and the New York Stock Exchange. SEC regulations require that we are furnished with copies of these reports. Based solely on a review of these reports and written representations from the executive officers and Directors, we believe that there was compliance with all such filing requirements for the fiscal year ended June 30, 2009, except that Timothy K. Pistell, Executive Vice President—Finance and Administration and Chief Financial Officer, inadvertently filed one late Form 4 to report gifts of shares that he made.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors is composed of five Directors, each of whom is independent in compliance with the independence standards applicable to audit committee members in the listing standards of the New York Stock Exchange. The responsibilities of the Audit Committee are set forth in the written Audit Committee Charter, a copy of which is available on the Corporate Governance page of our investor relations website at www.phstock.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2009 with management and with Deloitte & Touche LLP, or D&T, our independent registered public accounting firm for the fiscal year ended June 30, 2009.

The Audit Committee has discussed with D&T the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence, and has discussed with D&T their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for the fiscal year ended June 30, 2009 be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 filed with the SEC.

Audit Committee:

Linda S. Harty, Chairperson

William E. Kassling

Giulio Mazzalupi

Wolfgang R. Schmitt

Markos I. Tambakeras

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY—FISCAL YEAR 2009.

Objectives and Philosophies of the Executive Compensation Program.

In fiscal year 2001, we introduced the “Win Strategy” as the foundation of our business. The Win Strategy represents the unified vision of our employees worldwide, and defines the key goals, operational priorities and metrics used to profitably grow our business. The Win Strategy can be illustrated as follows:

The Win Strategy centers on three fundamental goals: premier customer service; financial performance; and profitable growth. The Win Strategy outlines various individual strategies intended to advance those goals in all aspects of our business, including on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution. Our employees all over the world, who are empowered to implement these strategies and are ultimately responsible for achieving these goals, represent the foundation of the Win Strategy. We are confident that a worldwide focus on the Win Strategy will maximize the long-term value of our shareholders’ investments by helping us to realize top-quartile performance among our competitors and peers and steady appreciation of our stock price.

The Win Strategy also provides the means by which we can measure and reward success. In fact, the objective of our executive compensation program is to encourage and reward performance that implements the strategies and advances the goals of the Win Strategy. The program is designed to:

•

align the financial interests of our executive officers and our shareholders by encouraging and rewarding our executive officers for performance that achieves or exceeds significant financial and operational performance goals and by holding them accountable for performance that falls short of expectations;

•

encourage and reward our executive officers for experience, expertise, level of responsibility, tenure, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and to the success of our business;

•

attract, retain and motivate highly-talented and ethical individuals at all levels who are focused on the long-term success of our business and who are equipped, motivated and poised to lead and manage our business presently and in the future;

•	offer compensation that keeps us competitive with companies that compete with us for talented employees and shareholder investment;

•

promote internal equity by allocating a greater proportion of the compensation for executive officers, as compared to other employees, to elements that are dependent on the performance of our business; and

•	maintain a level of flexibility sufficient to adjust for trends and changes in the continuously evolving global business and regulatory environment.

Categories and Elements of Executive Compensation.

Our executive compensation program covers all compensation paid to our executive officers. Our executive officers include the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers identified in the Summary Compensation Table for Fiscal Year 2009 on page 34, which we refer to as the Named Executive Officers.

Our executive compensation program offers the categories and elements of compensation identified in the following table. Each element of compensation is more specifically defined and described in the “Elements of Executive Compensation” section of this Compensation Discussion and Analysis beginning on the page indicated below.

Category of Compensation	Element(s) of Compensation	Defined/Described Beginning on ...
Base Salaries	Base Salaries	Page 18
Annual Cash Incentive Compensation	Target Incentive Bonuses General RONA Bonuses Converted RONA Bonuses Volume Incentive Bonuses Sales Company Incentive Bonuses	Page 19 Page 20 Page 20 Page 22 Page 22
Long-Term Incentive Compensation	LTI Awards Stock Incentives	Page 23 Page 23
Employee Benefits	Various	Page 26
Executive Perquisites	Various	Page 31

“Pay-for-Performance” Structure.

Our executive compensation program is structured to ensure that a significant portion of the compensation for executive officers is dependent upon the performance of our business. The program is also structured to ensure that it is not overly weighted towards annual cash incentive compensation and does not otherwise promote unnecessary or excessive risk-taking by our executive officers that could threaten long-term shareholder value. The “Allocation of Executive Compensation” section beginning on page 15 describes our policies and practices for allocating executive compensation among the various categories and elements.

To illustrate, the first table below shows the mix of fixed and at-risk, annual and long-term and cash and equity compensation represented by base salaries and the elements of annual cash incentive compensation and long-term incentive compensation. The second table below shows the percentage of each Named Executive Officer’s total base salary, target annual cash incentive compensation and target long-term incentive compensation at the beginning of fiscal year 2009 which represented fixed and at-risk, annual and long-term, and cash and equity compensation.

Element of Compensation	Fixed / At-Risk	Annual / Long-Term	Cash / Equity
Base Salaries	Fixed	Annual	Cash
Target Incentive Bonuses	At-Risk	Annual	Cash
General RONA Bonuses	At-Risk	Annual	Cash
Converted RONA Bonuses	At-Risk	Annual	Cash
Volume Incentive Bonuses	At-Risk	Annual	Cash
Sales Company Incentive Bonuses	At-Risk	Annual	Cash
LTI Awards	At-Risk	Long-Term	Equity
Stock Incentives	At-Risk	Long-Term	Equity

Named Executive Officer	Fixed / At-Risk		Annual / Long-Term		Cash / Equity
Donald E. Washkewicz	12%	88%	30%	70%	30%	70%
Timothy K. Pistell	22%	78%	41%	59%	41%	59%
Lee C. Banks	22%	78%	39%	61%	39%	61%
Heinz Droxner	31%	69%	51%	49%	51%	49%
Marwan M. Kashkoush	23%	77%	40%	60%	40%	60%

The “Elements of Executive Compensation” section beginning on page 18 provides detailed discussion and analysis as to how each element of compensation encourages and rewards performance that implements the strategies and advances the goals of the Win Strategy. To summarize, we provide base salaries, Converted RONA Bonuses, employee benefits and executive perquisites primarily to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals necessary to implement all of those strategies and advance all of those goals. In addition, as described in the following table, we provide each other element of annual cash incentive compensation and each element of long-term incentive compensation primarily to encourage and reward performance which implements and advances the strategies and goals relating to financial performance and profitable growth.

Element of Compensation	Encourages executive officers to maximize . . .	Impacts financial performance and profitable growth goals by encouraging and rewarding . . .
Target Incentive Bonuses	free cash flow.	continuous improvement in net income, lean initiatives, inventory controls, collection of receivables, control of payables and capital expenditures, and the ability to finance dividends, acquisitions, share repurchases and innovations.
General RONA Bonuses	return on net assets.	continuous improvement in segment revenues, average net asset levels, sales levels and control of materials handling and other costs.
Volume Incentive Bonuses	sales growth (organic and through acquisitions).	performance at our operating groups which approaches or exceeds our annual sales growth goals and drives continuous improvement in market share, return on invested capital and our stock price.
Sales Company Incentive Bonuses	sales growth (organic).	sales company performance which results in year-over-year sales growth and drives continuous improvement in market share, return on invested capital and our stock price.
LTI Awards	long-term revenue growth, earnings per share growth and return on invested capital.	on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution.
Stock Incentives	our stock price.	financial and operational performance that contributes to appreciation of our stock price.

KEY DEVELOPMENTS—FISCAL YEAR 2009.

Effect of Global Economic Recession.

We have closely monitored the global economic recession and its impact on our business. We continue to remain focused on maintaining our financial strength through the recession by adjusting our cost structure to reflect changing demand levels, maintaining a strong balance sheet and managing our cash through our Win Strategy initiatives and other cost reduction initiatives.

The extended deterioration in worldwide economic conditions and corresponding decline in our order rates also required us to implement workforce reductions and certain cost reduction initiatives that directly impact our executive and other compensation programs. In particular, we implemented a “wage freeze” for all executive officers and other employees from March 1, 2009 through February 28, 2010 and a 10% base salary reduction for all executive officers and other employees at our corporate headquarters from March 1, 2009 through December 31, 2009. As a result of the wage freeze, our executive officers will not receive any increases, other than approved promotional increases, in base salaries or target awards for annual cash incentive compensation until at least March 1, 2010. In addition, our executive officers will receive long-term incentive compensation at the beginning of fiscal year 2010 with award values consistent with those established for awards made at the beginning of fiscal year 2009. During fiscal year 2010, we will reevaluate whether the wage freeze and/or base salary reduction should continue beyond those anticipated end dates.

The recession has also provided us with an opportunity to evaluate the operation and measure the effectiveness of our executive compensation program during an unprecedented economic downturn. The recession negatively impacted our fiscal year 2009 results in most of the key metrics that we use to measure the performance of our business. At the same time, however, our continued focus on managing our cash and reducing our costs through the recession produced strong operating cash flows in fiscal year 2009. The following table summarizes the impact of our fiscal year 2009 results on each of our at-risk elements of compensation.

Element of Compensation	Impact of Global Economic Recession and our Efforts to Combat the Recession
Target Incentive Bonuses	Our operating cash flows in fiscal year 2009 were $1.1 billion or 11.0% of sales, as compared to $1.3 billion or 10.8% of sales in fiscal year 2008. These strong cash flows helped us to achieve a fiscal year 2009 free cash flow margin of 8.33%, resulting in Target Incentive Bonus payouts at 173.20% of target.
General RONA Bonuses and Converted RONA Bonuses	Lower-than-expected returns on net assets resulted in General RONA Bonus and Converted RONA Bonus payouts to our executive officers at an average of 82% of target.
Volume Incentive Bonuses	Our aggregate fiscal year 2009 sales were $10.3 billion, a decline of 15.1% from our fiscal year 2008 sales of $12.1 billion. In addition, none of our eligible group presidents received Volume Incentive Bonuses because their individual operating groups did not realize positive sales growth in fiscal year 2009.
Sales Company Incentive Bonuses	Our eligible group president received only that portion of his Sales Company Incentive Bonus consisting of an additional General RONA Bonus, and did not receive any additional cash bonus because his local sales companies did not realize positive sales growth in fiscal year 2009.
LTI Awards	LTI Award payouts for the three-year performance period ended June 30, 2009 were 34.76% of target, based on lower-than-expected revenue growth, earnings per share growth and return on invested capital, coupled with the fact that economic conditions during the Peer Group performance periods were generally more favorable than during the Company’s performance period.
Stock Incentives	Our per share stock price fluctuated significantly throughout fiscal year 2009, ranging from a high of $72.69 to a low of $27.69. Stock Incentives granted in the first quarter of fiscal year 2009 were awarded at $65.34 per share, and the closing price on June 30, 2009 was $42.96 per share. As a result, these and many other outstanding Stock Incentives were significantly “under water” as of June 30, 2009.

ADMINISTRATION, OVERSIGHT AND DETERMINATION OF EXECUTIVE COMPENSATION.

Human Resources and Compensation Committee.

The Human Resources and Compensation Committee of our Board of Directors, which we refer to as the Committee, consists of five directors. Each member of the Committee is independent as defined in the listing standards of the New York Stock Exchange. The responsibilities of the Committee are described in a written Human Resources and Compensation Committee Charter last amended by our Board of Directors on April 16, 2007.

The Charter describes the duties and responsibilities of the Committee with respect to the administration, oversight and determination of executive compensation. These duties and responsibilities include:

•	establishing our executive compensation program and overseeing its development and implementation;

•	reviewing and approving the relevant performance goals of the Chief Executive Officer and determining whether or not they have been achieved;

•	setting and reviewing the compensation of the Chief Executive Officer, and reviewing and approving the compensation programs for other executive officers;

•	reviewing and evaluating the performance of the Chief Executive Officer, and reviewing performance evaluations of other executive officers; and

•	performing other duties and responsibilities assigned by our Board of Directors.

The Committee also retains the discretion to authorize periodic compensation adjustments due to promotions or increases in the responsibilities of our executive officers.

In fulfilling its duties and responsibilities, the Committee seeks periodic input, advice and recommendations from various sources, including our Board of Directors, the executive officers and independent executive compensation consultants. The Committee is not bound by that input or advice or those recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors.

Our Board of Directors approves all incentive compensation plans and equity-based plans reviewed and recommended by the Committee and all other plans and programs which, by their terms, require approval of our Board of Directors. Our Board of Directors does not authorize or approve any other specific executive compensation matters. Our Board of Directors oversees the Committee’s performance and reviews all material information relating to executive compensation matters approved by the Committee. This oversight ensures that the Committee fulfills its duties and responsibilities and that the executive compensation program is reasonable and appropriate, meets its objectives and effectively serves the interests of our business and our shareholders.

Executive Officers.

Executive officers also play a role in the administration, oversight and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for his or her direct reports, which may include other executive officers. The performance goals are designed to promote individual performance consistent with the strategies and goals of the Win Strategy. Throughout the fiscal year, each executive officer’s performance is reviewed and evaluated against his or her performance goals. At the end of the fiscal year, each executive officer conducts a final performance review for each of his or her direct reports. Based on those reviews, the executive officers, other than the Chief Executive Officer, recommend any annual compensation adjustments and awards for their executive officer direct reports to the Chief Executive Officer.

The Chief Executive Officer similarly reviews and evaluates his direct reports, which include Mr. Pistell, Mr. Banks and Mr. Kashkoush. The Chief Executive Officer also reviews and evaluates the recommendations made with respect to all other executive officers and makes any modifications that he deems appropriate. The Chief Executive Officer then recommends to the Committee annual compensation adjustments and awards for all executive officers other than himself.

The Chief Executive Officer, the Vice President – Human Resources and the Secretary attend all meetings of the Committee other than those relating to the performance or compensation of the Chief Executive Officer and other appropriate executive sessions. The executive officers also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and addressing other executive compensation matters.

COMPENSATION CONSULTANTS AND BENCHMARKING.

The Committee annually reviews and evaluates our executive compensation program to verify that it provides reasonable compensation ranges at appropriate levels and remains competitive and effective. The Committee engages an independent human resources and compensation consulting firm, which we refer to as the Consultant, to assist the Committee in its review and evaluation and to provide assistance and guidance to the Committee on other executive compensation matters. The Consultant reports directly to the Committee and attends all meetings of the Committee.

Towers, Perrin, Forster & Crosby served as the Consultant at the beginning of fiscal year 2009. Beginning in late November 2008, the Committee engaged Mercer Human Resource Consulting to serve as the Consultant for the balance of fiscal year 2009.

Among other things, the Consultant collects and analyzes proxy statement data and prepares market studies of base salaries, annual bonuses, long-term incentive compensation and total cash and direct compensation offered to executives of other multi-national diversified manufacturing companies, which we refer to as the Peer Group. The Committee regularly reviews and updates the Peer Group to make sure that it consists of companies which directly compete with us for talented employees and shareholder investment. The Peer Group for fiscal year 2009, which was the same as the Peer Group for fiscal year 2008, consisted of the following companies:

• Caterpillar Inc.	• Emerson Electric Co.	• Johnson Controls, Inc.
• Cooper Industries, Ltd.	• Flowserve Corporation	• Pall Corporation
• Cummins Inc.	• Goodrich Corporation	• Rockwell Automation, Inc.
• Danaher Corporation	• Honeywell International, Inc.	• SPX Corporation
• Deere & Company	• Illinois Tool Works Inc.	• Textron, Inc.
• Dover Corporation	• Ingersoll-Rand Company Limited
• Eaton Corporation	• ITT Corporation

The Consultant also reviews and analyzes surveys published by leading human resources and compensation consultants for other industrial companies and proxy statement data for approximately 100 Fortune 500 companies with annual revenues comparable to ours.

Based on that review and analysis, the Consultant provides the Committee with a comprehensive annual review of total compensation for the Chief Executive Officer and base salaries, annual cash incentive compensation and long-term incentive compensation for other executive officers. The Consultant uses the annual review to advise the Committee with respect to the effectiveness and competitiveness of the executive compensation program. The Committee uses the annual review to establish competitive base salaries, annual cash incentive compensation and long-term incentive compensation.

The Consultant also prepares and provides to the Committee tally sheets for certain executive officers. The Committee uses the tally sheets to understand and measure the performance and effectiveness of our annual cash incentive compensation and long-term incentive compensation.

The Consultant periodically interacts directly with management to gather information on proposals that management may make to the Committee and to better understand our executive compensation program and its objectives. The Consultant also periodically assists management in calculating payouts of incentive compensation and addressing other matters relating to executive compensation.

GENERAL POLICIES AND PRACTICES RELATING TO EXECUTIVE COMPENSATION.

Allocation of Executive Compensation.

The Committee seeks to provide base salaries, annual cash incentive compensation and long-term incentive compensation to each executive officer, and to all executive officers as a group, at approximately the median of the companies included in the Consultant’s annual review. The Committee does not take into account Converted RONA Bonuses in measuring whether or not it meets this objective. The Committee seeks to provide a package of Converted RONA Bonuses, employee benefits and executive perquisites which is adequate to keep us competitive in attracting, retaining and motivating present and future executive officers.

When deciding whether to materially increase or decrease the amount of any element of compensation, the Committee evaluates the Consultant’s annual review, the annual performance reviews of the executive officers and the performance of our business as a whole. The Committee does not consider amounts realized from prior compensation in determining the levels of compensation paid to executive officers.

To ensure that our executive compensation program meets its objective to drive and support the Win Strategy, the Committee allocates the majority of compensation for executive officers to annual cash incentive compensation and long-term incentive compensation. Each of the at-risk elements of compensation within those categories is directly tied to appreciation of our stock price and/or to significant financial and operational performance goals. More than one-half of the targeted total compensation for the executive officers is, therefore, “at risk” and may significantly fluctuate from year to year based on our financial, operational and stock performance. In addition, the Committee makes sure that executive officers, as compared to other employees, have a greater proportion of their total compensation allocated to these at-risk elements. The Committee structures the program in this manner to better align the financial interests of our executive officers with the financial interests of our shareholders, to better ensure a “pay-for-performance” result and to promote internal equity by recognizing that our executive officers, as compared to other employees, have greater responsibility and influence over the performance of our business.

Our executive compensation program is also structured to offer a reasonable balance of annual and long-term as well as cash and equity elements of compensation. The program provides a mix of those elements specifically designed to encourage and reward performance that contributes to the advancement of the Win Strategy. The Committee does not have any formal policies or guidelines with respect to the allocation of executive compensation between annual and long-term elements, cash and equity elements or different forms of equity elements. In practice, however, the Committee has taken the following approaches.

•

Allocation between annual and long-term elements. The Committee uses the Consultant’s annual review to set the total of each executive officer’s base salary and annual cash incentive compensation, other than Converted RONA Bonuses, at approximately the midpoint value of his or her comparable position within the companies included in the annual review. The Committee also uses the Consultant’s annual review to set the total target value of each executive officer’s long-term incentive compensation as a multiple of the midpoint of the base salary range of his or her comparable position within the companies included in the annual review.

•

Allocation between cash and equity elements. Base salaries and annual cash incentive compensation are paid in cash. Long-term incentive compensation is generally paid in equity because of the long-term nature of equity awards and our desire to encourage performance that drives long-term appreciation of our stock price.

•

Allocation between different forms of equity elements. The Committee generally allocates 50% of the total target value of each executive officer’s long-term incentive compensation to LTI Awards and 50% to Stock Incentives. The Committee takes this approach to balance the allocation between elements based on long-term financial, operational and strategic metrics and those based on long-term performance of our common stock. The Committee also uses a balanced approach to avoid any appearance that the executive compensation program is a positive or negative indicator of current common stock value or anticipated common stock performance.

The Committee generally makes all elements of executive compensation available to all executive officers and makes executive compensation decisions on a consistent and equitable basis. The Committee generally does not offer any element to an executive officer that is not available to other executive officers. The Committee does, however, provide Volume Incentive Bonuses and Sales Company Incentive Bonuses only to certain group presidents. In addition, Mr. Droxner received a monthly cash housing allowance of $3,000, which was awarded to Mr. Droxner in fiscal year 2004 as a special benefit to relocate from Germany to the United States, payable monthly until his September 30, 2009 retirement. The amounts paid to Mr. Droxner for this allowance during fiscal year 2009 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2009 on page 34.

Accounting and Tax Considerations.

Our executive compensation program is structured to achieve flexibility, maximize benefits and minimize detriments to our business and our executive officers from a tax and accounting perspective. As a result, we continuously review and evaluate the impact of changes in tax laws and accounting practices and interpretations and similar factors affecting our executive compensation program. For example, Financial Accounting Standards Board Statement No. 123(R), which results in recognition of compensation expense for Stock Incentives, and Section 409A of the Internal Revenue Code, which impacts deferred compensation arrangements, are considered as we evaluate, structure and implement changes to the program.

In addition, we try to structure the program and each element of compensation in a way that allows us to deduct compensation payments for tax purposes. The Committee takes into account whether particular elements are “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer. Compensation that qualifies as “performance-based” compensation under Section 162(m) does not count toward the $1,000,000 limit.

Base salary does not qualify as “performance-based” compensation under Section 162(m). The Committee, therefore, generally tries to make sure that annual cash incentive compensation and long-term incentive compensation qualify as fully deductible “performance-based” compensation under Section 162(m).

At the 2005 Annual Meeting of Shareholders, the shareholders approved our Performance Bonus Plan. The Performance Bonus Plan is designed to ensure that annual cash incentive compensation and long-term incentive compensation awarded under the plan are “performance-based” compensation exempt from the $1,000,000 deduction limit under Section 162(m). The Committee grants all LTI Awards under the Performance Bonus Plan because it is difficult to predict over a long-term period which executive officers will be covered by Section 162(m) and whether or not annual compensation to those executive officers in future years will exceed $1,000,000. The Committee also grants Target Incentive Bonuses and General RONA Bonuses under the Performance Bonus Plan to executive officers who may potentially be subject to Section 162(m), and then only to the extent that the Committee deems necessary to ensure their deductibility under Section 162(m). The Committee, however, reserves the right to award compensation outside of the Performance Bonus Plan, even if the awards cannot be deducted by the Company, if the Committee determines that the awards are reasonable and appropriate.

In fiscal year 2009, the Committee awarded Target Incentive Bonuses and General RONA Bonuses under the Performance Bonus Plan to each of the Named Executive Officers other than Mr. Droxner. The Committee did not award any Converted RONA Bonuses, Volume Incentive Bonuses or Sales Company Incentive Bonuses under the Performance Bonus Plan in fiscal year 2009.

Committee Discretion.

The Committee does not relax the pre-determined performance goals or increase the amount of any at-risk compensation following the grant date except as permitted by applicable laws and regulations. The Committee may increase the amount of any award of annual cash incentive compensation made outside of the Performance Bonus Plan if appropriate to account for corporate policy changes, executive compensation program changes and major corporate programs, and to account for the negative impact of acquisitions on goodwill and amortization expense, losses on dispositions of real property during plant moves or shutdowns and other unexpected occurrences that negatively impact awards. The Committee has historically exercised this discretion only with respect to General RONA Bonuses. The Committee exercises this discretion to encourage our employees to engage in activities and initiatives that drive and support the Win Strategy but have an adverse impact on General RONA Bonuses, such as significant restructuring initiatives.

The Committee may reduce the amount of any award of annual cash incentive compensation or long-term incentive compensation made outside of the Performance Bonus Plan other than Stock Incentives. The Committee also may reduce the amount of any award made under the Performance Bonus Plan as long as the award would continue to qualify as “performance-based” compensation under Section 162(m). The Committee retains this discretion for the following purposes:

•	to ensure greater control over final performance-based compensation amounts based on its assessment of our overall financial performance;

•	to preserve the integrity and deductibility of payments and ensure that performance-based compensation continues to effectively serve the interests of our business and our shareholders; and

•	to avoid inappropriately rewarding executive officers based on events or circumstances that were not expected at the beginning of the performance period.

The Committee has historically exercised this discretion only with respect to General RONA Bonuses awarded under the Performance Bonus Plan to the Chief Executive Officer, the Chief Financial Officer and the Executive Vice Presidents. At the beginning of the year, the Committee determines for each of these executive officers a target General RONA Bonus that is large enough to ensure that we meet our objectives for annual cash incentive compensation and, at the same time, preserve the ability of the Committee to exercise its discretion to reduce the amount of the award to an appropriate level as compared to the final amounts paid to executive officers who receive General RONA Bonuses outside the Performance Bonus Plan.

STOCK OWNERSHIP GUIDELINES.

In August 1996, the Committee recommended and our Board of Directors adopted stock ownership guidelines to further align the financial interests of our executive officers, directors and shareholders by encouraging the accumulation and retention of our common stock by our directors and executive officers. On August 15, 2007, the Committee increased the guidelines for our executive officers. The current guidelines for our directors and executive officers are as follows:

Participants	Guidelines
Chief Executive Officer	Five times annual base salary
Executive or Senior Vice Presidents	Three times annual base salary
Other executive officers	Two times annual base salary
Non-management directors	Four times annual retainer

To accommodate for the increases, the Committee also extended the recommended time period for achieving compliance with the guidelines to June 30, 2012 for all individuals who were serving as executive officers on August 15, 2007. For all other executive officers and all non-management directors, the recommended time period for achieving compliance with the guidelines is five years from election or appointment to the position that is subject to the guidelines. The Committee reviews share ownership information with the Chief Executive Officer in August of each year to ensure compliance with the guidelines. As of June 30, 2009, all executive officers and directors in their positions for at least five years were in compliance with the guidelines.

STOCK OWNERSHIP RESTRICTIONS.

We maintain an insider trading policy which, among other things, prohibits our executive officers from hedging their stock ownership positions or engaging in other speculative transactions that could lead to inadvertent violations of insider trading laws.

ELEMENTS OF EXECUTIVE COMPENSATION.

Our executive compensation program provides the Named Executive Officers with the elements of compensation described below. All of these elements are designed to work together to contribute to our continuing effort to achieve top-quartile performance among our peers and increase our stock price by pursuing the strategies and goals of the Win Strategy.

Base Salaries.

Each of the Named Executive Officers receives an annual base salary, paid monthly, as compensation for services rendered during the fiscal year. We provide base salaries to:

•	encourage and reward attainment of individual performance goals established during the annual performance review process;

•

recognize experience, expertise, level of responsibility, tenure, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and the success of our business; and

•	ensure that the executive compensation program remains competitive to attract, retain and motivate the highly-talented and ethical individuals necessary to advance the goals of the Win Strategy.

The Committee establishes a base salary range for each Named Executive Officer by using the Consultant’s annual review to analyze base salaries of persons holding comparable positions within the companies included in the annual review. The Committee determines the base salary for each Named Executive Officer for the next fiscal year based on the Named Executive Officer’s annual performance review, and compares the amount to the applicable market range to make sure that it is reasonable. The Committee may also increase base salaries, where appropriate, periodically throughout the fiscal year based on the results of interim performance reviews. The Committee generally tries to target base salary amounts at approximately the median of the companies included in the Consultant’s annual review.

During fiscal year 2009, the Named Executive Officers received the base salaries included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2009 on page 34. Those amounts reflect the following percentage changes in base salaries of the Named Executive Officers paid during fiscal year 2009 as compared to their base salaries paid during fiscal year 2008:

Named Executive Officer	Percentage Change in Base Salary
Donald E. Washkewicz*	(3.33)%
Timothy K. Pistell**	1.77%
Lee C. Banks***	0.90%
Heinz Droxner**	2.49%
Marwan M. Kashkoush***	5.98%

*	The Committee did not increase the base salary for Mr. Washkewicz at the beginning of fiscal year 2009. The Committee instead granted an additional General RONA Bonus to Mr. Washkewicz at the beginning of fiscal year 2009 in an effort to place a higher percentage of his total compensation “at risk” and subject to fluctuation based on our financial performance. The percentage decrease in Mr. Washkewicz’ base salary occurred as a result of the 10% base salary reduction described on page 12.
**	Mr. Pistell and Mr. Droxner received percentage increases of 5.28% and 6.02%, respectively, at the beginning of fiscal year 2009. These percentage increases were later reduced as a result of the 10% base salary reduction described on page 12.
***	Mr. Banks and Mr. Kashkoush received percentage increases of 2.99% and 6.40%, respectively, at the beginning of fiscal year 2009. On January 28, 2009, the Committee awarded base salary increases to each of these Named Executive Officers consistent with its philosophy of targeting base salary amounts at approximately the median of the companies included in the Consultant’s annual review, resulting in aggregate percentage increases of 5.79% and 9.06%, respectively. These percentage increases were later reduced as a result of the 10% base salary reduction described on page 12.

Annual Cash Incentive Compensation.

The Named Executive Officers are eligible to receive annual cash incentive compensation based on pre-determined financial and growth objectives relating to free cash flow, return on net assets and revenue growth. This category of compensation consists of five specific elements, which we refer to as Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses, Volume Incentive Bonuses and Sales Company Incentive Bonuses. All of the Named Executive Officers are eligible to receive Target Incentive Bonuses, General RONA Bonuses and Converted RONA Bonuses. As described on page 23, however, Mr. Droxner is the only Named Executive Officer that is eligible to receive a Volume Incentive Bonus and none of the Named Executive Officers is eligible to receive a Sales Company Incentive Bonus.

The Committee allocates a significant portion of the total compensation for executive officers to annual cash incentive compensation, which is wholly dependent on achieving pre-determined financial and operational goals. At the beginning of fiscal year 2009, for example, the Committee targeted General RONA Bonuses and Target Incentive Bonuses to represent 135% of base salary for the Chief Executive Officer, 54%-80% of base salary for the Chief Financial Officer, the Executive Vice Presidents and other executive officers with operational profit and loss responsibility, and 42%-64% of base salary for all other executive officers. The following table reflects the target percentage of base salary represented by Target Incentive Bonuses and General RONA Bonuses for each Named Executive Officer at the beginning of fiscal year 2009:

Named Executive Officer	Target Percentage of Base Salary— Target Incentive Bonuses and General RONA Bonuses
Donald E. Washkewicz	135%
Timothy K. Pistell	80%
Lee C. Banks	72%
Heinz Droxner	57%
Marwan M. Kashkoush	64%

The Committee pre-determines the performance measures applicable to each element by analyzing our annual goals and objectives for each performance measure and, for Target Incentive Bonuses, the Consultant’s annual review. The Committee directly and materially links annual cash incentive compensation to performance that drives and supports the Win Strategy.

Target Incentive Bonuses.

During fiscal year 2009, the Named Executive Officers received annual cash incentive compensation based on our free cash flow margin, which we refer to as Target Incentive Bonuses. Free cash flow margin is calculated as the percentage of sales represented by actual operating cash flow less capital expenditures, excluding discretionary pension contributions made during the fiscal year.

The Committee identified free cash flow margin as a performance measure critical to the financial performance and profitable growth goals of the Win Strategy. Maximizing free cash flow allows us to continue to pay annual dividends, acquire our outstanding shares to minimize shareholder dilution caused by Stock Incentives, and reinvest in our business by funding innovation and financing growth through acquisitions of businesses and technologies. Target Incentive Bonuses encourage executive officers to maximize free cash flow by increasing net income, implementing lean initiatives, controlling inventory, collecting receivables, controlling accounts payable and limiting capital expenditures. We have also identified a strong correlation between increases in free cash flow and increases in operating earnings.

During the first quarter of fiscal year 2009, the Committee set the following target awards for each of the Named Executive Officers after evaluating our annual plan for free cash flow margin and comparing the plan to the historical performance of the Peer Group to ensure its reasonableness:

Named Executive Officer	Target Awards—Target Incentive Bonuses
Donald E. Washkewicz	$630,000
Timothy K. Pistell	$235,000
Lee C. Banks	$140,000
Heinz Droxner	$ 74,000
Marwan M. Kashkoush	$120,000

The Committee developed the following table to illustrate how final Target Incentive Bonus amounts would be calculated at the end of fiscal year 2009:

FY09 Free Cash Flow Margin:	Less than 4.00%	4.00%	4.83%	5.67%	6.50%	7.13%	7.75%	8.38%	Greater than or equal to 9.00%
Payout %	0%	25%	50%	75%	100%	125%	150%	175%	200%

This table illustrates that each recipient of a Target Incentive Bonus would receive a year-end payout of 100% of his or her target award if our free cash flow margin for fiscal year 2009 was 6.50%, and a maximum payout of 200% of his or her target award if our free cash flow margin was greater than or equal to 9.00%. This table also illustrates that no Target Incentive Bonuses would be paid if our free cash flow margin for fiscal year 2009 was less than 4.00%. The payouts are calculated on a sliding-scale basis using this table. For example, a free cash flow margin of 7.00% would result in a payout of 120% of the applicable target award.

The Committee designed Target Incentive Bonuses to reward executive officers directly for performance in relation to our fiscal year 2009 annual plan and against the historical performance of the Peer Group. The Committee determined that a 6.50% free cash flow margin would meet our fiscal year 2009 annual plan. The Committee also estimated that 4.00%, 6.50% and 9.00% margins would represent bottom-quartile, median and top-quartile free cash flow margin results, respectively, within the Peer Group during fiscal year 2009.

Our actual free cash flow margin for fiscal year 2009 was 8.33%. As a result, each of the Named Executive Officers received 173.20% of his target award, which is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2009 on page 34.

Target Incentive Bonuses are paid in one lump sum in August for each executive officer whose Target Incentive Bonus is awarded under the Performance Bonus Plan, and are paid in three installments in March, June and August for all other executive officers. The March and June payments are estimated based on year-to-date results and the August payment represents the balance of the Target Incentive Bonus payable based on the actual results for the entire fiscal year. All payments are made in cash, except that the August payment may, at the election of the recipient, be deferred as a credit to the recipient’s account under the Executive Deferral Plan, which we describe on page 29.

General RONA Bonuses and Converted RONA Bonuses.

During fiscal year 2009, each of the Named Executive Officers received annual cash incentive compensation, which we refer to as General RONA Bonuses and Converted RONA Bonuses. The Committee awards General RONA Bonuses to our executive officers to encourage and reward performance which maximizes our returns on net assets. As previously disclosed in our Compensation Discussion and Analysis for fiscal year 2008, the Committee awards Converted RONA Bonuses to our executive officers in place of certain executive perquisites that were eliminated by the Committee effective January 1, 2008. The performance measure used to determine the amount of the payouts on Converted RONA Bonuses is the return on average net assets for all of our divisions. The performance measures used to determine the amount of the payouts on General RONA Bonuses are as follows:

•	for the Chief Executive Officer, the Chief Financial Officer and the Executive Vice Presidents, return on consolidated net assets;

•	for each operating group president who is not an Executive Vice President, the return on average division net assets for the divisions in his or her operating group; and

•	for all other executive officers, return on average net assets for all divisions.

Return on net assets is calculated by dividing earnings (operating income for the fiscal year) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves, at the beginning of the fiscal year and at the end of each quarter of the fiscal year).

The Committee identified return on net assets as a performance measure critical to the financial performance and profitable growth goals of the Win Strategy. The Committee uses General RONA Bonuses and Converted RONA Bonuses to encourage executive officers and other employees to increase segment income and control net average assets by reducing investments in assets and increasing efficiency in managing those investments. In addition, General RONA Bonuses and Converted RONA Bonuses encourage executive officers and other employees to increase sales and to reduce materials handling and other costs associated with excess inventory levels by taking profit margins, asset turnover and outside leveraging into account in measuring overall performance. The Committee also believes that offering Converted RONA Bonuses in lieu of certain eliminated executive perquisites is appropriate to keep us competitive in attracting, retaining and motivating present and future executive officers.

General RONA Bonuses awarded under the Performance Bonus Plan are paid in one lump sum in August. General RONA Bonuses awarded outside the Performance Bonus Plan and Converted RONA Bonuses are paid in four installments in October, January, April and August. Each installment is based on actual year-to-date results. We generally hold back 25% of the year-end estimate from each October, January and April installment to ensure that we have the flexibility to reconcile the August payments to final year-end results. During fiscal year 2009, however, we increased the hold back on the April 2009 installment to 50% of the year-end estimate to ensure greater flexibility based on the anticipated impact of the global economic recession during the last half of the year on our returns on net assets. All payments are made in cash, except that General RONA Bonus payments made in August may, at the election of the recipient, be deferred as a credit to the recipient’s Executive Deferral Plan account.

Converted RONA Bonus payments are not eligible for deferral under the Executive Deferral Plan, the Retirement Savings Plan described on page 27 or the Savings Restoration Plan described on page 28. Converted RONA Bonuses are also not considered in calculating benefits under the Pension Plan described on page 26, the Pension Restoration Plan described on page 29, the Supplemental Retirement Program described on page 29, the Executive Long-Term Disability Plan described on page 30 and the Change in Control Agreements described on page 30. The Committee determined that it would not be appropriate to allow Converted RONA Bonuses to be deferred under those plans or considered in those calculations because they are awarded in place of executive perquisites which, historically, were not used or taken into account for those purposes.

The Committee calculates General RONA Bonuses and Converted RONA Bonuses at each payment date as follows:

•	The applicable target amount awarded to the recipient at the beginning of the fiscal year is converted into a number of “RONA shares” based on our annual goals for return on net assets.

•

The applicable return on net assets is calculated by dividing earnings (year-to-date segment operating income) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves, at the beginning of the fiscal year and at the end of each applicable quarter-end to date).

•	The multiple is calculated as follows:

•	For that portion of the applicable return on net assets which is less than or equal to 35%, the multiple is 1% for every 5.6% of return on net assets.

•	For that portion of return on net assets in excess of 35%, the multiple is 1% for every 11.2% of the excess.

•

For General RONA Bonuses, the amount of the payout is calculated by multiplying the number of General RONA Bonus shares determined for the recipient by the multiple, and multiplying that total by the recipient’s base salary for the fiscal year.

•

For Converted RONA Bonuses, the amount of the payout is calculated by multiplying the number of Converted RONA Bonus shares determined for the recipient by the multiple, and multiplying that total by the midpoint of the recipient’s base salary range by comparable position within the companies included in the Consultant’s annual review.

During the first quarter of fiscal year 2009, the Committee awarded to each of the Named Executive Officers the following General RONA Bonus target amounts:

Named Executive Officer	General RONA Bonus Target Amount
Donald E. Washkewicz	$924,000
Timothy K. Pistell	$306,045
Lee C. Banks	$232,650
Heinz Droxner	$176,000
Marwan M. Kashkoush	$200,040

At the beginning of fiscal year 2009, the Committee adjusted the fiscal year 2008 Converted RONA Bonus target amounts by an inflation factor of 2.70%. The Committee then estimated the number of Converted RONA Bonus shares to be awarded in fiscal year 2009 by converting those target amounts into a target number of Converted RONA Bonus shares based on a target payout per Converted RONA Bonus share of 5% of the midpoint of each executive officer’s base salary range by comparable position within the companies included in the Consultant’s annual review. Those calculations resulted in the Committee awarding to each of the Named Executive Officers during the first quarter of fiscal year 2009 the following Converted RONA Bonus target amounts:

Named Executive Officer	Converted RONA Bonus Target Amount
Donald E. Washkewicz	$76,768
Timothy K. Pistell	$61,620
Lee C. Banks	$41,080
Heinz Droxner	$43,648
Marwan M. Kashkoush	$41,080

During fiscal year 2009, each of the Named Executive Officers received the General RONA Bonuses and Converted RONA Bonuses included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2009 on page 34. On August 12, 2009, the Committee compared the original General RONA Bonus amounts awarded to the Chief Executive Officer, the Chief Financial Officer and the Executive Vice Presidents at the beginning of fiscal year 2009 with the final amounts paid to the other executive officers. Based on that comparison, the Committee determined that it would be appropriate to reduce the final General RONA Bonus amounts awarded to those executive officers by 0.9%. The amounts reported in the table represent the final amounts paid to the Named Executive Officers following that exercise of discretion.

Volume Incentive Bonuses and Sales Company Incentive Bonuses.

During fiscal year 2009, our operating and regional group presidents who were not also Executive Vice Presidents were eligible to receive additional annual cash incentive compensation under either our Volume Incentive Plan, which we refer to as Volume Incentive Bonuses, or our Sales Company Incentive Plan, which we refer to as Sales Company Incentive Bonuses.

Volume Incentive Bonuses encourage our eligible group presidents to maximize sales growth internally and through acquisitions within their operating groups. Sales Company Incentive Bonuses encourage our eligible group presidents to maximize sales growth internally through his or her local sales companies. Based on our continued focus on increased market share, returns on invested capital and our stock price, the Committee identified sales growth as a performance measure critical to advance the financial performance and profitable growth goals of the Win Strategy. The Committee uses Volume Incentive Bonuses and Sales Company Incentive Bonuses to reward our eligible group presidents for performance that approaches or exceeds our annual sales growth goals.

Each participant in the Volume Incentive Plan receives a Volume Incentive Bonus equal to 1% of base salary for each 1% of sales by which his or her operating group exceeds its sales for the prior year by between 7.5% and 15%, and 2% of base salary for each 1% of sales by which his or her operating group exceeds its sales for the prior year by more than 15%. Payouts are calculated on a sliding-scale basis so that, for example, if fiscal year sales for a particular operating group exceed its sales for the prior fiscal year by 8.0%, then the participant would receive a Volume Incentive Bonus equal to 0.5% of his or her base salary. Volume Incentive Bonuses are capped at an overall maximum of 15% of base salary. Volume Incentive Bonuses are paid in cash and in one lump sum in August.

Each participant in the Sales Company Incentive Plan receives a Sales Company Incentive Bonus which consists of a cash bonus equal to 1% of base salary for each 1% of sales by which our local sales companies exceed their sales for the prior year, plus an additional General RONA Bonus. We do not take the impact of acquisitions into account in calculating the additional cash bonus. Similar to Volume Incentive Bonuses, payouts are calculated on a sliding-scale basis. Sales Company Incentive Bonuses are capped at an overall maximum of 30% of base salary, and are paid in cash and in one lump sum in August.

As disclosed on page 12, no executive officer received a Volume Incentive Bonus or Sales Company Incentive Bonus for fiscal year 2009. In fiscal year 2009, Mr. Droxner was the only Named Executive Officer eligible to receive a Volume Incentive Bonus and no Named Executive Officer was eligible to receive a Sales Company Incentive Bonus.

Long-Term Incentive Compensation.

The Named Executive Officers receive long-term incentive compensation consisting of long-term incentive awards, which we refer to as LTI Awards, and stock options with tandem stock appreciation rights, which we refer to as Stock Incentives. The target amounts of LTI Awards and the number of Stock Incentives awarded to the Named Executive Officers are based on similar compensation awarded to persons holding comparable positions within the companies included in the Consultant’s annual review.

LTI Awards and Stock Incentives encourage long-term focus on shareholder value and are directly and materially linked to performance that advances both the financial performance and profitable growth goals of the Win Strategy over the long-term. LTI Award payouts are based on a comparison of our performance against the Peer Group in certain annual revenue, earnings and return on invested capital results over a three-year performance period. The holders of Stock Incentives realize a payout only if our stock price increases above the applicable grant price over a long-term vesting period. LTI Awards and Stock Incentives work together to align the long-term financial interests of our executive officers and shareholders.

LTI Awards and Stock Incentives are granted to eligible employees on an annual basis at the first meeting of the Committee following our public earnings release for the fourth-quarter of the preceding fiscal year. This meeting is typically held in August of each year and is scheduled at least one year in advance. The only exceptions to this practice are that pro-rated LTI Awards are granted to individuals who become executive officers, are promoted to new executive officer positions or are given increased responsibilities during a performance period, and reload grants of Stock Incentives occur automatically upon certain exercises of Stock Incentives.

For example, on August 14, 2008 the Committee granted Mr. Banks a pro rata adjustment to his LTI Awards for the fiscal year 2007-08-09 and 2008-09-10 performance periods due to his promotion to Executive Vice President and Operating Officer. Specifically, the Committee adjusted the original awards to Mr. Banks of 8,700 target LTI Award restricted shares at the beginning of fiscal year 2007 and 10,500 target LTI Award restricted shares at the beginning of fiscal year 2008 to 11,239 and 11,900 target LTI Award restricted shares, respectively.

The Committee does not grant LTI Awards or Stock Incentives to executive officers in anticipation of the release of significant positive earnings announcements or other material non-public information likely to result in changes to the price of our common stock. Similarly, the Committee does not time the release of material non-public information based on Stock Incentive grant dates.

LTI Awards.

Each of the Named Executive Officers received a target LTI Award of restricted shares during the first quarter of fiscal year 2009. The actual LTI Award payouts will be calculated following the three-year performance period ending June 30, 2011 by comparing our compound annual revenue growth, compound annual growth in fully diluted earnings per share from continuing operations and average return on invested capital from continuing operations against the corresponding results for all members of the Peer Group during their three most recent fiscal years.

The Committee has identified long-term revenue growth, earnings per share growth and returns on invested capital as performance measures critical to the financial performance and profitable growth goals of the Win Strategy. The Committee uses LTI Awards to encourage executive officers to maximize those measures by providing on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution.

During the first quarter of fiscal year 2009, the Committee established weights of 20% for compound annual revenue growth, 40% for compound annual growth in fully diluted earnings per share from continuing operations and 40% for average return on invested capital from continuing operations for the fiscal year 2009-10-11 performance period. The Committee determined that higher weights for the earnings per share and return on invested capital measures would allow the more profitable growth measures to have a greater impact on LTI Award payouts. The Committee granted to each of the Named Executive Officers the following target LTI Awards based on the following target LTI Award values, which the Committee determined to be competitive compared to similar long-term incentive compensation offered within the companies included in the Consultant’s annual review:

Named Executive Officer	Target LTI Award Restricted Shares	Target LTI Award Values
Donald E. Washkewicz	48,500	$ 3,295,350
Timothy K. Pistell*	15,050	$ 1,023,000
Lee C. Banks	10,500	$ 725,000
Heinz Droxner	4,950	$ 352,000
Marwan M. Kashkoush	9,250	$ 648,000

*	Mr. Pistell received an award of 12,300 target LTI Award restricted shares with a target LTI Award value of $836,000 at the beginning of fiscal year 2009. The Committee granted an additional award of 2,750 target LTI Award restricted shares to Mr. Pistell on September 19, 2008 consistent with its philosophy of targeting LTI Award values at approximately the median of the companies included in the Consultant’s annual review.

The target LTI Award restricted shares shown in this table are also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards – Target” column of the Grants of Plan-Based Awards for Fiscal Year 2009 table on page 36. The “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2009 on page 34 includes the Financial Accounting Standards Board Statement No. 123(R) expense that we recognized for these awards in fiscal year 2009.

The Committee developed the following table to illustrate how final LTI Award payouts would be calculated at the end of fiscal year 2011:

Peer Group Percentile Rank:	Less than or equal to 35	42.5	50	62.5	Greater than or equal to 75
Payout %	0%	50%	100%	150%	200%

At the end of fiscal year 2011, the Committee will determine our percentile rank as compared to the Peer Group for each of the three performance measures. Using this table, the Committee will calculate the portion of the target LTI Award value earned with respect to each performance measure. The Committee will multiply each portion by its applicable weight and add up the total to determine the total LTI Award payout for the fiscal year 2009-10-11 performance period. This table illustrates that LTI Award participants will receive the maximum payout of 200% of the applicable target LTI Award value if we rank at or above the 75th percentile among the Peer Group in the aggregate based on all three performance measures, and will receive no payout if we rank at or below the 35th percentile in the aggregate based on all three performance measures.

On August 8, 2008, the Committee determined that LTI Award payouts for the fiscal year 2009-10-11 performance period may not be settled in cash or deferred into the Executive Deferral Plan. The intent of this change is to reduce income statement variability caused by required fair value re-measurement of awards that allow participants to choose the form of settlement. LTI Award payouts for performance periods ending prior to the fiscal year 2009-10-11 period may be paid after the end of the applicable three-year performance period in restricted shares or as a contribution to the recipient’s Executive Deferral Plan account if the recipient so elects, or in the case of a retiree, in cash, as provided in the terms of the awards. All restricted shares issued in payment of an LTI Award have a three-year vesting period and entitle the holder to receive non-refundable dividends and vote the shares during that vesting period. The amount of any Executive Deferral Plan contribution will be the number of restricted shares earned multiplied by the closing price of our common stock on June 30 of the final year of the applicable performance period.

The Committee designed LTI Awards to reward executive officers directly in relation to our long-term performance against the Peer Group. The Committee determined that requiring performance in excess of the 50th percentile for a payout in excess of 100% would encourage executive officers to achieve performance above median Peer Group performance. The Committee also determined that requiring performance at the 75th percentile for a maximum payout, and awarding no payout for performance at or below the 35th percentile, would further encourage executive officers to achieve top-quartile performance within the Peer Group.

In addition, each of the Named Executive Officers received a payout under LTI Awards granted in fiscal year 2007 for the three-year performance period ended June 30, 2009. The Committee determined that we achieved the following percentile rankings among the Peer Group with respect to the LTI Award performance measures for that performance period:

Performance Measure	Result	Percentile Rank*
Compound annual revenue growth	3.18%	-0-
Compound annual growth in fully diluted EPS	(3.84)%	8th
Average return on invested capital	8.21%	52nd

*	Unlike the Peer Group percentile ranks described above for the fiscal year 2009-10-11 performance period, payouts of 50%, 100% or 150% of the applicable target LTI Award value for the fiscal year 2007-08-09 performance period shown in this table require Peer Group percentile ranks of 45th, 55th and 65th, respectively.

As a result, each of the Named Executive Officers received the LTI Award payout in fiscal year 2009 included in the “Stock Awards – Number of Shares or Units of Stock That Have Not Vested” column of the Outstanding Equity Awards at June 30, 2009 table on page 38. Each payment represents a total payout of 34.76% of the target LTI Award values for the three-year performance period ended June 30, 2009.

Stock Incentives.

Each of the Named Executive Officers received Stock Incentives under our 2003 Stock Incentive Plan during the first quarter of fiscal year 2009. The Committee grants Stock Incentives to executive officers to encourage and reward efforts and accomplishments that advance the goals of the Win Strategy and make other contributions to maximize our stock price.

The number of Stock Incentives granted by the Committee is determined by utilizing the Black-Scholes valuation model to convert a target dollar value into the number of Stock Incentives to be granted. The Committee uses the Consultant’s annual review to set the target dollar values at the median of similar compensation offered within the companies included in the annual review. The following table shows the Black-Scholes Value and the number of Stock Incentives granted to each of the Named Executive Officers in the first quarter of fiscal year 2009:

Named Executive Officer	Black-Scholes Target Value	Stock Incentive Grants (# of Underlying Shares)
Donald E. Washkewicz	$3,295,350	162,000
Timothy K. Pistell	$ 836,000	41,000
Lee C. Banks	$ 725,000	35,000
Heinz Droxner	$ 352,000	17,100
Marwan M. Kashkoush	$ 648,000	31,350

The fiscal year 2009 Stock Incentive grants shown in this table are also included in the “All Other Option Awards: Number of Securities Underlying Options” column of the Grants of Plan-Based Awards for Fiscal Year 2009 table on page 36 and the “Option Awards – Number of Securities Underlying Unexercised Options – Unexercisable” column of the Outstanding Equity Awards at June 30, 2009 table on page 38. The “Option Awards” column of the Summary Compensation Table for Fiscal Year 2009 on page 34 includes the Financial Accounting Standards Board Statement No. 123(R) expense that we recognized for these awards in fiscal year 2009.

As required by the terms of our 2003 Stock Incentive Plan, all Stock Incentives have an exercise price equal to the closing price of our common stock on the date of grant. The plan does not permit the re-pricing of Stock Incentives. The Committee analyzes the terms of our 2003 Stock Incentive Plan and the Consultant’s annual review to establish all other terms of Stock Incentives. Stock Incentives have a ten-year term and vest in one-third increments over three years following the grant date. Upon vesting, the holder may exercise all or any portion of the award as either a stock option or a stock appreciation right, but not both. When vested, each option entitles the holder to purchase the shares underlying the option at the grant price. When vested, each stock appreciation right entitles the holder to receive the increase in value of one common share from the grant date to the date of exercise.

Upon exercise of options or stock appreciation rights, common shares are issued directly to the holder. The appreciation in stock appreciation rights is calculated by subtracting the grant price from the fair market value of the common shares at exercise, and multiplying the result by the number of stock appreciation rights exercised. The number of common shares to be issued is determined by dividing that appreciation by the market price of the common shares at exercise.

If an executive officer exercises a Stock Incentive as an option by surrendering shares to satisfy the exercise price, the executive officer will receive a reload grant of stock appreciation rights to restore the appreciation lost on the shares that were surrendered to pay the option cost. The number of stock appreciation rights granted is equal to the number of shares surrendered. The reload grant has the same expiration date as the underlying grant. The reload grant price is equal to the closing stock price of our common stock on the date of exercise of the underlying grant. The reload grant vests one year from the date of exercise if the executive officer remains employed with us and retains ownership of the shares received from the exercise for one year, less shares surrendered or sold to pay income taxes. Grants of stock options or stock appreciation rights made prior to the executive officer’s appointment as an executive officer do not offer these reload grants.

During fiscal year 2009, none of the Named Executive Officers exercised any Stock Incentives previously granted under our 2003 Stock Incentive Plan and 1993 Stock Incentive Program.

Employee Benefits.

The Named Executive Officers are eligible to participate in various employee benefit plans and programs. These plans and programs reflect experience, expertise, level of responsibility, longevity and advancement. We use these plans to ensure that our executive compensation program remains sufficiently competitive to attract, retain and motivate the executive officers and other employees necessary to advance the goals of the Win Strategy.

Qualified Benefit Plans.

During fiscal year 2009, the Named Executive Officers participated in the following tax-qualified benefit plans and programs:

•	The Parker-Hannifin Consolidated Pension Plan, which we refer to as the Pension Plan; and

•	The Parker Retirement Savings Plan, which we refer to as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which most full-time non-union U.S. salaried employees hired prior to April 1, 2004 participate. The Pension Plan offers normal retirement, early retirement and death benefits. The monthly normal retirement benefit is the greater of a minimum benefit and an amount based on final average pay. The calculation of the minimum benefit and final average pay amounts can be summarized as follows:

Minimum Benefit:	$21.00 multiplied by years of service, up to a maximum of 40 years.
Final Average Pay Amount:

•     0.75% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses up to the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

•     1.36% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses in excess of the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

•     0.50% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses, multiplied by years of service in excess of 35 up to a maximum of 5 years.

The amount of the benefit is reduced by 6% per year for each year prior to age 65 if retirement occurs before age 65 and after age 55. We elected to freeze new participation in the Pension Plan in 2004. All participants as of April 1, 2004 were given the option to either remain in the Pension Plan or terminate in favor of maintaining a retirement income account under the Retirement Savings Plan. Employees hired after April 1, 2004 were not eligible to participate in the Pension Plan and instead maintain a retirement income account under the Retirement Savings Plan. Each of the Named Executive Officers other than Mr. Kashkoush elected to remain in and continue to accrue benefits under the Pension Plan. Mr. Kashkoush elected to terminate his participation in the Pension Plan and maintain a retirement income account under the Retirement Savings Plan. All benefits accrued by Mr. Kashkoush and the other employees who elected to terminate participation in the Pension Plan were frozen as of June 30, 2004. Those employees initiated their retirement income accounts on July 1, 2004.

The Retirement Savings Plan is a qualified defined contribution pension plan under Section 401(k) of the Internal Revenue Code. Most full-time U.S. employees are eligible to participate in the Retirement Savings Plan. Participants may make pre-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Converted RONA Bonuses are not eligible for deferral under the Retirement Savings Plan. We provide to each participant a matching contribution of 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed. As described above, certain participants also maintain a retirement income account within the Retirement Savings Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation up to the Internal Revenue Service statutory limit (currently $245,000 per year) determined based on age and length of service. These contributions range from 0.5% to 6% of the participant’s compensation which does not exceed that limit. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. The contributions made by us under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2009 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2009 on page 34.

Non-Qualified Benefit Plans.

During fiscal year 2009, the Named Executive Officers participated in the following non-qualified benefit plans and programs:

•	The Parker Hannifin Savings Restoration Plan, which we refer to as the Savings Restoration Plan;

•	The Parker Hannifin Executive Deferral Plan, which we refer to as the Executive Deferral Plan;

•	The Parker-Hannifin Corporation Pension Restoration Plan, which we refer to as the Pension Restoration Plan; and

•	The Parker-Hannifin Corporation Supplemental Executive Retirement Benefits Program, which we refer to as the Supplemental Retirement Program.

The Savings Restoration Plan is available to employees who earn base salaries in excess of $130,000 per year and who are otherwise eligible to participate in the plan. The Savings Restoration Plan was established to restore deferral opportunities and matching contributions lost because of statutory limits in the Retirement Savings Plan. Specifically, the Savings Restoration Plan allows executive officers to defer a portion of their pre-tax compensation and receive matching contributions from us that would have been available under the Retirement Savings Plan if the Internal Revenue Service statutory limit did not exist. Converted RONA Bonuses are not eligible for deferral under the Savings Restoration Plan. Each Named Executive Officer may annually defer to his or her Savings Restoration Plan account any portion of the compensation that he cannot defer under the Retirement Savings Plan due to the statutory limit, other than Converted RONA Bonuses, up to the greater of 20% of base pay or $25,000. We provide to each participant a matching contribution of common stock equal to 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed, reduced by the maximum matching contribution available to the participant under the Retirement Savings Plan. We also take into account the matching contributions made under the Retirement Savings Plan to ensure that the maximum match under both plans does not exceed $17,000. In addition, all participants who maintain a retirement income account within the Retirement Savings Plan also maintain a separate retirement income account within the Savings Restoration Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation in excess of the Internal Revenue Service statutory limit determined based on age and length of service. These contributions range from 0.5% to 6% of the amount of the participant’s compensation in excess of that limit. All deferrals and contributions are made under the Savings Restoration Plan by accounting entry rather than any physical exchange of cash or common stock. Participants also accrue earnings, on an accounting-entry basis, on deferrals based on the performance of various investment fund choices and on contributions based on the performance of our common stock. Participants are our unsecured creditors for their respective account balances. Account balances are paid out upon any of the following events as follows:

Retirement:	Balances are distributed to the participant in either a lump sum or in periodic installments, based on a prior election by the participant. The participant can delay the commencement of payments at least five years following retirement. Balances continue to accumulate earnings under the various investment funds at all times during the payout period.
Termination Before Retirement:	Balances accruing on or prior to December 31, 2004 are, at our election, distributed to the participant in either a lump sum upon termination or in periodic installments. Account balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum upon termination.
Disability:	If we determine that a participant is totally disabled, the participant’s account balance will be paid upon termination in the same manner as if he or she retired.
Withdrawals During Employment:	Balances can be withdrawn without penalty during employment only if we determine that the participant suffered severe financial hardship. Balances accruing on or prior to December 31, 2004 can also be withdrawn voluntarily during employment, subject to a 10% forfeiture penalty.
Death:	Balances are distributed to the participant’s beneficiary in a lump sum or, if elected by the participant, in installments.
Change in Control:	Balances accruing on or prior to December 31, 2004 are distributed to the participant in a lump sum without penalty if the participant expressly elected a lump sum. If the participant did not expressly elect a lump sum, distributions are treated as unscheduled withdrawals and are subject to a forfeiture penalty of 5% if they are withdrawn within 30 days or 10% if they are withdrawn beyond the 30-day period. Balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum.

Our matching contributions made under the Savings Restoration Plan for the Named Executive Officers during fiscal year 2009 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2009 on page 34. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan during fiscal year 2009 are included in the Nonqualified Deferred Compensation for Fiscal Year 2009 table on page 42.

The Executive Deferral Plan is available to executive officers and certain other key employees. The Executive Deferral Plan provides executive officers with an opportunity to defer a portion of their compensation (in addition to that deferred under the Retirement Savings Plan and the Savings Restoration Plan) on a pre-tax basis, including LTI Award payouts for performance periods prior to the fiscal year 2009-10-11 period, Target Incentive Bonuses and General RONA Bonuses, and to accumulate tax-deferred earnings on the deferrals. LTI Award payouts for the fiscal year 2009-10-11 performance period and Converted RONA Bonuses are not eligible for deferral under the Executive Deferral Plan. Each executive may defer to his or her account up to 80% of base salary, 80% of General RONA Bonuses paid in August and Target Incentive Bonuses paid in August, and 100% of LTI Award payouts for performance periods prior to the fiscal year 2009-10-11 period. Similar to the Savings Restoration Plan, all deferrals are made under the Executive Deferral Plan by accounting entry rather than any physical exchange of cash. Participants also accrue earnings on an accounting-entry basis based on the performance of various investment fund choices. Participants are our unsecured creditors for their respective account balances. Account balances are paid out upon the same events and in the same manner as account balances under the Savings Restoration Plan, except for distributions made upon a change in control. In that case, balances are distributed to the participant or the participant’s beneficiary in a lump sum. Prior to distribution, the balances are increased to reflect any “gross-up” amount necessary to offset federal excise taxes and any after-tax value the participant would have received if the account had remained in place and been paid as elected by the participant. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Executive Deferral Plan during fiscal year 2009 are included in the Nonqualified Deferred Compensation for Fiscal Year 2009 table on page 42.

The Pension Restoration Plan is available to all individuals who participate in the Pension Plan or any other qualified benefit plan and who are otherwise eligible to participate in the Pension Restoration Plan. The Pension Restoration Plan was established to restore benefits lost because of statutory limits on the Pension Plan. Specifically, the benefits available under the Pension Restoration Plan equal the amount that would be payable to the participant under the Pension Plan in excess of the Internal Revenue Service statutory limit if that limit did not exist and the participant had not elected to defer any compensation under the Savings Restoration Plan and the Executive Deferral Plan. Similar to the Pension Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Pension Restoration Plan.

The Supplemental Retirement Program was established to provide executive officers with retirement benefits supplemental to the benefits under the Pension Plan. The benefit provided under the Supplemental Retirement Program is intended, at age 65, to provide to participants with at least 15 years of service 55% of the average of the three highest years of base salary plus annual cash incentive compensation. Similar to the Pension Plan and the Pension Restoration Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Supplemental Retirement Program. Volume Incentive Bonuses, Sales Company Incentive Bonuses, LTI Awards and Stock Incentives are also not considered in calculating the benefits available under the Supplemental Retirement Program. The benefit is subject to reduction for early retirement, less than 15 years of service, benefits under the Pension Plan, the Pension Restoration Plan and any of our non-U.S. pension plans, 50% of primary social security benefits and 100% of any similar non-U.S. state-provided retirement benefits, and contributions to the participant’s retirement income accounts under the Retirement Savings Plan and the Savings Restoration Plan. Participants vest at age 60, or at age 55 with the consent of the Committee, and with five years of participation in the Supplemental Retirement Program, or a lesser period established by the Committee at the time they become participants. Prior to April 23, 2009, a vested participant was also required to have at least 10 years of service to receive a benefit under the Supplemental Retirement Program. On April 23, 2009, however, our Board of Directors amended the Supplemental Retirement Program to provide that vested participants with at least 5 years of service can receive a benefit. During fiscal year 2007, the Finance Committee of our Board of Directors adopted an amendment to the Pension Plan which allows us to shift some of our obligations under the Supplemental Retirement Program to the Pension Plan. Under the amendment, as participants vest under the Supplemental Retirement Program, their Pension Plan formulas will be modified to shift a portion of their benefits from the Supplemental Retirement Program to the Pension Plan (up to the limits established by statute and under the Pension Plan). We incurred no additional cost or liability and participants receive no additional value under the Supplemental Retirement Program as a result of the amendment. We and the participants do, however, receive various tax benefits as a result of the amendment.

Health and Welfare Benefits.

The Named Executive Officers participated in various health and welfare programs generally available to all employees during fiscal year 2009. The Named Executive Officers also participated in our Officer Life Insurance Plan and Executive Long-Term Disability Plan.

Under the Officer Life Insurance Plan, we pay all required premiums for life insurance on executive officers who were participants prior to January 1, 2008, which includes the Named Executive Officers, for the longer of 10 years or until the executive officer reaches age 65. The premiums are designed to allow for accumulation of cash surrender values sufficient to fund the policies during retirement up to age 95, assuming that the participant invests only in the policy’s fixed income account, and to maintain death benefits equal to:

•	five times base salary during employment and two times final base salary after retirement at age 65 for the Chief Executive Officer;

•

four times base salary during employment and two times final base salary after retirement at age 65 for the Chief Financial Officer and the Executive Vice President – Sales, Marketing and Operations Support; and

•	three times base salary during employment and two times final base salary after retirement at age 65 for all other Named Executive Officers and other participants.

We will not make any post-retirement premium payments on behalf of any executive officer who becomes a participant on or after January 1, 2008 and retires prior to reaching age 65 or 10 years of participation in the plan.

If the participant retires between ages 55 and 65, the post-retirement death benefit is reduced by 10% of base salary for each year prior to age 65 that the participant retires. The amount of the death benefit is adjusted each year on January 1st based on the participant’s base salary as of the preceding December 1st. The policies underlying the plan are cash value life insurance policies owned by the participants. Cash surrender values accrue earnings based on their investment in various funds offered within the policies. The premiums we paid on behalf of the Named Executive Officers during fiscal year 2009 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2009 on page 34.

The Executive Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of two-thirds of base salary plus Target Incentive Bonuses and General RONA Bonuses paid during the calendar year ending December 31 of the year prior to the disability, up to a maximum benefit of $33,000 per month. Our executive officers are not eligible to receive the long-term disability benefit generally available to other employees.

Change in Control Agreements.

We are not a party to any written employment agreements with our executive officers. We have, however, entered into separate Change in Control Severance Agreements with our executive officers, which we refer to as the Change in Control Agreements. We are not obligated to pay severance to executive officers under any agreement other than the Change in Control Agreements. The executive officers are, however, eligible to receive severance upon termination for reasons other than a change in control in accordance with our general severance policy for salaried employees. The Change in Control Agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests in the event of a change in control. The Committee determined that the amounts payable under the Change in Control Agreements are reasonable and necessary to achieve those objectives. The Potential Payments upon Termination or Change of Control at June 30, 2009 tables and the related narrative descriptions beginning on page 43 provide additional information on the Change in Control Agreements, including a brief discussion of the material provisions of the Change in Control Agreements beginning on pages 46 and 47 under the captions “Payments upon a Change in Control” and “Payments upon a Qualifying Termination in Connection with a Change in Control”.

Indemnification Agreements.

We enter into separate Indemnification Agreements with each of our executive officers. Each agreement remains in effect during and after employment with respect to any action taken while the individual serves as an executive officer. The agreements are designed to attract, retain and motivate executive officers by encouraging reasonable and measured risk-taking in the interests of our business and our shareholders, and protecting against liabilities incurred in the performance of their duties to the maximum extent permitted by Ohio law.

The agreements provide for indemnification for all expenses, including attorney fees, judgments, fines and settlement amounts, that the executive officer incurs by reason of his or her service:

•

in a civil action or proceeding by another party (unless it is proven that the officer’s act or failure to act was taken with deliberate intent to cause injury to our business or in reckless disregard for the best interest of our business); or

•	in a criminal action or proceeding (unless the officer had reasonable cause to believe his or her conduct was unlawful).

Executive Perquisites.

During fiscal year 2009, we made various executive perquisites available to each of the Named Executive Officers. These perquisites are offered to promote the business objectives for each perquisite as described below and to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals necessary to advance the goals of the Win Strategy. The costs of these perquisites for the Named Executive Officers reportable for fiscal year 2009 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2009 on page 34.

Private Clubs. We pay or reimburse initiation fees for one private club for each executive officer. We also provide a gross up payment to account for taxes assessed against the executive officers with respect to those fees. We offer these perquisites to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at offsite locations. We also pay or reimburse the initiation fees and provide gross up payments on those fees for additional clubs for the Chief Executive Officer, the Chief Financial Officer and at the Executive and Senior Vice President levels on a business-needs basis and only with appropriate advance approval.

Spousal Travel. In limited circumstances and only with appropriate advance approval, we reimburse our executive officers for transportation, lodging, meals, entertainment and other travel expenses for their spouses or other family members who accompany them on out-of-town business. We offer these perquisites to encourage executive officers to spend an appropriate amount of time with their direct reports in locations away from corporate headquarters, to allow executive officers and their spouses to develop a more personal relationship with the executive officers’ subordinates and their families, and to encourage spouses to attend retirement parties, funerals, business dinners and other corporate functions at locations away from their homes.

Executive Physicals. We pay for annual physicals, colonoscopies, mammograms and pap smears, and any necessary travel vaccinations, for each of our executive officers and certain other key employees. We offer this perquisite as part of our overall preventive medicine program to promptly identify and address medical issues and to preserve our investment in our executive officers by encouraging executive officers to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Leased Vehicles. We lease an automobile for each of our executive officers and for certain other key employees. We offer this perquisite to provide executive officers with use of a company car for business travel needs, recognizing that the vehicles can also be used for personal purposes. We pay or reimburse each of the executive officers for lease payments on one automobile, typically for a three-year term. All executive officers have a maximum allowance of $1,570 per month. We also reimburse the executive officers for the cost of tires and maintenance and provide insurance on each vehicle during the lease term. We require each executive officer to take title to his or her vehicle at the end of the lease term because we amortize the entire cost of the ve-

hicle over the lease term. The executive officer is responsible for the payment of all taxes assessed during the lease term and all taxes assessed on the fair market value of the vehicle at the time of title transfer.

Company Apartments. We maintain apartments in Cleveland, Ohio, Newport Beach, California and London, England to provide accommodations to employees working off-site at or relocating to our primary facilities. The apartments are also available to the executive officers for personal use with appropriate advance approval if they are not otherwise being used for business purposes.

Entertainment Venues. We maintain loges, boxes and tickets at various entertainment venues to provide civic support to arts, entertainment and other cultural activities at certain significant business locations and to provide a favorable setting for our employees to entertain customers and other business associates. The loges, boxes and tickets are, however, available to executive officers for personal use if they are not otherwise being used for business purposes. We pay all costs of admission, but all costs of food are paid by the executive officer using the venue only for personal use.

Corporate Aircraft. In limited circumstances, we provide our executive officers with use of corporate aircraft for non-business purposes at no cost. The executive officers may only use corporate aircraft for non-business travel if the flight was previously authorized for business purposes, there are available seats that are not being used for those business purposes and the officer’s use does not involve a deviation or extension of the planned business-travel itinerary.

CHANGES TO EXECUTIVE COMPENSATION PROGRAM FOR FISCAL YEAR 2010.

•	Wage Freeze / Base Salary Reduction: As described on page 12, the “wage freeze” and 10% base salary reduction will apply to all executive officers during at least a portion of fiscal year 2010.

•

Claw-Back Policy: On August 13, 2009, our Board of Directors adopted a “claw-back policy”. This policy allows us to recover or withhold any Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses or LTI Awards granted on or after July 1, 2009 which are paid or payable to an executive officer if:

•

payment, grant or vesting was based on the achievement of financial results that were subsequently the subject of a restatement of any of our financial statements filed with the U.S. Securities and Exchange Commission;

•	our Board of Directors determines in its sole discretion that the fraud or misconduct of the executive officer caused or contributed to the need for the restatement;

•	the amount that would have been paid or payable to the executive officer would have been less if the financial results been properly reported; and

•

our Board of Directors determines in its sole discretion that it is in our best interests and in the best interests of our shareholders to require the executive officer to repay or forfeit all or any portion of the amount paid or payable.

•

Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan: On August 13, 2009, our Board of Directors adopted and approved the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan and the submission of the plan for approval by our shareholders at the 2009 Annual Meeting of Shareholders. The new plan will be implemented in fiscal year 2010 if approved by our shareholders at our 2009 Annual Meeting of Shareholders. The plan reflects a number of philosophical and structural changes as compared to our 2003 Stock Incentive Plan and 1993 Stock Incentive Program. Among other things, the plan provides the Committee with the flexibility to issue restricted stock units, permits LTI Award payouts to be made in unrestricted shares and does not permit reload grants of Stock Incentives. Our Board of Directors’ recommendation of the plan for approval by our shareholders at the 2009 Annual Meeting of Shareholders, as well as a summary of the terms of the plan, are provided beginning on page 56 of this Proxy Statement. The full text of the plan is attached as Appendix A of this Proxy Statement.

•	Realignment of LTI Award Performance Periods:

The Committee has historically calculated LTI Award payouts by comparing our fiscal year performance against the performance of the Peer Group during their most recent fiscal years. The primary advantage of using fiscal year performance is that it allows the Committee to use our audited financial information as well as the audited financial information for each member of the Peer Group. The primary disadvantage, however, is that it causes a significant disconnect in the periods being compared because, of the 19 members of the Peer Group, 14 have fiscal years ending December 31, one has a fiscal year ending October 31, three have fiscal years ending September 30 and one has a fiscal year ending July 31. As a result, it measures our performance as of June 30 against the performance of the Peer Group during periods ending between 6 and 11 months prior to June 30.

To remedy this issue, on August 12, 2009 the Committee realigned the performance periods used to calculate LTI Award payouts so that our results will be measured on a calendar year basis and the results of the Peer Group will continue to be measured on a fiscal year basis. The primary advantage of the realignment is that it will provide a more accurate measure of our performance against the Peer Group and better align pay with performance by measuring the Company and 14 members of the Peer Group on exactly the same performance period, with the remaining five members of the Peer Group being measured during periods ending only 2, 3 or 5 months prior to the calendar year end. The primary disadvantage of using calendar year performance, however, is that it requires the Committee to use unaudited financial information for the Company.

The Committee determined that the transition from a fiscal year to a calendar year measurement period would need to be completed in three steps. First, on August 12, 2009, the Committee awarded to each of our executive officers a full LTI Award, to be measured on a fiscal year basis, for the fiscal year 2010-11-12 performance period. Second, during fiscal year 2010 the Committee will award to each of our executive officers a partial award for the calendar year 2010-11-12 performance period, to be measured on a calendar year basis for the Company and a fiscal year basis for the Peer Group. The Committee established the partial award at 50% of target to cover three six-month gap periods created by the transition. Third, during fiscal year 2011 the Committee will award to each of our executive officers, for the calendar year 2011-12-13 performance period, the first full award to be measured on a calendar year basis for the Company and a fiscal year basis for the Peer Group.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Corporation’s management and, based on such review and discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Human Resources and Compensation Committee:

Wolfgang R. Schmitt, Chairman

Robert J. Kohlhepp

Candy M. Obourn

Joseph M. Scaminace

James L. Wainscott

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2009

The following table sets forth compensation information for our Named Executive Officers for fiscal years 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings ($)	All Other Compen- sation ($)	Total ($)
Donald E. Washkewicz, Chief Executive Officer, President and Chairman of the Board	2009 2008 2007	1,116,500(1) 1,155,000 1,155,000	(1,281,862) 4,882,896 8,327,900	2,732,940 4,836,956 3,416,592	1,933,120(4) 2,230,069 1,854,009	3,446,355(5) 2,795,390 2,030,036	163,056(6) 231,758 281,472	8,110,109 16,132,069 17,065,009
Timothy K. Pistell, Chief Financial Officer and Executive Vice President – Finance and Administration	2009 2008 2007	657,430(1) 646,000 620,000	(283,372) 1,570,480 2,484,349	1,246,797 1,736,062 954,142	717,248(4) 727,143 582,495	1,612,366(5) 1,451,974 1,101,530	114,476(6) 184,375 223,044	4,064,945 6,316,034 5,965,560
Lee C. Banks, Executive Vice President and Operating Officer	2009 2008 2007	506,533(1) 502,000 467,834	(111,425) 891,259 1,834,000	617,633 896,150 409,369	476,018(4) 514,985 388,891	589,772(5) 286,869 207,140	75,054(6) 117,133 102,148	2,153,585 3,208,396 3,409,382
Heinz Droxner (7), Vice President and President – Seal Group	2009	425,333(1)	213,182	892,562	312,633(4)	457,557(5)	138,971(6)	2,440,238
Marwan M. Kashkoush(8), Executive Vice President – Sales, Marketing and Operations Support	2009 2008	489,637(1) 462,000	(129,770) 955,017	857,169 609,198	413,465(4) 416,666	637,796(5) 238,812	148,145(6) 187,180	2,416,442 2,868,873

(1)	Amount reflects 10% base salary reduction in effect from March 1, 2009 though June 30, 2009.
Includes the following amounts deferred under the Savings Restoration Plan and the Executive Deferral Plan for fiscal year 2009:
Savings Restoration Plan: Mr. Washkewicz—$11,165; Mr. Pistell—$6,574; Mr. Banks—$24,852; Mr. Droxner—$14,603; and Mr. Kashkoush—$24,482.
Executive Deferral Plan: Mr. Droxner—$25,000.
These amounts are also reported in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation for Fiscal Year 2009 table on page 42.
(2)	This column reflects the dollar amount recognized for financial statement reporting purposes for fiscal years 2009, 2008 and 2007 in accordance with FAS 123R for the following:

For fiscal year 2009, (i) the final adjustment to the amount reported in our fiscal year 2008 financial statements of restricted shares issued in fiscal year 2008 in payment under our 2006-07-08 LTI Awards for all Named Executive Officers other than Mr. Droxner; (ii) our 2007-08-09 LTI Awards for all Named Executive Officers other than Mr. Droxner; and (iii) 2008-09-10 and 2009-10-11 LTI Awards for all Named Executive Officers. Since this is Mr. Droxner’s first year as a Named Executive Officer, his stock award reported above does not include any amounts reversed under FAS 123R during fiscal year 2009 which were expensed in prior fiscal years. Mr. Droxner’s actual dollar amount recognized for financial statement reporting purposes for fiscal year 2009 in accordance with FAS 123R for stock awards is ($180,426);

For fiscal year 2008, (i) the final adjustment to the amount reported in our fiscal year 2007 financial statements of restricted shares issued in fiscal year 2007 in payment under our 2005-06-07 Long Term Incentive Plan for all Named Executive Officers other than Mr. Droxner; and (ii) our 2006-07-08, 2007-08-09 and 2008-09-10 LTI Awards for all Named Executive Officers other than Mr. Droxner; and

For fiscal year 2007, (i) the final adjustment to the amount reported in our fiscal year 2006 financial statements of restricted shares issued in fiscal year 2006 in payment under our 2004-05-06 Long Term Incentive Plan for all Named Executive Officers except Messrs. Droxner and Kashkoush; and (ii) our 2005-06-07, 2006-07-08 and 2007-08-09 LTI Awards for all Named Executive Officers except Messrs. Droxner and Kashkoush.

This column includes amounts granted in and prior to fiscal year 2009. The amounts do not reflect whether a Named Executive Officer has actually realized a financial benefit from the awards. The amounts were calculated as follows:

(a)

Since we are unable to calculate the final payout at the end of the performance period under an LTI Award until our financial statements are completed approximately 30 days after the end of the fiscal year, the expense reported in our financial statements is calculated by comparing data from the Peer Group’s most recent fiscal year-end financial statements as included in their Annual Reports on Form 10-K to our rolling forecast for earnings together with data from our year-to-date financial statements at the end of May. From this data, an estimate of the payout percentage is determined. The estimated payout percentage is applied to each Named Executive Officer’s target LTI Award and their awards are valued by using the closing price of our common stock on June 30. This is the amount being reported under (i) our 2007-08-09 LTI Awards for fiscal year 2009; (ii) our 2006-07-08 LTI Awards for fiscal year 2008 and (iii) our 2005-06-07 Long Term Incentive Plan for fiscal year 2007.

(b)	Once our financial statements for the fiscal year are final, we are able to determine our actual performance against the Peer Group. This adjusted amount is then reported in our financial statements for the following fiscal year. This is the amount being reported for the restricted shares issued under (i) our 2006-07-08 LTI Awards for fiscal year 2009; (ii) our 2005-06-07 Long Term Incentive Plan for fiscal year 2008 and (ii) our 2004-05-06 Long Term Incentive Plan for fiscal year 2007.

(c)	Using data to track how we historically performed against the Peer Group, we calculated the estimated value of our 2008-09-10 and 2009-10-11 LTI Awards for fiscal year 2009, our 2007-08-09 and 2008-09-10 LTI Awards for fiscal year 2008 and our 2006-07-08 and 2007-08-09 LTI Awards for fiscal year 2007 assuming a payout of 150% of the target amount of the LTI Awards and using the closing price of our common stock on August 13, 2008 for the 2009-10-11 LTI Awards for fiscal year 2009 and, for all other LTI Awards June 30 in the applicable fiscal year.

Dividends are not accrued or paid on the LTI Awards until after the performance period ends and the restricted shares are issued. No restricted shares that were issued in payment of an LTI Award were forfeited by the Named Executive Officers during fiscal years 2009, 2008 and 2007.
(3)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal years 2009, 2008 and 2007 in accordance with FAS 123R of stock option and Stock Incentive grants under our 2003 Stock Incentive Plan and may include amounts from stock options and Stock Incentives granted in and prior to fiscal year 2009. The amounts do not reflect whether a Named Executive Officer has actually realized a financial benefit from the awards. The amounts were calculated using the Black-Scholes option pricing model with the following weighted-average assumptions:

Fiscal Year of Grant	Risk-free Interest Rate	Expected Life of Award	Expected Dividend Yield of Stock	Expected Volatility of Stock
2009	3.2%	5.1 years	1.3%	26.6%
2008	4.4%	5.5 years	1.4%	26.4%
2007	4.7%	5.7 years	1.5%	30.2%
2006	4.2%	5.9 years	1.6%	33.1%
2005	3.5%	4.2 years	1.7%	32.7%
During fiscal year 2009, Mr. Washkewicz forfeited 6,724 stock options. During fiscal year 2008, Mr. Pistell forfeited 2,411 stock options. During fiscal year 2007, no stock options or Stock Incentive awards were forfeited by any of the Named Executive Officers.
(4)	Amounts consist of the following Target Incentive Bonuses, General RONA Bonuses, and Converted RONA Bonuses for fiscal year 2009, which were paid in one or more installments with the final payment in August 2009:
Target Incentive Bonus for fiscal year 2009: Mr. Washkewicz—$1,091,160; Mr. Pistell—$407,020; Mr. Banks—$242,480; Mr. Droxner—$128,168; and Mr. Kashkoush—$207,840.
General RONA Bonus for fiscal year 2009: Mr. Washkewicz—$775,298; Mr. Pistell—$256,792; Mr. Banks—$197,852; Mr. Droxner—$146,655; and Mr. Kashkoush—$170,002.
Converted RONA Bonus for fiscal year 2009: Mr. Washkewicz—$66,662; Mr. Pistell—$53,436; Mr. Banks—$35,686; Mr. Droxner—$37,810; and Mr. Kashkoush—$35,623.
(5)	Amounts consist of the change in annual actuarial present value of pension benefits for each of the Named Executive Officers, as also reported in the Pension Benefits for Fiscal Year 2009 table on page 41. None of the Named Executive Officers received above-market or preferential earnings on deferred compensation.
(6)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table for fiscal year 2009:

Name	Company Contributions to Defined Contribution Plans	Life Insurance Premiums Paid	Perquisites (a)	Total “All Other Compensation”
Donald E. Washkewicz	$17,430	$121,800	$23,826	$163,056
Timothy K. Pistell	16,461	69,691	28,324	114,476
Lee C. Banks	16,909	39,784	18,361	75,054
Heinz Droxner	17,020	40,560	81,391(b)	138,971
Marwan M. Kashkoush	63,095	45,745	39,305	148,145

(a)	Reported in this column are amounts reimbursed or incurred by us with respect to (i) executive long term disability insurance premiums, (ii) the housing allowance disclosed in note (b) to this table and (iii) one or more of the following executive perquisites: (A) leased vehicle; (B) spousal travel; and (C) executive physicals. The Named Executive Officers also use our loge, box seats or tickets to various entertainment venues. However, there is no incremental cost to us for their use of these loges, box seats and tickets. Except for Company Contributions to Defined Contribution Plans and Life Insurance Premiums Paid and as otherwise disclosed in note (b) to this table, no Named Executive Officer received an executive perquisite in an amount that exceeds the greater of $25,000 or 10% of the total amount of executive perquisites received by the Named Executive Officer.
(b)	Amount includes $36,000 received by Mr. Droxner as a housing allowance.

(7)	Mr. Droxner’s current title is Vice President in light of his planned retirement on September 30, 2009 and the naming of his successor on August 13, 2009. Mr. Droxner was not a Named Executive Officer for fiscal years 2007 or 2008.
(8)	Mr. Kashkoush was not a Named Executive Officer for fiscal year 2007.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2009

The following table sets forth information with respect to non-equity and equity incentive plan awards granted to the Named Executive Officers during fiscal year 2009. The LTI Awards and Stock Incentives listed below have been granted under the 2003 Stock Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald E. Washkewicz Target Incentive Bonus General RONA Bonus Converted RONA Bonus LTI Award (09-10-11) Stock Incentives	9/08/2008 9/08/2008 8/13/2008 8/13/2008 8/13/2008	0 0 0 — —	630,000 924,000 76,768 — —	1,260,000 (1) (1) — —	— — — 0 —	— — — 48,500 —	— — — 97,000 —	— — — — 162,000	— — — — 65.34	— — — 3,168,990 2,732,940
Timothy K. Pistell Target Incentive Bonus General RONA Bonus Converted RONA Bonus LTI Award (09-10-11) LTI Award (09-10-11) Stock Incentives	8/13/2008 8/13/2008 8/13/2008 8/13/2008 9/19/2008 8/13/2008	0 0 0 — — —	235,000 306,045 61,620 — — —	470,000 (1) (1) — — —	— — — 0 0 —	— — — 12,300 15,050(2) —	— — — 24,600 30,100(2) —	— — — — — 41,000	— — — — — 65.34	— — — 803,682 892,766 691,670
Lee C. Banks Target Incentive Bonus General RONA Bonus Converted RONA Bonus LTI Award (09-10-11) LTI Award (08-09-10) LTI Award (07-08-09) Stock Incentives	9/08/2008 9/08/2008 8/13/2008 8/13/2008 8/13/2008 8/13/2008 8/13/2008	0 0 0 — — — —	140,000 232,650 41,080 — — — —	280,000 (1) (1) — — — —	— — — 0 0 0 —	— — — 10,500 11,900(3) 11,239(3) —	— — — 21,000 23,800(3) 22,478(3) —	— — — — — — 35,000	— — — — — — 65.34	— — — 686,070 777,546 734,356 590,450
Heinz Droxner Target Incentive Bonus General RONA Bonus Converted RONA Bonus LTI Award (09-10-11) Stock Incentives	8/13/2008 8/13/2008 8/13/2008 8/13/2008 8/13/2008	0 0 0 — —	74,000 176,000 43,648 — —	148,000 (1) (1) — —	— — — 0 —	— — — 4,950 —	— — — 9,900 —	— — — — 17,100	— — — — 65.34	— — — 323,433 288,477

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marwan M. Kashkoush Target Incentive Bonus General RONA Bonus Converted RONA Bonus LTI Award (09-10-11) Stock Incentives	8/13/2008 8/13/2008 8/13/2008 8/13/2008 8/13/2008	0 0 0 — —	120,000 200,040 41,080 — —	240,000 (1) (1) — —	— — — 0 —	— — — 9,250 —	— — — 18,500 —	— — — — 31,350	— — — — 65.34	— — — 604,395 528,875

(1)	There are no maximum amounts for General RONA Bonuses or Converted RONA Bonuses. General RONA Bonuses and Converted RONA Bonuses are calculated as described in the Compensation Discussion and Analysis beginning on page 20.
(2)	On September 19, 2008 the Human Resources and Compensation Committee granted an additional target amount of 2,750 restricted shares to Mr. Pistell under his 2009-10-11 LTI Award previously granted on August 13, 2008 for a total target amount of 15,050 restricted shares. This additional award was to ensure that his target award was valued at approximately the median of the companies included in the Consultant’s annual review. All other terms and conditions under the original award remain unaffected.
(3)	In connection with Mr. Banks’ promotion to Executive Vice President and Operating Officer, on August 13, 2008 the Human Resources and Compensation Committee authorized an increase in Mr. Banks’ target amount of restricted shares under his 2008-09-10 and 2007-08-09 LTI Awards previously granted on August 15, 2007 and August 16, 2006, respectively. All other terms and conditions under the original awards remain unaffected.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the Summary Compensation Table for Fiscal Year 2009 on page 34 and the compensation programs under which the grants described in the Grants of Plan-Based Awards for Fiscal Year 2009 table above were made are described in the Compensation Discussion and Analysis, beginning on page 18.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2009

The following table sets forth information with respect to option awards and stock awards held by the Named Executive Officers as of June 30, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Donald E. Washkewicz	— 51,750 8,716 33,489 119,881 104,500 35,881 10,915 152,250 153,750 175,200 188,100 — — — — — —	162,000(2) 103,500(3) — — — 52,250(4) — — — — — — — — — — — —	65.3400 60.9334 63.2800 63.2800 63.2800 49.7534 55.8000 48.9734 43.7667 36.2600 31.5267 26.5600 — — — — — —	8/12/2018 8/14/2017 8/10/2009 2/2/2010 8/7/2011 8/15/2016 8/8/2010 8/8/2010 8/9/2015 8/10/2014 8/12/2013 8/6/2012 — — — — — —	— — — — — — — — — — — — 89,856(5) 85,824(6) 56,712(7) 20,204(8) — —	— — — — — — — — — — — — 3,860,214 3,686,999 2,436,348 867,964 — —	— — — — — — — — — — — — — — — — 111,000(9) 97,000(9)	— — — — — — — — — — — — — — — — 4,768,560 4,167,120
Timothy K. Pistell	— 13,497 8,360 2,829 2,983 3,940 17,740 23,662 16,150 13,350 12,249 — — — — — —	41,000(2) — — — — — — — 32,300(3) 13,350(4) — — — — — — —	65.3400 79.2400 79.2400 77.9900 77.9900 77.9900 71.0534 71.0534 60.9334 49.7534 43.7667 — — — — — —	8/12/2018 8/9/2015 8/15/2016 8/10/2009 8/8/2010 8/7/2011 8/12/2013 8/10/2014 8/14/2017 8/15/2016 8/9/2015 — — — — — —	— — — — — — — — — — — 19,651(5) 18,695(6) 15,459(7) 3,096(8) — —	— — — — — — — — — — — 844,207 803,137 664,119 133,004 — —	— — — — — — — — — — — — — — — 33,600(9) 30,100(9)	— — — — — — — — — — — — — — — 1,443,456 1,293,096
Lee C. Banks	— 7,872 14,173 9,900 7,246 18,150 11,295 25,500 — — — —	35,000(2) — — 19,800(3) — 9,075(4) — — — — — —	65.3400 76.6334 76.6334 60.9334 59.9600 49.7534 48.1734 43.7667 — — — —	8/12/2018 8/12/2013 8/10/2014 8/14/2017 8/7/2011 8/15/2016 8/6/2012 8/9/2015 — — — —	— — — — — — — — 10,432(7) 3,907(8) — —	— — — — — — — — 448,159 167,845 — —	— — — — — — — — — — 23,800(9) 21,000(9)	— — — — — — — — — — 1,022,448 902,160

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Heinz Droxner	— 9,189 5,372 6,850 7,200 6,999 13,792 13,042 16,727 — — — — — —	17,100(2) — — 13,700(3) 7,200(4) — — — — — — — — — —	65.3400 64.6300 64.6300 60.9334 49.7534 43.7667 64.6300 64.6300 64.6300 — — — — — —	8/12/2018 8/09/2015 8/15/2016 8/14/2017 8/15/2016 8/9/2015 8/12/2013 8/10/2014 8/06/2012 — — — — — —	— — — — — — — — — 10,099(5) 9,035(6) 1,004(7) 1,542(8) — —	— — — — — — — — — 433,853 388,144 43,132 66,244 — —	— — — — — — — — — — — — — 14,100(9) 9,900(9)	— — — — — — — — — — — — — 605,736 425,304
Marwan M. Kashkoush	— 5,889 5,800 10,338 12,150 26,461 5,750 12,174 — — —	31,350(2) — 11,600(3) — 6,075(4) — — — — — —	65.3400 85.1000 60.9334 68.2734 49.7534 46.5867 43.7667 45.7800 — — —	8/12/2018 8/9/2015 8/14/2017 8/10/2014 8/15/2016 8/12/2013 8/9/2015 8/6/2012 — — —	— — — — — — — — 3,074(8) — —	— — — — — — — — 132,059 — —	— — — — — — — — — 20,226(9) 18,500(9)	— — — — — — — — — 868,909 794,760

(1)	The market value is calculated by multiplying the closing price of our Common Stock on June 30, 2009 ($42.96) times the number of shares.
(2)	Represents Stock Incentives granted on August 13, 2008. The grants will vest annually over a three year period from the date of grant in 1/3 increments.
(3)	Represents Stock Incentives granted on August 15, 2007. The grants will vest annually over a three year period from the date of grant in 1/3 increments.
(4)	Represents Stock Incentives granted on August 16, 2006. The grants will vest annually over a three year period from the date of grant in 1/3 increments.
(5)	Represents restricted shares issued in payment under our 2004-05-06 Long Term Incentive Plan that vested on August 16, 2009.
(6)	Represents restricted shares issued in payment under our 2005-06-07 Long Term Incentive Plan that will vest on August 15, 2010.
(7)	Represents restricted shares issued in payment under our 2006-07-08 LTI Award that will vest on August 13, 2011.
(8)	Represents restricted shares issued in payment under our 2007-08-09 LTI Award that will vest on August 17, 2012.
(9)	Since the payout of restricted shares under our 2006-07-08 Long Term Incentive Plan for fiscal year 2008 exceeded the target, this number has been adjusted assuming a payout of 200% of the original target award. The vesting schedule, if any, for these awards will be determined at the time of payout.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2009

The following table sets forth information with respect to stock options exercised and LTI Award restricted shares vested for the Named Executive Officers during fiscal year 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Donald E. Washkewicz	—	—	57,918	3,650,572
Timothy K. Pistell	—	—	7,802	491,760
Lee C. Banks	—	—	11,159	703,352
Heinz Droxner	—	—	8,593	541,617
Marwan M. Kashkoush	—	—	15,928	1,003,942

(1)	Calculated by multiplying the number of shares acquired times the closing price of our Common Stock on the vesting date.

PENSION BENEFITS FOR FISCAL YEAR 2009

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Donald E. Washkewicz	Pension Plan Pension Restoration Plan Supplemental Retirement Program	37 37 37	672,295 9,296,897 5,094,189	0 0 0
Timothy K. Pistell	Pension Plan Pension Restoration Plan Supplemental Retirement Program	40.1 40.1 40.1	1,610,432 3,938,928 1,515,694	0 0 0
Lee C. Banks	Pension Plan Pension Restoration Plan Supplemental Retirement Program	17.6 17.6 17.6	152,598 448,200 1,309,764	0 0 0
Heinz Droxner	Pension Plan Pension Restoration Plan Supplemental Retirement Program	7.3(2) 7.3(2) 36.6	1,139,357 456,911 1,660,382	0 0 0
Marwan M. Kashkoush	Pension Plan Pension Restoration Plan Supplemental Retirement Program	26.7(3) 26.7(3) 31.7	367,272 368,754 1,657,216	0 0 0

(1)	The present value of the accumulated benefits is calculated under each plan using the following assumptions: (i) a discount rate of 6.25%; (ii) no pre-retirement decrements; and (iii) retirement at age 65.

For the Pension Plan additional assumptions include: (i) participants elect a life annuity; and (ii) the RP-2000 Combined Healthy Mortality Table for both males and females (post-retirement only) projected to 2009 using scale AA.

For the Pension Restoration Plan, using each Named Executive Officer’s participant elections under the Pension Restoration Plan, additional assumptions include: (i) calculating lump sums using IRC section 417(e) mortality (2009 unisex combined mortality) and (ii) a discount rate of 6.25%.

For the Supplemental Retirement Program, using each Named Executive Officer’s participant elections under the Supplemental Retirement Program, additional assumptions include: (i) calculating lump sums using a life expectancy based on 80% of the 1983 Group Annuity Mortality (male rates only) and (ii) a discount rate of 4.33%.

(2)	For the Pension Plan and Pension Restoration Plan, Mr. Droxner’s years of credited service reflect his service while working in the United States.
(3)	Mr. Kashkoush’s participation and years of credited service in the Pension Plan and the Pension Restoration Plan were frozen as of June 30, 2004 as described in the Compensation Discussion and Analysis on page 27.

The Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program are described in the Compensation Discussion and Analysis, beginning on page 26.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2009

The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan and the Executive Deferral Plan during fiscal year 2009.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Donald E. Washkewicz
Savings Restoration Plan	11,165	7,260	(139,073)	0	312,282(3)
Executive Deferral Plan	0	0	(790,995)	0	2,303,453
Timothy K. Pistell
Savings Restoration Plan	6,574	7,260	(87,736)	0	331,406(3)
Executive Deferral Plan	0	0	(254,173)	0	1,130,550
Lee C. Banks
Savings Restoration Plan	24,852	7,456	(76,808)	0	212,226(3)
Executive Deferral Plan	0	0	(984,438)	0	2,722,602
Heinz Droxner
Savings Restoration Plan	14,603	7,260	(30,531)	0	136,284
Executive Deferral Plan	25,000	0	(72,101)	0	589,525
Marwan M. Kashkoush
Savings Restoration Plan	24,482	41,341	(53,256)	0	233,371(3)
Executive Deferral Plan	0	0	(677,583)	0	1,889,424(4)

(1)	For each of the Named Executive Officers, amounts are included in the “Salary” column and referenced in footnote 1 of the Summary Compensation Table for Fiscal Year 2009 on page 34.
(2)	Amounts are included along with our contributions to the Retirement Savings Plan, which is a qualified deferred compensation plan, in the “Company Contributions to Defined Contribution Plans” column in the All Other Compensation components table in footnote 6 to the Summary Compensation Table for Fiscal Year 2009 on page 35.
(3)	Includes the following amounts that were deferred during fiscal year 2008 under the Savings Restoration Plan: Mr. Washkewicz—$11,550; Mr. Pistell—$6,460; Mr. Banks—$18,350; and Mr. Kashkoush—$23,100.
(4)	This column includes $551,660 that was deferred by Mr. Kashkoush during fiscal year 2008 under the Executive Deferral Plan.

The Savings Restoration Plan and the Executive Deferral Plan are described in the Compensation Discussion and Analysis, beginning on page 27. The investment options under both plans are identical. During fiscal year 2009, there were up to nine investment funds that a Named Executive Officer could choose with annual rates of return for the year ended June 30, 2009 ranging from -37.72% to 6.28%. Under the plans, participants have the ability to change their investments at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

AT JUNE 30, 2009

Each of the Named Executive Officers may be entitled to payments under our executive compensation program upon a termination of employment or a change in control. The events which may trigger these payments include death, long-term disability, retirement, termination for cause, termination without cause, resignation, change in control or a qualifying termination in connection with a change in control. The following narratives and tables describe the payments the Named Executive Officers may receive under the written terms of our executive compensation program plans and arrangements as in effect on June 30, 2009 for each triggering event as if the triggering event occurred on June 30, 2009.

Payments Generally Available

A Named Executive Officer will generally receive the following upon termination of employment:

•	Base salary earned but not yet paid as of the date of termination;

•	Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses and Volume Incentive Bonuses earned but not yet paid as of the date of termination;

•	LTI Award payouts for the most recently completed three-year performance period not yet paid as of the date of termination;

•

Amounts accrued and vested under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program as of the date of termination, as described in the Compensation Discussion and Analysis beginning on page 26;

•

Account balances under the Retirement Savings Plan, the Savings Restoration Plan and the Executive Deferral Plan as of the date of termination, as described in the Compensation Discussion and Analysis beginning on page 27; and

•	Any accrued and unused vacation pay as of the date of termination.

The Committee may, however, reduce any payments of a Target Incentive Bonus, Volume Incentive Bonus or LTI Award payout in its sole discretion, up to and including a reduction to zero.

In determining the amounts reflected in the following tables, we used the following general assumptions and principles:

•

We assumed that each of the triggering events occurred on June 30, 2009. This includes our assumption that, upon a qualifying termination in connection with a change in control, the qualifying termination and change in control both occurred on June 30, 2009.

•

We did not include amounts for base salaries, Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses, Volume Incentive Bonuses or 2007-08-09 LTI Award payouts in the following tables because the amounts are already earned and are not affected by the triggering events, which are assumed to occur on June 30, 2009.

•	Amounts were calculated based on each Named Executive Officer’s age, compensation and years of service as of June 30, 2009.

•

All present values of pension amounts shown for the Pension Plan assume a 6.25% discount rate, use the RP-2000 Combined Health Mortality Table for both males and females projected to 2009 using Scale AA, and assume that the annuity payment elected is 50% joint and survivor.

•

With the exception of the values for the Supplemental Retirement Program in the “Change in Control” and “Qualifying Termination in Connection with a Change in Control” columns, all lump sum values of pension amounts shown assume the following:

•	For the Pension Restoration Plan, a 3.76% discount rate and the Revenue Ruling 2001-62 Mortality Table; and

•	For the Supplemental Retirement Program, a 4.52% discount rate and life expectancy based on 80% of the 1983 Group Annuity Mortality Table (male rates only).

•

We did not include amounts for account balances in the Retirement Savings Plan because this plan is available to all salaried employees. We did not include amounts for account balances under the Savings Restoration Plan and the Executive Deferral Plan because these amounts, which are reported under the “Aggregate Balance at Last Fiscal Year End” column in the Nonqualified Deferred Compensation for Fiscal Year 2009 table on page 42, would not be increased in connection with any triggering event.

Payments upon Death

Upon the death of a Named Executive Officer, in addition to the “Payments Generally Available” described above, the estate or beneficiary of the Named Executive Officer will receive the following:

•

Continuation of vesting schedule in all outstanding stock options and Stock Incentives and retention of all outstanding stock options and Stock Incentives for the earlier of (i) two years after the Named Executive Officer’s death; or (ii) the expiration date listed in his grant letter;

•	Accelerated vesting of the unvested portion of the Named Executive Officer’s account under our Executive Deferral Plan attributable to LTI Award payouts;

•	Accelerated vesting of restricted shares issued in payment of LTI Awards;

•	Pro-rated LTI Award payouts for the fiscal year 2008-09-10 and 2009-10-11 performance periods, to be determined at the end of the respective performance periods; and

•	Death benefits under the Officer Life Insurance Plan as described in the Compensation Discussion and Analysis on page 30.

In determining the amounts payable upon death reported in the following tables, the following assumptions and principles were used:

•	Where amounts were calculated based on our closing stock price, we used our closing stock price on June 30, 2009 ($42.96).

•	Where the triggering event accelerated the vesting of restricted stock, the accelerated shares were valued at an amount per share equal to $42.96.

•

To calculate the estimated value of the LTI Awards, using historical data to track how we performed against the Peer Group for the last three performance periods, we assumed a payout of 150% of the pro-rated LTI Award target amount and used $42.96 as the share price. Because the payout of the LTI Awards is dependent upon our performance against the Peer Group during the three-year performance period, a Named Executive Officer’s actual payout could range from a minimum of zero to a maximum of 200% of the Named Executive Officer’s pro-rated LTI Award target amount.

•

The death benefit payable under the Officer Life Insurance Plan is funded through individual life insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policy.

Payments upon Long-Term Disability

Upon the long-term disability of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that (i) the vesting schedule in all outstanding stock options and Stock Incentives will continue and all outstanding stock options and Stock Incentives will be retained for the remainder of their ten-year terms; and (ii) the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan. In addition, the Named Executive Officer will receive the following:

•	Monthly benefits under the Executive Long Term Disability Plan;

•	Six months of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer; and

•	Premium payments under the Officer Life Insurance Plan for the greater of ten years from commencement of plan participation or the number of years until the Named Executive Officer reaches age 65.

The benefit in the following tables for each of the Named Executive Officers under the Executive Long-Term Disability Plan represents one year of long term disability benefits which are capped at $396,000 for one year. The disability benefit payable under the plan is funded through group and individual long-term disability insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policies.

Payments upon Retirement

Upon the retirement of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that (i) the vesting schedule in all outstanding stock options and Stock Incentives will continue and all outstanding stock options and Stock Incentives will be retained for the remainder of their ten-year terms; and (ii) the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan until death subsequently occurs.

However, if the Named Executive Officer is less than 60 years old on the date of retirement, then the Named Executive Officer must seek early retirement approval from the Human Resources and Compensation Committee to receive payments with respect to the following:

•	The Supplemental Retirement Program;

•	Account balance in the unvested portion of the Named Executive Officer’s LTI Award deferrals under our Executive Deferral Plan;

•	Accelerated vesting of restricted shares issued under LTI Awards; and

•	Pro-rated LTI Award payouts for the fiscal year 2008-09-10 and 2009-10-11 performance periods, to be determined at the end of the respective performance periods.

In addition, the Named Executive Officer must be at least 55 years old on the date of retirement to continue to receive premium payments under the Officer Life Insurance Plan which will continue for the greater of ten years from commencement of plan participation or the number of years until the Named Executive Officer reaches age 65.

In determining the amounts payable upon retirement reported in the following tables, we assumed that the Named Executive Officer did not receive Human Resources and Compensation Committee approval for early retirement.

Payments upon Termination for Cause or Resignation

Upon the termination for cause or the resignation of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above, except:

•	If the termination for cause is the result of competition by the Named Executive Officer against us, the Named Executive Officer will forfeit his Supplemental Retirement Program benefit; and

•	The Named Executive Officer forfeits all Target Incentive Bonuses.

In determining the amounts payable upon termination for cause under the Supplemental Retirement Program, we assumed that the termination did not result from competition against us.

Payments Upon Termination Without Cause

Upon the termination without cause of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above, except that the Named Executive Officer will forfeit all Target Incentive Bonuses if the termination occurs during the applicable performance period. In addition, if the Named Executive Officer signs a release of all claims against us, the Named Executive Officer will receive a lump sum payment equal to one week’s pay for each full year of service up to a maximum of twenty-six weeks of pay and continuation of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer for up to three months.

In determining the amounts payable upon termination without cause reported in the following tables, we assumed that the Named Executive Officer signed a release.

Payments upon a Change in Control

A Change in Control occurs if and when:

•

subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•

during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were our directors, which we refer to as the Incumbent Board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the Incumbent Board;

•	our shareholders approve a plan of complete liquidation or dissolution; or

•	we enter into a merger, consolidation or other reorganization, or sell all of our assets, unless

•

immediately following the business combination, (1) more than 50% of the total voting power eligible to elect directors of the resulting entity is represented by shares that were common shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the entity resulting from the business combination, and (3) at least a majority of the members of the board of directors of the resulting entity were members of the Incumbent Board at the time of the approval by the Board of Directors of the execution of the initial agreement providing for such business combination, or

•

the business combination is effected by means of the acquisition of common shares from us, and the Board of Directors approves a resolution providing expressly that such business combination does not constitute a Change in Control.

As disclosed in our Proxy Statement for fiscal year 2008, on July 21, 2008, we adopted certain amendments to our deferred compensation plans and arrangements to comply with Section 409A of the Internal Revenue Code. The amendments included certain modifications to the above definition of “Change in Control” for purposes of those plans and arrangements which were necessary to comply with the definition required by Section 409A.

A Change in Control, either with or without a qualifying termination of a Named Executive Officer (as described below in “Payments upon a Qualifying Termination in Connection with a Change in Control”), has the following effects under the executive compensation plans:

•	any outstanding unvested stock option, stock appreciation right or Stock Incentive held by an executive officer vests and becomes exercisable immediately upon a Change in Control;

•

any outstanding unvested shares of restricted stock issued or unvested Executive Deferral Plan amounts credited to an executive officer pursuant to LTI Awards vest immediately in the event of a Change in Control;

•

any outstanding LTI Award to an executive officer will be paid in full in cash upon a Change in Control, at the target amount or on the basis of corporate financial performance to the date of the Change in Control, whichever is greater, and at a stock price equal to the greater of the stock price on the date of a Change in Control or the stock price at the beginning of the three-year performance period;

•

upon a Change in Control, all amounts previously deferred by the executive under the Executive Deferral Plan, together with a “make whole” amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under the Executive Deferral Plan, will be paid to the executive; and

•

upon a Change in Control, under the Supplemental Retirement Program each participant will receive three additional years of age and service credit, a lump-sum payment equal to the present value of the participant’s vested benefit under the Supplemental Retirement Program, and a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code on such lump sum payment.

In determining the amounts payable upon a Change in Control reported in the following tables, the following assumptions or principles were used:

•	We used the same assumptions in “Payments Generally Available” described above;

•	Where benefits were calculated based on our closing stock price, we used our closing stock price on June 30, 2009 ($42.96);

•	Where the triggering event accelerated the vesting of restricted stock, the accelerated shares were valued at an amount per share equal to $42.96;

•

Where the triggering event accelerated the vesting of stock options and Stock Incentives, the accelerated stock options and Stock Incentives were valued at an amount per share equal to the difference between $42.96 and the grant price per share for each of the accelerated stock options and Stock Incentives;

•	Lump sum present values for the Supplemental Retirement Program assume a 3.75% discount rate and use life expectancy based on 80% of the 1983 Group Annuity Mortality Table (male rates only); and

•

To calculate the value of the LTI Awards, using historical data to compare how we performed against the Peer Group for the last three performance periods, we assumed a payout of 150% of the target LTI Award and used $42.96 as the share price.

Payments upon a Qualifying Termination in Connection with a Change in Control

Each of the Change in Control Agreements requires two triggering events to result in any severance payments to the Named Executive Officers:

•	Change in Control (as defined above in “Payments upon a Change in Control”); and

•	Termination of the employment of the Named Executive Officer in connection with a Change in Control.

Each Change in Control Agreement provides that, if the employment of the Named Executive Officer is terminated during the three years following a Change in Control, or prior to a Change in Control, where the termination was in anticipation of the Change in Control, either by us without “Cause” (as defined in the Change in Control Agreements) or by the Named Executive Officer for “Good Reason” (as described below), the Named Executive Officer shall be entitled to receive the “Payments upon a Change in Control” described above and the following:

•	pro rata base salary, unused vacation, and annual cash and long-term incentive compensation for the year of termination of employment;

•	severance pay equal to three times the executive’s annual base salary and annual cash incentive compensation, other than Converted RONA Bonuses;

•	continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years;

•

to the extent not previously received, all amounts previously deferred under our non-qualified income deferral plans, together with a “make-whole” amount as described above, where the Named Executive Officer’s termination occurs within two years of a Change in Control that constitutes a “change in control” as defined under Section 409A of the Internal Revenue Code; and

•	a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code.

“Good Reason” for termination of employment by the Named Executive Officer includes, without limitation, diminution in duties, reduction in compensation or benefits, relocation, or termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control.

The following tables illustrate the payments that each Named Executive Officer would have received if any of the triggering events occurred on June 30, 2009.

Donald E. Washkewicz

	Death ($)	Long-Term Disability ($)	Retirement ($)	Termination for Cause or Resignation ($)	Termination without Cause ($)	Change in Control ($)		Qualifying Termination in Connection with a Change in Control ($)
Severance Pay	—	—	—	—	577,481	—		9,555,000
Accelerated Vesting of Stock Incentives(1)	—	—	—	—	—	0		0
Accelerated Vesting of Restricted Stock	9,983,560	9,983,560	—	—	—	9,983,560		9,983,560
Pension Plan	365,931	744,088	744,088	744,088	744,088	744,088		744,088
Pension Restoration Plan	6,309,216	12,453,215	12,453,215	12,453,215	12,453,215	12,453,215	(2)	12,453,215
Supplemental Retirement Program	10,347,120	8,419,094	—	—	8,419,094	13,290,323	(2)	13,290,323	(3)
Executive Deferral Plan	—	—	—	—	—	495,061	(2)	495,061
LTI Awards	3,427,564	3,427,564	—	—	—	6,701,760		6,701,760
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—		—
Executive Long-Term Disability Premiums	—	—	—	—	—	—		22,092
Medical and Dental Benefits	—	6,342	—	—	3,171	—		38,052
Officer Life Insurance Benefit	5,775,000	—	—	—	—	—		—
Officer Life Insurance Premiums	—	327,588	0	—	—	—		365,400
Excise and Related Income Tax Gross-Up	—	—	—	—	—	8,729,376		13,887,447
Vacation Pay	79,786	79,786	79,786	79,786	79,786	79,786		79,786
Total	36,288,177	35,837,237	13,277,089	13,277,089	22,276,835	52,477,169		67,615,785

(1)	As of June 30, 2009, all unvested Stock Incentives were underwater.
(2)	If the Change in Control does not also meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0”. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.
(3)	If the Change in Control does not also meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $11,231,100. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Timothy K. Pistell

	Death ($)	Long-Term Disability ($)	Retirement ($)	Termination for Cause or Resignation ($)	Termination without Cause ($)	Change in Control ($)		Qualifying Termination in Connection with a Change in Control ($)
Severance Pay	—	—	—	—	340,038	—		3,962,351
Accelerated Vesting of Stock Incentives(1)	—	—	—	—	—	0		0
Accelerated Vesting of Restricted Stock	2,311,463	2,311,463	2,311,463	—	—	2,311,463		2,311,463
Pension Plan	841,832	1,737,311	1,737,311	1,737,311	1,737,311	1,737,311		1,737,311
Pension Restoration Plan	2,439,255	5,110,269	5,110,269	5,110,269	5,110,269	5,110,269	(2)	5,110,269
Supplemental Retirement Program	3,677,175	1,481,263	1,481,263	1,481,263	1,481,263	3,192,751	(2)	3,192,751	(3)
Executive Deferral Plan	—	—	—	—	—	779,455	(2)	779,455
LTI Awards	1,045,378	1,045,378	1,045,378	—	—	2,052,414		2,052,414
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—		—
Executive Long-Term Disability Premiums	—	—	—	—	—	—		23,509
Medical and Dental Benefits	—	3,860	—	—	1,930	—		23,163
Officer Life Insurance Benefit	2,720,400	—	—	—	—	—		—
Officer Life Insurance Premiums	—	240,036	128,310	—	—	—		209,073
Excise and Related Income Tax Gross-Up	—	—	—	—	—	0		0
Vacation Pay	46,981	46,981	46,981	46,981	46,981	46,981		46,981
Total	13,082,484	12,372,561	11,860,975	8,375,824	8,717,792	15,230,644		19,448,740

(1)	As of June 30, 2009, all unvested Stock Incentives were underwater.
(2)	If the Change in Control does not also meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0”. There would also be a corresponding reduction in his total payments.
(3)	If the Change in Control does not also meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $2,498,550. There would also be a corresponding reduction in his total payments.

Lee C. Banks

	Death ($)	Long-Term Disability ($)	Retirement ($)	Termination for Cause or Resignation ($)	Termination without Cause ($)	Change in Control ($)		Qualifying Termination in Connection with a Change in Control ($)
Severance Pay	—	—	—	—	173,754	—		2,799,240
Accelerated Vesting of Stock Incentives(1)	—	—	—	—	—	0		0
Accelerated Vesting of Restricted Stock	448,159	448,159	—	—	—	448,159		448,159
Pension Plan	64,023	137,452	137,452	137,452	137,452	137,452		137,452
Pension Restoration Plan	274,203	420,084	620,020	620,020	620,020	620,020	(2)	620,020
Supplemental Retirement Program	1,992,858	1,494,644	—	—	—	3,770,758	(2)	3,770,758	(3)
Executive Deferral Plan	—	—	—	—	—	2,220,386	(2)	2,220,386
LTI Awards	737,065	737,065	—	—	—	1,443,456		1,443,456
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—		—
Executive Long-Term Disability Premiums	—	—	—	—	—	—		14,187
Medical and Dental Benefits	—	6,612	—	—	3,306	—		39,672
Officer Life Insurance Benefit	1,551,000	—	—	—	—	—		—
Officer Life Insurance Premiums	—	97,147	—	—	—	—		119,352
Excise and Related Income Tax Gross-Up	—	—	—	—	—	3,483,768		5,019,968
Vacation Pay	26,925	26,925	26,925	26,925	26,925	26,925		26,925
Total	5,094,232	3,764,087	784,397	784,397	961,457	12,150,924		16,659,574

(1)	As of June 30, 2009, all unvested Stock Incentives were underwater.
(2)	If the Change in Control does not also meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0”. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.
(3)	If the Change in Control does not also meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $3,330,031. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Heinz Droxner

	Death ($)	Long-Term Disability ($)	Retirement ($)	Termination for Cause or Resignation ($)	Termination without Cause ($)	Change in Control ($)		Qualifying Termination in Connection with a Change in Control ($)
Severance Pay	—	—	—	—	219,991	—		2,166,163
Accelerated Vesting of Stock Incentives(1)	—	—	—	—	—	0		0
Accelerated Vesting of Restricted Stock	865,128	865,128	—	—	—	865,128		865,128
Pension Plan	549,612	1,146,080	1,146,080	1,146,080	1,146,080	114,680		1,146,080
Pension Restoration Plan	263,831	567,891	567,891	567,891	567,891	567,891	(2)	567,891
Supplemental Retirement Program	1,910,799	1,392,430	1,392,430	1,392,430	1,392,430	1,696,773	(2)	1,696,773	(3)
Executive Deferral Plan	—	—	—	—	—	14,125	(2)	14,125
LTI Awards	409,645	409,645	409,645	—	—	773,280		773,280
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—		—
Executive Long-Term Disability Premiums	—	—	—	—	—	—		31,603
Medical and Dental Benefits	—	3,860	—	—	1,930	—		23,163
Officer Life Insurance Benefit	1,320,000	—	—	—	—	—		—
Officer Life Insurance Premiums	—	182,502	160,038	—	—	—		121,680
Excise and Related Income Tax Gross-Up	—	—	—	—	—	0		0
Vacation Pay	42,308	42,308	42,308	42,308	42,308	42,308		42,308
Total	5,361,324	5,005,845	3,718,392	3,148,709	3,370,630	4,074,185		7,448,195

(1)	As of June 30, 2009, all unvested Stock Incentives were underwater.
(2)	If the Change in Control does not also meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0”. There would also be a corresponding reduction in his total payments.
(3)	If the Change in Control does not also meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $1,455,381. There would also be a corresponding reduction in his total payments.

Marwan M. Kashkoush

	Death ($)	Long-Term Disability ($)	Retirement ($)	Termination for Cause or Resignation ($)	Termination without Cause ($)	Change in Control ($)		Qualifying Termination in Connection with a Change in Control ($)
Severance Pay	—	—	—	—	256,693	—		2,516,312
Accelerated Vesting of Stock Incentives(1)	—	—	—	—	—	0		0
Accelerated Vesting of Restricted Stock	0	0	—	—	—	0		0
Pension Plan	176,374	385,487	385,487	385,487	385,487	385,487		385,487
Pension Restoration Plan	222,133	531,940	531,940	531,940	531,940	531,940	(2)	531,940
Supplemental Retirement Program	2,705,532	3,121,058	—	—	3,121,058	5,033,599	(2)	5,033,599	(3)
Executive Deferral Plan	—	—	—	—	—	1,785,048	(2)	1,785,048
LTI Awards	633,330	633,330	—	—	—	1,247,752		1,247,752
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—		—
Executive Long-Term Disability Premiums	—	—	—	—	—	—		19,728
Medical and Dental Benefits	—	4,040	—	—	2,020	—		24,243
Officer Life Insurance Benefit	2,000,400	—	—	—	—	—		—
Officer Life Insurance Premiums	—	223,850	—	—	—	—		137,235
Excise and Related Income Tax Gross-Up	—	—	—	—	—	3,478,420		4,850,635
Vacation Pay	35,465	35,465	35,465	35,465	35,465	35,465		35,465
Total	5,773,234	5,331,170	952,892	952,892	4,332,663	12,497,711		16,567,444

(1)	As of June 30, 2009, all unvested Stock Incentives were underwater.
(2)	If the Change in Control does not also meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0”. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.
(3)	If the Change in Control does not also meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $4,554,196. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

The following table sets forth compensation information for our non-employee Directors for fiscal year 2009.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Linda S. Harty	105,000	58,824	—	1,013	164,837
William E. Kassling	48,125	136,769	—	1,944	186,838
Robert J. Kohlhepp	52,500	140,520	—	2,016	195,036
Giulio Mazzalupi	15,000	168,055	13,975	1,013	198,043
Klaus-Peter Müller	16,876	173,057	—	1,013	190,946
Candy M. Obourn	58,750	131,746	—	1,013	191,509
Joseph M. Scaminace	79,125	114,283	—	1,013	194,421
Wolfgang R. Schmitt	94,375	106,154	40,801	1,013	242,343
Markos I. Tambakeras	21,000	168,055	—	1,013	190,068
James L. Wainscott(6)	24,375	—	—	—	24,375

(1)	Donald E. Washkewicz, our Chairman of the Board, Chief Executive Officer and President is not included in this table because he is a Named Executive Officer and received no additional compensation in his capacity as a Director. The compensation paid by us to Mr. Washkewicz in fiscal year 2009 is reflected in the Summary Compensation Table on page 34.
(2)	During fiscal year 2009, Messrs. Kassling and Kohlhepp elected to convert a portion of their annual retainers for their one-year term into our common stock under our Non-Employee Directors’ Stock Plan. In prior years, Messrs. Mazzalupi, Müller, Scaminace, Schmitt and Tambakeras and Ms. Obourn elected to convert a portion of their annual retainers for their three-year terms into our common stock under our Non-Employee Directors’ Stock Plan. These amounts are reported in the “Stock Awards” column of this table. During fiscal year 2009, Mr. Kassling elected to defer the balance of his annual retainer ($48,125) under our Deferred Compensation Plan for Directors.
(3)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2009 in accordance with FAS 123R of restricted stock awards under our 2004 Non-Employee Directors’ Stock Incentive Plan and our Non-Employee Directors’ Stock Plan and may include amounts from restricted stock awards granted in and prior to fiscal year 2009. The dollar amount recognized in accordance with FAS 123R for each of the plans is as follows:

2004 Non-Employee Directors’ Stock Incentive Plan: Ms. Harty — $58,824 and each of Messrs. Kassling, Kohlhepp, Mazzalupi, Müller, Scaminace, Schmitt and Tambakeras and Ms. Obourn — $88,015.

Non-Employee Directors’ Stock Plan: Mr. Kassling elected to convert $48,754 into 1,117 shares; Mr. Kohlhelpp elected to convert $52,504 into 1,203 shares; each of Messrs. Mazzalupi and Tambakeras elected to convert $80,040 into 1,558 shares; Mr. Müller elected to convert $85,041 into 1,655 shares; Ms. Obourn elected to convert $43,730 into 594 shares; Mr. Scaminace elected to convert $26,268 into 357 shares; and Mr. Schmitt elected to convert $18,138 into 441 shares.

The grant date fair value computed in accordance with FAS 123R for each of the restricted stock awards granted in fiscal year 2009 for each of the plans is as follows:

2004 Non-Employee Directors’ Stock Incentive Plan: $69,721 (1,350 shares).

Non-Employee Directors’ Stock Plan: Mr. Kassling $81,248 (1,862 shares) and Mr. Kohlhepp $87,532 (2,006 shares).

There were no forfeitures of stock awards by the directors during fiscal year 2009. As of June 30, 2009, each director had the following aggregate number of unvested stock awards: Ms. Harty — 3,000 shares; Mr. Kassling — 6,549 shares; Mr. Kohlhepp — 6,693 shares; each of Messrs. Mazzalupi and Tambakeras — 5,986 shares; Mr. Müller — 6,067 shares; Ms. Obourn — 5,727 shares; each of Messrs. Scaminace and Schmitt — 4,687 shares; and Mr. Wainscott — 0 shares.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2009 in accordance with FAS 123R of option grants under our 2004 Non-Employee Directors’ Stock Incentive Plan. There were no options granted during fiscal year 2009 to any of the directors. This column only includes amounts from options granted in fiscal year 2008. The amounts were calculated using the Black-Scholes option pricing model with the following assumptions:

Fiscal Year of Grant	Risk-free Interest Rate	Expected Life of Award	Expected Dividend Yield of Stock	Expected Volatility of Stock
2008	4.0%	4.8 years	1.4%	25.5%

During fiscal year 2009, no stock options were forfeited by any of the directors. As of June 30, 2009, each director had the following aggregate number of outstanding stock options: Ms. Harty — 0 options; Mr. Kassling — 13,350 options; Mr. Kohlhepp — 12,300 options; Mr. Mazzalupi — 11,616 options; Mr. Müller — 8,065 options; Ms. Obourn — 12,300 options; Mr. Scaminace — 4,125 options; Mr. Schmitt — 5,181 options; Mr. Tambakeras — 4,125 options and Mr. Wainscott – 0 options.

(5)	The amounts reported in this column are the dividends earned on the restricted stock awards granted in fiscal year 2009 reported in footnote 3 to this table.
(6)	Mr. Wainscott was elected to the Board of Directors in April 2009.

Compensation of Directors

Directors who are also our employees do not receive any additional compensation for their services as Directors. During fiscal year 2009, non-employee Directors received an annual retainer, meeting fees (if applicable), and a restricted stock award. On August 16, 2007 and on August 14, 2008, the Board of Directors approved increases in the annual retainers of the non-employee Directors, as set forth below:

	Approved August 16, 2007	Approved August 14, 2008
	From 10/01/2007 through 9/30/2008	Effective beginning 10/01/2008
Annual retainer for Audit Committee Chair:	$102,500	$112,500
Annual retainer for Human Resources and Compensation Committee Chair:	$ 97,500	$107,500
Annual retainer for each of the chairs of the Corporate Governance and Nominating Committee and the Finance Committee:	$ 92,500	$105,000
Annual retainer for non-chair committee members:	$ 87,500	$ 97,500

In addition to the annual retainers described above, non-employee Directors are entitled to receive a $1,500 fee for attending each Board of Directors or Committee meeting that exceeds the number of regularly scheduled Board of Directors or Committee meetings in a fiscal year by more than two. During fiscal year 2009, neither the Board of Directors nor any of the Committees met more than two times beyond their regularly scheduled meetings except for the Human Resources and Compensation Committee. There were three regularly scheduled meetings of the Human Resources and Compensation Committee and seven additional meetings resulting in a payment of $7,500 to those members of the Human Resources and Compensation Committee that attended all ten meetings.

Directors may elect to defer all or a portion of their annual retainers under our Deferred Compensation Plan for Directors or elect to convert all or a portion of their annual retainers into our common stock pursuant to our Non-Employee Directors’ Stock Plan. If a Director elects to convert under our Non-Employee Directors’ Stock Plan, the applicable portion of his or her retainer is converted into our common stock by using the average of the high and low stock price for our common stock on the beginning date of his or her election to convert under the plan. The Director receives restricted shares that vest ratably on each December 31 during his or her term with the remaining shares to vest on the date of our Annual Shareholders Meeting when the Director’s term ends. Upon death or disability, a pro-rated portion of the Director’s restricted shares will vest immediately and the remaining shares will be forfeited. In the event of a change in control, the vesting of the restricted shares will be accelerated.

Each Director who was serving as a Director on October 1, 2008 and who was not a current or retired employee was granted 1,350 shares of restricted stock as of October 1, 2008 under our 2004 Non-Employee Directors Stock Incentive Plan. The original terms of the shares provide that the shares will vest 100% on September 30, 2011, except that if a Director ceases to be a Director for any reason prior to September 30, 2011, a pro-rated portion of her or his restricted shares will vest immediately on the date of termination and the remaining shares will be forfeited. In January 2009, however, the Human Resources and Compensation Committee amended the terms of the shares awarded to each of Messrs. Kassling, Scaminace and Schmitt to provide that the shares will vest 100% on September 30, 2009, except that if he ceases to be a director for any reason prior to September 30, 2009, a pro-rated portion of his restricted shares will vest immediately on the date of termination and the remaining shares will be forfeited. The amendment was intended to align the vesting period for the awards with the one-year term for which Messrs. Kassling, Scaminace and Schmitt were elected at the 2008 Annual Meeting of Shareholders. The original terms of the shares still apply to the shares awarded to Mses. Harty and Obourn and Messrs. Kohlhepp, Mazzalupi, Müller and Tambakeras.

All shares of restricted stock earn dividends payable directly to each Director to whom they are issued.

RATIFICATION OF THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors recommends ratification of its appointment of Deloitte & Touche LLP, or D&T, as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ending June 30, 2010. D&T served as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ended June 30, 2009. A representative of D&T is expected to be present at the Annual Meeting of Shareholders and available to respond to appropriate questions, and will have an opportunity to make a statement if he or she desires to do so. Ratification of the appointment of D&T as the independent registered public accounting firm for the fiscal year ending June 30, 2010 requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented and entitled to vote on the proposal at the Annual Meeting of Shareholders.

Audit Fees.    The aggregate fees billed or expected to be billed by D&T for the fiscal years ended June 30, 2009 and June 30, 2008 for auditing our annual consolidated financial statements, reviewing our interim financial statements included in our Forms 10-Q filed with the SEC and services normally provided in connection with statutory and regulatory filings or engagements were $7,271,566 and $5,354,488, respectively.

Audit-Related Fees.    The aggregate fees billed by D&T for the fiscal years ended June 30, 2009 and June 30, 2008 for assurance and related services provided to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in “Audit Fees” above were $322,702 and $74,588, respectively. The fees billed related primarily to audit procedures required to respond to or comply with financial, accounting or regulatory reporting matters and internal control reviews and reporting requirements.

Tax Fees.    The aggregate fees billed by D&T for the fiscal years ended June 30, 2009 and June 30, 2008 with respect to tax compliance services such as global assistance in preparing various types of tax returns were $1,629,771 and $1,569,339, respectively, and for tax planning services, generally related to our many acquisitions and restructurings, were $3,485,859 and $2,421,254, respectively.

All Other Fees.    D&T for the fiscal years ended June 30, 2009 and June 30, 2008 did not bill any fees for products and services provided to us that are not included in the above categories.

Audit Committee Pre-Approval Policies and Procedures.    In accordance with the SEC’s rules issued pursuant to the Sarbanes Oxley Act of 2002, which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by our independent registered public accounting firm, the Audit Committee has adopted a formal policy on Auditor Independence requiring the approval by the Audit Committee of all professional services rendered by our independent registered public accounting firm. The policy specifically pre-approves certain services up to a budgeted amount to be determined annually by the Audit Committee. All other services require Audit Committee approval on a case-by-case basis.

All of the services described in “Audit-Related Fees” and “Tax Fees” were approved by the Audit Committee in accordance with our formal policy on Auditor Independence.

The Board of Directors unanimously recommends a vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

APPROVAL OF THE

PARKER-HANNIFIN CORPORATION 2009 OMNIBUS STOCK INCENTIVE PLAN

Subject to shareholder approval at the annual meeting, on August 13, 2009, our Board of Directors unanimously approved the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan, which we refer to as the 2009 Plan, to be effective as of October 28, 2009.

We currently maintain the Parker-Hannifin Corporation 2003 Stock Incentive Plan, the 2004 Non-Employee Directors Stock Incentive Plan, the Non Employee Directors Stock Option Plan, and the Amended & Restated Non-Employee Directors Stock Plan, which together we refer to as the Current Plan. As of August 31, 2009, there were 1,910,298 shares available for future awards under the Current Plan; of that number, 1,304,197 shares were available under the 2003 Stock Incentive Plan, and 606,101 were available under the Non-Employee Directors plans combined. The Current Plan will continue, whether or not the 2009 Plan is approved, and we will continue to grant awards under the Current Plan to the extent we have shares available.

Introduction

Our Board of Directors believes that an effective equity compensation program is a key component of the implementation of the Win Strategy. Long-term incentive compensation in the form of equity awards advances both the financial performance and profitable growth goals of the Win Strategy, and allows us to attract, retain and reward the best possible candidates for positions of responsibility within our company. We expect that the 2009 Plan will be an important factor in attracting, retaining and rewarding the high caliber executives who are essential to our success, and in motivating these individuals to strive to enhance our growth and profitability.

Our Board of Directors approved the 2009 Plan in order to increase the number of shares of our common stock available for equity awards to our key employees, and to provide the ability to grant a full range of equity and cash-based awards, including stock options (both nonqualified stock options and incentive stock options, or “ISOs”), stock appreciation rights (or “SARs”), restricted stock awards, unrestricted stock awards, restricted stock units, and dividend equivalents.

Your approval of the 2009 Plan will also allow us to continue to provide incentive compensation that preserves our tax deductions under Section 162(m) of the Internal Revenue Code. Section 162(m) denies a corporation’s federal income tax deduction for compensation it pays to certain executive officers in excess of $1 million per year for each such officer. Section 162(m) provides an exception to this limitation for performance-based compensation, the material terms of which have been approved by a corporation’s shareholders. To ensure that stock options and SARs awarded under the 2009 Plan will qualify for this exception, you are being asked to approve the maximum awards for each individual of stock options and SARs and the employees eligible to participate in the 2009 Plan, as further described below.

Burn Rate and Overhang

In administering our equity compensation program, we consider both our “burn rate” and our “overhang” in evaluating the impact of the program on our shareholders.

Our burn rate is defined as the number of equity awards granted in the year, divided by the undiluted weighted average number of common shares outstanding during the year. It measures the potential dilutive effect of annual equity grants. For fiscal 2009, our burn rate was 1.61% and our three-year average burn rate from fiscal 2007 through fiscal 2009 was 1.64%.

Our overhang is defined as the equity awards outstanding but not exercised, plus equity awards available to be granted (“available equity award shares”), divided by total common shares outstanding plus the available equity award shares. It measures the potential dilutive effect of outstanding equity awards and future awards available for grant. Our overhang as of August 31, 2009 was 11.4%. If we include the 5,500,000 shares that would be available under the 2009 Plan in the calculation, then our overhang would be 14.01%.

We believe that our burn rate and overhang (with or without including the shares requested under the 2009 Plan) are reasonable in relation to companies in our industry and reflect a judicious use of equity for compensation purposes. In this regard, our overhang percentage is affected by two important features of our equity compensation program. First, we primarily grant stock options and SARs to our employees. As a result, we have a higher share usage rate than if we had granted primarily restricted shares or restricted stock units. Second, we encourage our employees to hold their stock options and SARs for extended periods of time after vesting. In fact, as of August 31, options and SARs covering approximately 3.55 million shares have been outstanding for more than six years, as illustrated in the table below. We believe that the success of our efforts to encourage employees to hold their stock options and SARs reflects the confidence of our employees in the company’s prospects for future growth. However, as a result, stock options and SARs remain in the overhang calculation for relatively long periods.

	Outstanding Options (in millions)	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
In-the-money Options/SARs outstanding in excess of six years	3.55	$28.89	2.99 years
Underwater Options/SARs outstanding in excess of six years	0	N/A	N/A
All Options/SARs outstanding less than six years	13.9	$53.19	7.10 years

As of August 31, 2009, there were approximately 17.5 million stock option and SAR awards that remained outstanding and unexercised, of which approximately 15.3% were held by our named executive officers. The stock options and SARs had a weighted average exercise price of $47.57 and a weighted average remaining life of 6.92 years. The options and SARs generally vest ratably over the first three anniversaries of the date of grant.

As of August 31, 2009, there were approximately 1.3 million full value shares outstanding under the Current Plan.

The principal features of the 2009 Plan are summarized below. The full text of the 2009 Plan is attached as Appendix A to this proxy statement, and the following summary is qualified in its entirety by reference to Appendix A.

Plan Limits

The maximum number of shares of our common stock that may be issued pursuant to awards under the 2009 Plan (including awards of ISOs) is 5,500,000, which may include authorized but unissued shares, treasury shares, or a combination of the foregoing. The 2009 Plan provides that “full-value awards”, meaning all awards other than stock options, SARs and any restricted stock awards with a fair market value purchase price, will be counted against the 2009 Plan maximum in a 1.87-to-1 ratio. For example, if we grant 100 restricted stock units, we would reduce the 2009 Plan limit by 187 shares. Stock options and SARs will be counted against the 2009 Plan limit in a 1-to-1 ratio.

It has not been our practice under the Current Plan, nor will we under the 2009 Plan, pay dividends on any unearned amounts under any incentive performance plans. We have historically issued re-load grants to officers under the Current Plan; however, going forward, we will not issue re-load grants under any circumstance, whether under the Current Plan or the 2009 Plan. Further, Dividend Equivalents are not permitted for options or SARs.

Shares covering awards that terminate or are forfeited under the Current Plan or the 2009 Plan will again be available for issuance under the Current Plan or the 2009 Plan, and upon payment in cash of the benefit provided by any award granted under the Current Plan or the 2009 Plan, any shares that were covered by that award will be available for issue under the Current Plan or the 2009 Plan. Shares surrendered for the payment of the exercise price of stock options, repurchased by us with option proceeds, or withheld for taxes upon exercise or vesting of an award, will not again be available for issuance under the 2009 Plan. In addition, when a SAR is exercised and settled in shares or a stock option is subject to net-exercise, all of the shares underlying the SAR or option will be counted against the Current Plan or the 2009 Plan limit regardless of the number of shares used to settle the SAR or option.

The 2009 Plan imposes sub-limits on the number of shares of our common stock that may be issued under the 2009 Plan. In order to comply with the exemption from Section 162(m) of the Internal Revenue Code relating to performance-based compensation, the 2009 Plan provides that no participant may be granted stock options or SARs for more than 1,000,000 shares in any three-year period. In addition, no participant may be granted restricted stock awards, unrestricted stock awards or restricted stock units for more than 1,000,000 shares in any three-year period. Further, to the extent that any restricted stock award, unrestricted stock award or restricted stock unit is intended to qualify for the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code, that award would be granted subject to the terms of the Parker-Hannifin Corporation Performance Bonus Plan (the “Performance Bonus Plan”), which was approved by our shareholders on October 26,

2005. The Performance Bonus Plan specifies limits on the number of shares issued pursuant to a performance-based award and sets out the business criteria on which performance goals may be based.

Administration

The 2009 Plan will be administered by our Human Resources and Compensation Committee, or such other committee as our Board of Directors selects consisting of two or more directors, each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, an “outside director” under regulations promulgated under Section 162(m) of the Internal Revenue Code, and an “independent director” under the New York Stock Exchange rules. The Committee will have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the 2009 Plan.

Our Board of Directors may reserve to itself any or all of the authority and responsibility of the Committee under the 2009 Plan or may act as administrator of the 2009 Plan for any and all purposes. In addition, our Board of Directors or the Committee may expressly delegate to a special committee, consisting of one or more directors or officers, some or all of the Committee’s authority, within specified parameters, to grant awards to eligible participants who, at the time of grant, are not officers and are not anticipated to be covered employees whose compensation would be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Eligibility

The 2009 Plan provides that awards may be granted to our employees and directors, except that ISOs may be granted only to employees. Approximately 10 directors and approximately 2,000 employees would currently be eligible to participate in the 2009 Plan.

Duration and Modification

To the extent required by applicable law, the 2009 Plan will terminate on October 28, 2019, or such earlier date as the Committee may determine. Notwithstanding the foregoing, the 2009 Plan will remain in effect for outstanding awards until no awards remain outstanding. The Committee may amend, suspend or terminate the 2009 Plan at any time but shareholder approval is required for any amendment to the extent necessary to comply with the New York Stock Exchange rules or applicable laws. Currently, the New York Stock Exchange rules would require shareholder approval for a material revision of the 2009 Plan, which would generally include a material increase in the number of shares available under the 2009 Plan, a material extension of the term of the 2009 Plan, an expansion of the class of participants eligible to participate in the 2009 Plan, an expansion of the types of awards provided under the 2009 Plan, a material change in the method of determining the exercise price of stock options, and the deletion or limitation of the provision of the 2009 Plan prohibiting re-pricing of stock options and SARs.

Stock Options

The Committee may, at any time and from time to time, grant stock options to participants in such number as the Committee determines in its discretion. Stock options may consist of non-qualified stock options, incentive stock options, or any combinations of the foregoing awards.

Stock options provide the right to purchase shares at a price not less than their fair market value on the date of grant (which date may not be earlier than the date that the Committee takes action with respect to such grants). The fair market value of our common stock as reported on the New York Stock Exchange on August 31, 2009 was $48.66 per share. No stock options may be exercised more than 10 years from the date of grant. No participant may be granted stock options for more than 1,000,000 shares in any three-year period.

Each grant will specify (i) any period of continuous employment that is necessary (or the performance objectives that must be achieved) before the stock options become exercisable, and (ii) the extent to which the option holder will have the right to exercise the stock options following termination. The Committee will determine the terms in its discretion, which terms need not be uniform among all option holders.

The option price is payable at the time of exercise in any of the following forms of consideration, to the extent permitted by the Committee: (i) in cash, (ii) by tendering unrestricted shares of our common stock that are already owned by the option holder and have a value at the time of exercise equal to the option price, (iii) by cashless exercise, (iv) by net-exercise, (v) with any other legal consideration that the Committee may deem appropriate, or (vi) by any combination of the foregoing methods of payment.

SARs

The Committee may, at any time and from time to time, grant SARs to participants in such number as the Committee determines in its discretion. SARs can be tandem (granted with stock options to provide an alternative to exercise of the option) or free-standing.

The grant price for each freestanding SAR will be determined by the Committee, in its discretion, and will be at least equal to the fair market value of a share on the date of grant. The grant price of tandem SARs will be equal to the exercise price of the related stock option. No SAR may be exercised more than 10 years from the date of grant. No participant may be granted SARs for more than 1,000,000 shares in any three-year period.

Upon the exercise of a SAR, the holder is entitled to receive payment in an amount determined by multiplying: (i) the excess of the fair market value of a share on the date of exercise over the grant price; by (ii) the number of shares with respect to which the SAR is exercised. Each grant will specify whether the payment will be in cash, shares of equivalent value, or in some combination thereof.

Tandem SARs may only be exercised at a time when the related stock option is exercisable and the spread is positive. Upon exercise of a tandem SAR, the related stock option will be surrendered for cancellation.

Each grant of a free-standing SAR will specify (i) any period of continuous employment that is necessary (or the performance objectives that must be achieved) before the SAR becomes exercisable, and (ii) the extent to which the holder will have the right to exercise the SAR following termination. The Committee will determine these terms in its discretion, and these terms need not be uniform among all participants.

Restricted Stock Awards

The Committee may, at any time and from time to time, grant or sell shares of restricted stock to participants in such number as the Committee determines in its discretion.

A restricted stock award constitutes an immediate transfer of ownership of a specified number of shares to the recipient in consideration of the performance of services. Unless otherwise provided by the Committee, the participant is entitled immediately to voting, dividend and other ownership rights in the shares. The transfer may be made without additional consideration or in consideration of a payment by the recipient that is less than the fair market value per share on the date of grant.

Restricted shares will be issued subject to a “substantial risk of forfeiture”, within the meaning of Section 83 of the Internal Revenue Code, based upon continued service, the achievement of performance goals, or the occurrence of other events as determined by the Committee, in its discretion. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in the manner prescribed by the Committee on the date of grant for the period during which such forfeiture provisions are to continue.

Unrestricted Stock Awards

The Committee may issue shares of common stock to an officer, free of any restrictions, pursuant to a long-term incentive bonus award earned under our Performance Bonus Plan.

Restricted Stock Units

The Committee may, at any time and from time to time, grant or sell restricted stock units to participants in such number as the Committee determines in its discretion.

Restricted stock units constitute an agreement to deliver shares to the recipient in the future at the end of a restriction period and subject to the fulfillment of such conditions as the Committee may specify. The transfer shall be made without additional consideration, except as otherwise required by applicable law.

During the restriction period the participant shall have no right to transfer any rights under his or her award and no right to vote or receive dividends on the shares covered by the restricted stock units, but the Committee may authorize the payment of dividend equivalents with respect to the restricted stock units, either in cash or by crediting the participant with additional restricted stock units as of the date of payment of cash dividends on our common stock.

Acceleration of Awards

The Committee may in its discretion determine at any time that: (i) all or a portion of a participant’s stock options and SARs will become fully or partially exercisable; (ii) all or a part of the service-based vesting restrictions on all or a portion of the outstanding awards will lapse; (iii) any performance goals with respect to any awards will be deemed to be wholly or partially satisfied; and/or (iv) any other limitation or requirement under any such award will be waived, in each case, as of such date as the Committee, in its discretion, declares. Any such decisions by the Committee need not be uniform among all participants or awards. However, the Committee shall not take any action (i) that would cause an award that is intended to qualify for the performance-based exception from Section 162(m) of the Internal Revenue Code to fail to qualify for that exception, or (ii) that would cause an award that is otherwise exempt from Section 409A of the Internal Revenue Code to become subject to Section 409A or that would cause an award that is subject to Section 409A of the Internal Revenue Code to fail to satisfy the requirements of Section 409A.

Change in Control

The Committee may, in its discretion, accelerate the date on which awards granted under the 2009 Plan become exercisable, vested or settled in the event of a change in control of the Corporation. In addition, in the event of a change in control, we may purchase outstanding awards at a price per share equal to the difference between the consideration per share payable pursuant to the change in control and any exercise or purchase price payable by a participant under the award.

Transferability

Except as our Board of Directors or the Committee otherwise determines, awards granted under the 2009 Plan will not be transferable by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during a participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative. Any award made under the 2009 Plan may provide that any shares issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Adjustments

In the event of any equity restructuring, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the Committee will equitably adjust the number and kind of shares that may be delivered under the 2009 Plan, the individual award limits, and, with respect to outstanding awards, the number and kind of shares subject to outstanding awards, the exercise price, and the grant price or other price of shares subject to outstanding awards, to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the Committee may, in its discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights. However, unless otherwise determined by the Committee, we will always round down to a whole number of shares subject to any award. Any such adjustment will be made by the Committee, whose determination will be conclusive.

Prohibition on Re-Pricing

Subject to adjustment as described under “Adjustments” immediately above, the 2009 Plan does not permit, without the approval of our shareholders, what is commonly known as the “re-pricing” of stock options or SARs, including:

•	an amendment to reduce the exercise price of any outstanding stock option or base price of any outstanding SAR;

•	the cancellation of an outstanding stock option or SAR and replacement with a stock option having a lower exercise price or with a SAR having a lower base price; and

•	the cancellation of an outstanding stock option or SAR and replacement with another award under the 2009 Plan.

Federal Income Tax Consequences

The following discussion is limited to a summary of the U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2009 Plan. The tax consequences of awards may vary according to country of participation. Also, the tax consequences of the grant, exercise or vesting of awards may vary depending upon the particular circumstances, and it should be noted that income tax laws, regulations and interpretations change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Tax Consequences to Participants

Nonqualified Stock Options. In general, (i) a participant will not recognize income at the time a nonqualified stock option is granted; (ii) a participant will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for the shares; and (iii) at the time of sale of shares acquired pursuant to the exercise of the nonqualified option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. A participant will not recognize income at the time an ISO is granted or exercised. However, the excess of the fair market value of the shares on the date of exercise over the option price paid may constitute a preference item for the alternative minimum tax. If shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the issuance of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares as of the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. A participant will not recognize income upon the grant of a tandem SAR or a free-standing SAR. The participant generally will recognize ordinary income when the SAR is exercised in an amount equal to the cash and the fair market value of any unrestricted shares received on the exercise.

Restricted Stock Awards. A participant will not be subject to tax until the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. At that time, the participant will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares). However, a participant who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to forfeiture and transfer restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Unrestricted Stock Awards. A participant will recognize ordinary income upon the grant of an unrestricted stock award equal to the fair market value of the unrestricted shares received by the participant.

Restricted Stock Units. A participant will not recognize income upon the grant of restricted stock units. Upon payment of the awards, the participant generally will recognize ordinary income in an amount equal to the cash and the fair market value of any unrestricted shares received.

Dividend Equivalents. Any dividend equivalents awarded with respect to awards granted under the 2009 Plan and paid in cash or unrestricted shares will be taxed to the participant at ordinary income rates when such cash or unrestricted shares are received by the participant.

Section 409A. The 2009 Plan permits the grant of various types of awards that may or may not be exempt from Section 409A of the Internal Revenue Code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the award could be subject to tax at an earlier time than described above and could be subject to additional taxes and penalties. Stock options and stock appreciation rights that comply with the terms of the 2009 Plan are designed to be exempt from the application of Section 409A. Restricted stock awards, unrestricted stock awards, restricted stock units and dividend equivalents granted under the 2009 Plan will be designed either to be exempt from, or to comply with the requirements of, Section 409A.

Tax Consequences to Us

To the extent that a participant recognizes ordinary income in the circumstances described above, our company or our subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income (i) meets the test of reasonableness, is an ordinary and necessary business expense, and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code; and (ii) is not disallowed by the $1.0 million limitation on executive compensation under Section 162(m) of the Internal Revenue Code.

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2009 Plan. Future awards under the 2009 Plan will be granted by the Committee, in its discretion, and the amount of any such awards to our employees and directors is not currently determinable.

Required Vote for Approval

Approval of the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan requires the affirmative vote of the holders of at least a majority of the votes present or represented and entitled to vote on the proposal at the Annual Meeting of Shareholders, provided that a majority of the outstanding shares is voted with respect to the proposal.

Our Board of Directors has approved the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan and recommends a vote FOR approval of the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of June 30, 2009, unless otherwise indicated.

	Column (a)		Column (b)	Column (c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	15,486,418	(1)	$47.93	5,469,962	(2)
Equity compensation plans not approved by security holders(3)	55,168		$33.05	0
Total	15,541,586		$47.88	5,469,962

(1)	Includes 68,172 shares, which consists of the actual payouts of restricted stock under the 2007-08-09 LTI Awards (which payout was made after June 30, 2009) and the maximum future payouts of restricted stock that may be issued under the 2008-09-10 and 2009-10-11 LTI Awards. Under the 2008-09-10 LTI Awards, payouts will be made in restricted stock unless the participant has made a prior deferral election pursuant to the Executive Deferral Plan, or in cash if the participant is retired and has not elected to defer the payment to the Executive Deferral Plan. Under the 2009-10-11 LTI awards, payouts will be made in restricted stock. Payouts are determined by comparing our results during the performance period to the performance of a group of our peers during the same period for the following weighted performance measures: (a) compound annual revenue growth (20% weight); (b) compound annual growth in fully-diluted earnings per share from continuing operations (40% weight); and (c) average return on invested capital from continuing operations (40% weight). Also includes 74,014 phantom shares held in an account pursuant to the Stock Option Deferral Plan (which Plan has not been approved by shareholders). The phantom shares resulted from exercises of stock options granted under the 1990 Employees Stock Option Plan, which was approved by the shareholders. No further deferral elections may be made under the Stock Option Deferral Plan.
(2)	The total number of securities available for issuance under the 2003 Stock Incentive Plan is equal to the sum of (i) 13,500,000; plus (ii) the amount of any shares that are not delivered to an employee by reason of (A) the expiration, termination, cancellation or forfeiture of an award under the 1993 Stock Incentive Program; and (B) the tendering or withholding of shares to satisfy all or a portion of the exercise price or tax withholding obligations relating to shares issued or distributed under an award under the 1993 Stock Incentive Program. The maximum number of shares that may be issued under the 2003 Stock Incentive Plan as restricted stock is limited to 7,500,000 shares. The maximum number of shares that may be issued under the 2004 Non-Employee Directors’ Stock Incentive Plan is 375,000. The maximum number of shares that may be issued under the Non-Employee Directors’ Stock Plan, as amended and restated, is 345,000, all of which are granted as common stock, subject to such conditions or restrictions as the Human Resources and Compensation Committee may determine.
(3)	The 1996 Non-Employee Directors Stock Option Plan provides for the issuance of up to 562,500 shares of our common stock pursuant to stock options granted to our Directors who are not current or retired employees. Each option was granted at an exercise price equal to 100% of the fair market value of our common stock on the date the options were granted. Grants have a ten-year term and vest 50% following one year of continued service and the remaining 50% following the second year of continued service from the date granted. No further options will be granted under the 1996 Non-Employee Directors Stock Option Plan.

SHAREHOLDER PROPOSAL

TO SEPARATE THE ROLES OF CHAIRMAN OF THE BOARD

AND CHIEF EXECUTIVE OFFICER

This proposal has been submitted on behalf of Norges Bank Investment Management with administrative offices at Postboks 1179 Sentrum, 0107 Oslo, Norway. Norges Bank Investment Management is one of our shareholders. We will provide to shareholders, promptly upon receiving an oral or written request, the number of shares of our common stock beneficially held by Norges Bank Investment Management as of August 31, 2009. In accordance with the applicable proxy rules, the proposed resolution and supporting statement, for which our Board of Directors accepts no responsibility, are set forth below.

Proposal Resolution

RESOLVED: Pursuant to Section 1701.11 of the Ohio Revised Code, the shareholders hereby amend the Code of Regulations to add the following text where designated:

To add a new Article IV, Section 3:

“Notwithstanding any other provision of these Regulations, the Chairman of the Board shall be a Director who is independent from the Corporation. For purposes of this Regulation, ‘independent’ has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman of the Board who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman of the Board who satisfies the requirements of this Regulation within 60 days of such determination. Compliance with this Regulation shall be excused if no Director who qualifies as independent is elected by the shareholders or if no Director who is independent is willing to serve as Chairman of the Board. This Regulation shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Regulation was adopted.”

Proponent’s Supporting Statement

Sound corporate governance is a prerequisite for long term value creation. In that context, the composition of the Board should be such that it represents all shareholders to whom it is accountable. The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of the responsibilities between these positions to ensure a balance of power and authority on the Board. Approximately 45% of S&P 1500 companies have separate CEO and Chairman positions.

The Board should be led by an independent Chairman and be in a position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction and have the support to take long-term views in the development of business strategies. An independent Chairman is better able to oversee and give guidance to Corporation executives and help prevent conflict or the perception of conflict, and in turn effectively strengthen the system of checks-and-balances within the corporate structure and protect shareholder value.

In our current challenging markets, we believe the need for an independent Chairman is even more imperative. An independent Chairman will be a strength to the Corporation when the Board must make the necessary strategic decisions and prioritizations ahead to sustain a sound business that creates shareholder value over time.

We therefore urge shareholders to vote FOR this proposal.

Board of Directors Response

Our Board of Directors unanimously recommends that you vote against this Proposal because it is unnecessary and it is not in our best interests or in the best interests of our shareholders.

Our Board of Directors strongly favors a governance structure which includes a diligent and independent board of directors. This structure is clearly evidenced by the composition of the current Board of Directors and its Committees. Our Board of Directors currently has 11 Directors, 10 of which are independent based on our Board’s consideration of our Independence Standards for Directors and the applicable independence standards of the New York Stock Exchange.

The Human Resources and Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Audit Committee are composed entirely of independent directors. Consequently, independent directors directly oversee critical matters such as, among others, the remuneration policy for executive officers, our corporate governance guidelines, policies and practices, our corporate finance strategies and initiatives and the integrity of our financial statements and internal controls over financial reporting.

For example, the Human Resources and Compensation Committee conducts an annual performance review of the Chairman and CEO and, based on that review, establishes the Chairman and CEO’s annual and long-term compensation, including salary, bonuses, equity awards and other compensation and benefits. Additionally, in August 2009, our Board of Directors, based on the recommendation of the Human Resources and Compensation Committee, adopted a policy on recovery of performance-based compensation from certain executive officers in the event of a restatement of our financial results.

The Corporate Governance and Nominating Committee regularly reviews our corporate governance guidelines, policies and practices and recommends to our Board of Directors modifications or additions to those guidelines, policies and practices. In 2007, based on the recommendation of the Corporate Governance and Nominating Committee, we amended our Code of Regulations to eliminate the classified board structure and provide for the annual election of all Directors.

Separating the role of Chairman and CEO will not result in strengthening our corporate governance or in creating or enhancing long-term value for our shareholders. All of our Directors, independent or not, are required to exercise their fiduciary duties in a manner they believe to be in our best interests and in the best interests of our shareholders. Splitting the roles of Chairman and CEO would not diminish or augment these fiduciary duties or enhance the independence or performance of our Board of Directors. Moreover, our Board of Directors does not believe such a requirement would ensure a balance of power and authority on our Board of Directors, as each Board member is an equal participant in Board meetings and decisions.

In addition, our Board of Directors has designated the Chairman of the Corporate Governance and Nominating Committee, an independent director, as our “Lead Director”. The Lead Director serves as chairman of the non-management, independent Directors, who meet regularly in executive session without management. The non-management, independent Directors met four times during fiscal year 2009. The Lead Director, a separate and independent position from the Chairman, calls meetings, supervises the conduct of meetings of the non-management, independent Directors, and facilitates communication between the independent Directors, the Chairman and management. The Lead Director is also involved in various other corporate governance initiatives, such as preparing agendas for meetings of our Board of Directors, identifying and recruiting potential candidates for election to our Board of Directors and composing and structuring the leadership of the Committees of our Board of Directors.

Finally, despite the proponent’s preference for an independent Chairman, there is currently no consensus in the United States that separating the role of Chairman from senior executives is a corporate governance “best practice” or that such a separation enhances shareholder value. Board structures vary greatly among U.S. corporations based on their particular facts and circumstances, and no “one-size-fits-all” board structure has been shown to enhance or guarantee corporate success. Accordingly, our Board of Directors sees no benefit in limiting its flexibility to choose the person it believes would best serve as Chairman.

The shareholder proposal would eliminate the ability of our Board of Directors to consider whether a member of management is best positioned to serve in the role of Chairman at any given time. Rigid application of the proposal would deprive our Board of Directors of the flexibility that it needs to evaluate our particular needs, the specific qualifications of the individuals in question and the particular facts and circumstances affecting our business, as it considers candidates for Chairman. We believe that shareholders are best served by a Board of Directors that can adapt its structure to our needs and the capabilities of its Directors and senior executives. Because this proposal narrows the governance options available to our Board of Directors, we do not believe its adoption is in our best interests or in the best interests of our shareholders.

As a result, in view of our highly independent board structure and our strong corporate governance guidelines and practices, our Board of Directors believes that the shareholder proposal is unnecessary and would not strengthen the independence or oversight functions of our Board of Directors, and is not in our best interests or in the best interests of our shareholders. Our Board of Directors and its independent Corporate Governance and Nominating Committee will continue to evaluate our corporate governance practices on an ongoing basis to ensure that those practices sufficiently address our needs. For all of these reasons, our Board of Directors unanimously recommends a vote AGAINST this Proposal.

Under the Code of Regulations, this Proposal must be approved by the holders of shares entitling them to exercise a majority of the voting power on the Proposal. Accordingly, this Proposal will be approved, and the proposed amendments to the Code of Regulations adopted, upon the affirmative vote of the holders of a majority of our outstanding Common Shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of August 31, 2009 except as otherwise indicated, the name and address of each person believed to be a beneficial owner of more than 5% of our Common Shares, the number of shares and the percentage so owned, as well as the beneficial ownership of our Common Shares by the Directors, the Named Executive Officers and all Directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percentage of Class(b)
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	8,550,000	(c)	5.30%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	8,098,060	(d)	5.03%

L. S. Harty	13,979
W. E. Kassling	31,968	(e)
R. J. Kohlhepp	26,805	(f)
G. Mazzalupi	28,478	(g)
K. P. Müller	29,102	(h)
C. M. Obourn	23,437	(f)
J. M. Scaminace	10,445	(i)
W. R. Schmitt	22,056	(j)
M. I. Tambakeras	15,724	(k)
J. L. Wainscott	0

D. E. Washkewicz	1,707,724	(l)
T. K. Pistell	264,491	(m)
L. C. Banks	170,573	(n)
H. Droxner	170,541	(o)
M. M. Kashkoush	126,959	(p)

All Directors and executive officers as a group (36 persons)	4,309,000	(q)	2.70%

(a)	Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(b)	No Director or executive officer beneficially owned more than 1% of our Common Shares as of August 31, 2009.

(c)	Pursuant to a statement filed by Capital World Investors with the Securities and Exchange Commission, or SEC, in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, Capital World Investors has reported that, as of December 31, 2008, it had sole voting power over 1,350,000 Common Shares and sole investment power over 8,550,000 Common Shares.

(d)	Pursuant to a statement filed by The Vanguard Group, Inc. with the SEC in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, The Vanguard Group, Inc. has reported that, as of December 31, 2008, it had sole voting power over 177,963 Common Shares and sole investment power over 8,098,060 Common Shares.

(e)	This amount includes 6,750 Common Shares owned jointly by Mr. Kassling and his spouse and 13,350 Common Shares subject to options exercisable by Mr. Kassling on or prior to October 30, 2009 granted under our Non-Employee Directors stock option plans.

(f)	These amounts include 12,300 Common Shares subject to options exercisable by each of Mr. Kohlhepp and Ms. Obourn on or prior to October 30, 2009 granted under our Non-Employee Directors stock option plans.

(g)	This amount includes 11,129 Common Shares subject to options exercisable by Mr. Mazzalupi on or prior to October 30, 2009 granted under our Non-Employee Directors stock option plans.

(h)	This amount includes 7,374 Common Shares subject to options exercisable by Mr. Müller on or prior to October 30, 2009 granted under our Non-Employee Directors stock option plans.

(i)	This amount includes 20 Common Shares owned by Mr. Scaminace’s son, 76 Common Shares as to which Mr. Scaminace’s son holds voting power pursuant to the Retirement Savings Plan as of June 30, 2009, and 4,125 Common Shares subject to options exercisable by Mr. Scaminace on or prior to October 30, 2009 granted under our Non-Employee Directors stock option plans.

(j)	This amount includes 5,181 Common Shares subject to options exercisable by Mr. Schmitt on or prior to October 30, 2009 granted under our Non-Employee Directors stock option plans.

(k)	This amount includes 4,125 Common Shares subject to options exercisable by Mr. Tambakeras on or prior to October 30, 2009 granted under our Non-Employee Directors stock option plans.

(l)	This amount includes 1,477 Common Shares which represents Mr. Washkewicz’s proportionate interest in his mother’s revocable trust, 38,000 Common Shares owned indirectly by Mr. Washkewicz through the Pamela Washkewicz Revocable Trust, 39,049 Common Shares as to which Mr. Washkewicz holds voting power pursuant to the Retirement Savings Plan as of June 30, 2009, and 1,183,716 Common Shares subject to options or Stock Incentives exercisable by Mr. Washkewicz on or prior to October 30, 2009 granted under our stock option plans. Mr. Washkewicz has disclaimed beneficial ownership of 5,670 shares owned by his children.

(m)	This amount includes 3,514 Common Shares owned indirectly by Mr. Pistell through the Linda S. Pistell Revocable Trust, 7,468 Common Shares as to which Mr. Pistell holds voting power pursuant to the Retirement Savings Plan as of June 30, 2009 and 155,098 Common Shares subject to options or Stock Incentives exercisable by Mr. Pistell on or prior to October 30, 2009 granted under our stock option plans.

(n)	This amount includes 6,823 Common Shares owned indirectly by Mr. Banks through the Elizabeth K. Banks Revocable Trust, 865 Common Shares owned indirectly by Mr. Banks through his 3 children, 7,378 Common Shares as to which Mr. Banks holds voting power pursuant to the Retirement Savings Plan as of June 30, 2009 and 124,778 Common Shares subject to options or Stock Incentives exercisable by Mr. Banks on or prior to October 30, 2009 granted under our stock option plans.

(o)	This amount includes 44,589 Common Shares owned indirectly by Mr. Droxner through the Droxner Family Trust, 1,642 Common Shares as to which Mr. Droxner holds voting power pursuant to the Retirement Savings Plan as of June 30, 2009 and 98,921 Common Shares subject to options or Stock Incentives exercisable by Mr. Droxner on or prior to October 30, 2009 granted under our stock option plans.

(p)	This amount includes 3,193 Common Shares as to which Mr. Kashkoush holds voting power pursuant to the Retirement Savings Plan as of June 30, 2009 and 100,887 Common Shares subject to options or Stock Incentives exercisable by Mr. Kashkoush on or prior to October 30, 2009 granted under our stock option plans.

(q)	This amount includes 157,951 Common Shares for which voting and investment power are shared, 167,717 Common Shares as to which all executive officers as a group hold voting power pursuant to the Retirement Savings Plan as of June 30, 2009, and 2,915,647 Common Shares subject to options, stock appreciation rights or Stock Incentives exercisable on or prior to October 30, 2009 granted under our stock option plans held by all Directors and executive officers as a group.

SHAREHOLDERS’ PROPOSALS

We must receive at our principal executive offices by May 31, 2010 any proposal of a shareholder intended to be presented at our 2010 Annual Meeting of Shareholders, or the 2010 Meeting, and to be included in our proxy, notice of meeting and proxy statement related to the 2010 Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted to us by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, or Non-Rule 14a-8 Proposals, in connection with the 2010 Meeting must be received by us by August 14, 2010 or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. Our proxy related to the 2010 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 14, 2010. Our proxy related to the 2009 Annual Meeting of Shareholders gives discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 8, 2009.

Procedures for Submission and Consideration of Director Candidates. The Corporate Governance and Nominating Committee will consider shareholder recommendations for nominees for election to our Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, and must be received at our executive offices on or before June 30 of each year in anticipation of the following year’s Annual Meeting of Shareholders. All shareholder recommendations for Director nominees must set forth the following information:

1.	The name and address of the shareholder recommending the candidate for consideration as such information appears on our records, the telephone number where such shareholder can be reached during normal business hours, the number of Common Shares owned by such shareholder and the length of time such shares have been owned by the shareholder; if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.	Complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a Director;

4.	The disclosure of any relationship of the candidate being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect;

5.	A description of all relationships, arrangements and understandings between the proposing shareholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a Director, if elected; and

6.	A written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual’s background, education, experience and other qualifications in the event that the Corporate Governance and Nominating Committee desires to do so, has consented to be named in our proxy statement and has consented to serve as a Director, if elected.

There are no specific qualifications or specific qualities or skills that are necessary for our Directors to possess. In evaluating Director nominees, the Corporate Governance and Nominating Committee (or a successor committee) will consider such factors as it deems appropriate, and other factors identified from time to time by our Board of Directors. The Corporate Governance and Nominating Committee will consider the entirety of each proposed Director nominee’s credentials. As a general matter, the Committee will consider factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of our Board of Directors and other new Director candidates. The Corporate Governance and Nominating Committee’s goal in selecting Directors for nomination to our Board of Directors is generally to seek a well-balanced membership that combines a variety of experience, skill and intellect in order to enable us to pursue our strategic objectives.

The Corporate Governance and Nominating Committee will consider all information provided to it that is relevant to a candidate’s nomination as a Director. Following such consideration, the Committee may seek additional information regarding, and may request an interview with, any candidate who it wishes to continue to consider. Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the candidate to our Board of Directors. The Committee will consider candidates recommended by shareholders on the same basis as candidates from other sources.

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for Directors. The Committee regularly reviews the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Committee will consider various potential candidates. Candidates may be recommended by current members of our Board of Directors, third-party search firms or shareholders. During the past fiscal year, the Corporate Governance and Nominating Committee retained Howard & O’Brien Associates, Inc. as a search firm to assist in locating, interviewing, and evaluating potential Board candidates. The Corporate Governance and Nominating Committee generally does not consider recommendations for Director nominees submitted by individuals who are not affiliated with us. In order to preserve its impartiality, the Corporate Governance and Nominating Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

Communications with Directors. Our security holders and other interested parties may communicate with our Board of Directors as a group, with the non-management Directors as a group, or with any individual Director by sending written communications to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Committee. All other communications will be provided to the individual Director(s) or group of Directors to whom they are addressed. Copies of all communications will be provided to all other Directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the Directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business and/or our subsidiaries, or communications that relate to improper or irrelevant topics.

GENERAL

Our Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

We will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, our officers and employees may solicit the return of proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of Common Shares. We will, upon request, reimburse them for their expenses in so doing. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, to assist in the solicitation of proxies at an anticipated cost of $16,500, plus disbursements.

You are urged to vote your proxy promptly by internet, telephone or mail by following the instructions on the enclosed proxy card in order to make certain your shares will be voted at the meeting. Common Shares represented by properly voted proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted:

•

in favor of the election of William E. Kassling, Robert J. Kohlhepp, Giulio Mazzalupi, Klaus-Peter Müller, Joseph M. Scaminace, Wolfgang R. Schmitt, Markos I. Tambakeras and James L. Wainscott as Directors for a one-year term;

•	in favor of the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending June 30, 2010;

•	in favor of the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan; and

•	against the shareholder proposal to amend the Code of Regulations to separate the roles of Chairman of the Board and Chief Executive Officer.

Abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal which requires the affirmative vote of a certain number of Common Shares, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your proxy at any time prior to the close of voting at the Annual Meeting of Shareholders by giving us notice in writing, in open meeting, or by internet or telephone as set forth on the proxy card, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your proxy.

Our Annual Report, including financial statements for the fiscal year ended June 30, 2009, is being mailed to shareholders with this Proxy Statement. If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another shareholder, you may request a separate copy by notifying us in writing or by telephone at: Parker-Hannifin Corporation, Corporate Communications, 6035 Parkland Boulevard, Cleveland, Ohio 44124, (216) 896-3000.

You can elect to view our future Annual Reports and Proxy Statements over the internet, instead of receiving paper copies in the mail. Providing these documents over the internet will save us the cost of producing and mailing them. If you give your consent, in the future, when, and if, we elect to provide these documents, over the internet, you will receive notification which will contain the internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. To give your consent, follow the prompts when you vote by telephone or over the internet or check the appropriate box located at the bottom of the enclosed proxy card when you vote by mail. Once you give your consent, it will remain in effect until you inform us otherwise in writing. If at any time you would like to receive a paper copy of our Annual Report or Proxy Statement, please contact Corporate Communications at the address or telephone number provided above.

By Order of the Board of Directors

Thomas A. Piraino, Jr.
Secretary

September 28, 2009

Appendix A

PARKER-HANNIFIN CORPORATION

2009 OMNIBUS STOCK INCENTIVE PLAN

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1.	Establishment. The 2009 Omnibus Stock Incentive Plan (the “Plan”) is hereby established effective as of October 28, 2009.

1.2.	Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by providing an incentive to attract, retain and reward persons performing services for the Company and its Subsidiaries by motivating such persons to contribute to the growth and profitability of the Company and its Subsidiaries. The Company intends that Awards granted pursuant to the Plan be exempt from or comply with Section 409A of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

1.3.	Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that, to the extent required by applicable law, all Awards shall be granted, if at all, within ten (10) years from the date the Plan is adopted by the Company’s shareholders.

2.	DEFINITIONS AND CONSTRUCTION.

2.1.	Definitions. The following terms shall have their respective meanings set forth below:

(a)	Award means any Option, Stock Appreciation Right, Restricted Stock Award, Unrestricted Stock Award, Restricted Stock Unit or Dividend Equivalent Right granted under the Plan.

(b)	Award Agreement means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(c)	Board means the Board of Directors of the Company.

(d)	Change in Control means the occurrence of one of the following events:

(i)	any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following situations: (A) an acquisition by the Company or any Subsidiary; (B) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (C) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) a Non-Control Transaction (as defined in paragraph (iii)); (E) as pertains to an individual Participant, any acquisition by the Participant or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) including the Participant (or any entity in which the Participant or a group of persons including the Participant, directly or indirectly, holds a majority of the voting power of such entity's outstanding voting interests); or (F) the acquisition of Company Voting Securities from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i);

(ii)

individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided, that (A) any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solic-

itation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(iii)	the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise (a “Business Combination”), unless (A) immediately following such Business Combination: (1) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”) or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (3) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”) or (B) the Business Combination is effected by means of the acquisition of Company Voting Securities from the Company, and a majority of the Board approves a resolution providing expressly that such Business Combination does not constitute a Change in Control under this paragraph (iii); or

(iv)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

Notwithstanding anything in this Plan to the contrary, if a Participant’s employment is terminated prior to a Change in Control and the Participant reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (such a termination of employment an “Anticipatory Termination”), then for all purposes of this Plan, the date immediately prior to the date of such Anticipatory Termination shall be deemed to be the date of a Change in Control for such Participant.

(e)	Code means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(f)	Committee means the Human Resources and Compensation Committee or such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board consisting of two or more members of the Board each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, an “outside director” under regulations promulgated under Section 162(m) of the Code, and an “independent director” under the New York Stock Exchange listing rules. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

(g)	Common Stock means the common stock of the Company, as adjusted from time to time in accordance with Section 4.3.

(h)	Company means Parker-Hannifin Corporation, an Ohio corporation, or any successor corporation.

(i)	Detrimental Activity means any conduct or activity, whether or not related to the business of the Company or a Subsidiary, that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Company or a Subsidiary, including without limitation (i) the rendering of services to an organization, or engaging in a business, that is, in the judgment of the Committee or its express delegate, in competition with the Company; (ii) the disclosure to any one outside of the Company, or the use for any purpose other than the Company’s business, of confidential information or material related to the Company, whether acquired by the Participant during or after employment with the Company; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) a violation of the Company’s Code of Ethics or other policies.

(j)	Director means a member of the Board.

(k)	Disability, except as provided in Section 15(d) below, has the same meaning as provided under the applicable Long-term Disability Plan, or other Company policy.

(l)	Dividend Equivalent Right means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a cash payment or a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant. No Dividend Equivalent Rights shall relate to shares underlying an Option or SAR unless such Dividend Equivalent Rights are explicitly set forth as a separate arrangement and do not cause any such Option or SAR to be subject to Section 409A.

(m)	Employee means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency may subsequently make a contrary determination as to such individual's status as an Employee.

(n)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(o)	Fair Market Value means, as of any date, the value of a share of Common Stock or other property as determined by the Committee, in its discretion; provided, however, that the Fair Market Value as established by the Committee from time to time shall be determined in accordance with applicable laws and regulations (which determination shall, to the extent applicable, be made in a manner that complies with Section 409A), and such determination shall be conclusive and binding for all purposes.

(p)	Grant Date means the date as of which an Award is determined to be effective and designated in a resolution by the Committee and is granted pursuant to the Plan. The Grant Date shall not be earlier than the date of the resolution and action therein by the Committee.

(q)	Grant Date Fair Market Value means, as of any date, the value of a share of Common Stock determined as follows: (i) the closing sale price per share of Common Stock as reported on the New York Stock Exchange—Composite Transactions or the principal exchange on which shares are then trading, if any, or if there are no sales on such day, on the next preceding trading day during which a sale occurred; and (ii) in the absence of such markets for the shares of Common Stock, the Grant Date Fair Market Value shall be determined by the Committee in good faith (which determination shall, to the extent applicable, be made in a manner that complies with Section 409A), and such determination shall be conclusive and binding for all purposes.

(r)	Incentive Stock Option means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code and that meets the requirements of Section 422 of the Code.

(s)	Insider Trading Policy means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(t)	Net-Exercise means a procedure by which the Participant will be issued a number of whole shares of Stock upon the exercise of an Option or SAR determined in accordance with the following formula:

N = X(A-B)/A, where:

N = the number of shares of Common Stock to be issued to the Participant upon exercise;

X = the total number of shares with respect to which the Participant has elected to exercise;

A = the Fair Market Value of one (1) share of Common Stock determined on the exercise date; and

B = the exercise price per share (as defined in the Participant’s Award Agreement).

(u)	Nonstatutory Stock Option means any Option awarded under this plan that is not specifically designated as an Incentive Stock Option (as set forth in the Award Agreement) or which does not qualify as an Incentive Stock Option.

(v)	Officer means any person designated by the Board as an officer of the Company.

(w)	Option means a right granted under Section 6 to purchase Common Stock pursuant to the terms and conditions of the Plan. Options may be either Nonstatutory Stock Options or Incentive Stock Options.

(x)	Participant means any eligible person who has been granted one or more Awards.

(y)	Performance-Based Exception means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

(z)	Performance Bonus Plan means the Parker-Hannifin Corporation Performance Bonus Plan, as the same may be amended from time to time, or any successor thereto.

(aa)	Performance Goals mean the measurable performance objective or objectives established by the Committee pursuant to this Plan, including, for an Award intended to qualify for the Performance-Based Exception, any “Management Objectives” (as such term is defined in the Performance Bonus Plan) established for such Award pursuant to the Performance Bonus Plan.

(bb)	Restricted Stock Award means an Award granted pursuant to Section 8, other than an Unrestricted Stock Award granted pursuant to Section 8.4.

(cc)	Restricted Stock Unit means a right granted to a Participant pursuant to Section 9 to receive a share of Common Stock on a date determined in accordance with the provisions of such Section and the Participant’s Award Agreement.

(dd)	Retirement shall have the meaning set forth in the applicable Award Agreement.

(ee)	Section 409A means Section 409A of the Code.

(ff)	Securities Act means the Securities Act of 1933, as amended.

(gg)	Service means, except as provided in Section 15, a Participant’s employment or service with the Company and its Subsidiaries, whether in the capacity of an Employee or a Director. A participant’s service for purpose of this Plan is deemed to have terminated in accordance with the Company’s policies on termination as may be in effect from time to time. The Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(hh)	Stock Appreciation Right (or “SAR”) means an Award granted under Section 7.

(ii)	Subsidiary means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter, owned or controlled, directly or indirectly, by the Company, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Subsidiary” shall have the meaning given to such term in Section 422(f) of the Code.

(jj)	Substitute Awards means Awards that are granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired directly or indirectly by the Company or with which the Company directly or indirectly combines.

(kk)	Ten Percent Shareholder means any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company (or, as applicable, of any “parent” or “subsidiary” as defined in Sections 422(e) and (f) of the Code), within the meaning of Section 422 of the Code.

(ll)	Unrestricted Stock Award means an Award granted pursuant to Section 8.4.

(mm)	Vesting Conditions mean those conditions established by the Award Agreement in accordance with the Plan prior to the satisfaction of which shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service.

2.2.	Construction. Captions and titles contained in this Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term or is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1.	Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein.

3.2.	Authority of the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3.2) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

3.3.	Authority of Officers. Notwithstanding the above, the Board or Committee may, by resolution, expressly delegate to a special committee, consisting of one or more Directors or Officers, the authority, within specified parameters established by the Board or Committee, to (i) designate Employees to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an Officer may not be made with respect to the grant of Awards to Employees who are subject to Section 16(a) of the Exchange Act on the Grant Date, or who as of the Grant Date are reasonably anticipated to become “covered employees” within the meaning of Section 162(m) of the Code during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board or Committee, as applicable and such delegates shall report regularly to the Board or Committee, as applicable, regarding the delegated duties and responsibilities and any Awards so granted.

3.4.	Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee (or its delegate) shall have the full and final power and authority, in its discretion:

(a)	to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Common Stock to be subject to each Award;

(b)	to determine the type of Award granted;

(c)	to determine the Fair Market Value of shares of Common Stock or other property;

(d)	to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) except for the procedures set forth herein relating to Options and SARs, the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Common Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the time of the expiration of any Award, (vi) the effect of the Participant’s termination of Service on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e)	to determine whether an Award will be settled in shares of Common Stock, cash, or in any combination thereof;

(f)	to approve one or more forms of Award Agreement;

(g)	to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired upon the exercise thereof;

(h)	to accelerate, continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant’s termination of Service;

(i)	to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

(j)	to settle all disputes or controversies regarding the Plan and Awards granted under the Plan;

(k)	to amend the Plan, or any Award or Award Agreement granted under the Plan, in any respect that the Committee deems necessary or advisable to address or correct any administrative or compliance failure or potential failure, including in order to bring the Plan or any Awards granted under the plan in compliance with Code Section 409A.

(l)	to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law;

(m)	to adopt such procedures and/or sub-plans as are necessary or appropriate for participation in the Plan by Employees or Directors who are foreign nationals or employed outside of the United States; and

(n)	generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

3.5.

Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as Officers or Employees of the Company and its Subsidiaries, members of the Board or the Committee and any officers or employees of the Company and its Subsidiaries to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	SHARES SUBJECT TO PLAN.

4.1.	Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Common Stock that may be issued under the Plan shall be five million five hundred thousand (5,500,000), which shall consist of authorized but unissued or reacquired shares of Common Stock or any combination thereof.

4.2.	Share Counting. Each share of Common Stock delivered pursuant to a Stock Option or Stock Appreciation Right with a per share exercise price or grant price equal to at least 100% of the Grant Date Fair Market Value, and each share of Common Stock delivered pursuant to a Restricted Stock Award with a per share purchase price equal to at least 100% of the Fair Market Value on the Grant Date, shall be counted against the share limit set forth in Section 4.1 as one (1) share for every one (1) share of Common Stock subject thereto. Each share of Common Stock delivered pursuant to a Restricted Stock Award, Unrestricted Stock Award, Restricted Stock Unit or Dividend Equivalent Right with a per share or per unit purchase price of less than 100% of the Fair Market Value on the Grant Date shall be counted against the share limit set forth in Section 4.1 as 1.87 shares for every one (1) share of Common Stock subject thereto. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Common Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Common Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Common Stock shall again be available for issuance under the Plan. Shares of Common Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Notwithstanding the foregoing, the following shares of Common Stock shall not be added to the maximum share limit contained in Section 4.1: (i) shares tendered in payment of the exercise price of a stock option, (ii) shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation, and (iii) shares that are repurchased by the Company with Option proceeds. Moreover, all shares of Common Stock covered by a SAR, to the extent that it is exercised and settled in shares, or any Option subject to a Net-Exercise shall be considered delivered pursuant to the Plan, whether or not shares are actually delivered to the Participant upon exercise of the right. Shares of Common Stock delivered under the Plan as a Substitute Award or in settlement of a Substitute Award shall not reduce or be counted against the shares of Common Stock available for Awards under the Plan and will not count against the Plan limit as set forth in Section 4.1 to the extent that the rules and regulations of any stock exchange or other trading market on which the shares are listed or traded provide an exemption from shareholder approval for assumption, substitution, conversion, adjustment, or replacement of outstanding awards in connection with mergers, acquisitions, or other corporate combinations.

4.3.

Adjustments for Changes in Capital Structure. In the event of any equity restructuring (within the meaning of Financial Accounting Standards No. 123R as amended from time to time, or any successor financial standard regime that may be applicable to the Company), such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in the numbers of shares of Common Stock specified in Section 4.1 of this Plan and the sub-limits specified in Sections 6, 7, 8 and 9 of the Plan, and with respect to outstanding Awards, in the number and kind of shares of Common Stock subject to outstanding

Awards, the exercise price, grant price or other price of shares of Common Stock subject to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants. In the event of any other change in corporate capitalization, such as a merger, consolidation, or liquidation, the Committee may, in its sole discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of shares of Common Stock subject to any Award shall always be rounded down to a whole number and the exercise price or grant price shall always be rounded up to the nearest whole cent. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 4.3 that would (i) cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, (ii) cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A, or (iii) cause an award that is intended to qualify for the Performance-Based Exception to fail to qualify for the Performance-Based Exception. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

5.	ELIGIBILITY AND LIMITATIONS.

5.1.	Persons Eligible for Awards. Awards may be granted only to Employees and Directors.

5.2.	Participation in Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award. Notwithstanding the foregoing provisions of this Section 5, eligible Participants who are service providers to a Subsidiary may be granted Options or Stock Appreciation Rights under this Plan only if the Subsidiary qualifies as an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

6.	OPTIONS. Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered by the Award Agreement, in such form as the Committee shall from time to time establish. The Award Agreement for any Incentive Stock Options granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to comply with Section 422 of the Code. An Option may be granted to an eligible Employee as a separate Award. Notwithstanding the foregoing, Incentive Stock Options may be granted only to eligible Participants who are Employees of the Company (or a “parent” or “subsidiary” as defined in Sections 422(e) and (f) of the Code). No Participant may be granted Options for more than 1,000,000 shares of Common Stock within a three (3) year period. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1.	Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that the exercise price per share for an Option shall be not less than one hundred percent (100%) of the Grant Date Fair Market Value. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise price per share for such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Grant Date Fair Market Value.

6.2.	Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, Vesting Conditions and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Incentive Stock Option shall not be exercised after the expiration of five (5) years after the date of grant of such Incentive Stock Option. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted under this Plan shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3.	Payment of Exercise Price.

(a)	Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Common Stock being purchased pursuant to any Option shall be made (i) in cash or by check or cash equivalent, (ii) subject to Section 6.3(b)(i), by tender to the Company, or attestation to the ownership, of shares of Common Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) subject to Section 6.3(b)(ii), by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by delivery of a properly executed notice electing a Net-Exercise, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)	Limitations on Forms of Consideration.

(i)	Tender of Common Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Common Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(ii)	Cashless Exercise. The Cashless Exercise program is available only if, at the time of exercise, the offer and sale of shares of Common Stock pursuant to the Plan is registered on a then effective registration statement on Form S-8 under the Securities Act. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

6.4.	Effect of Termination of Service. Subject to earlier termination of the Option as otherwise provided in this Plan or the terms of the Award Agreement and unless otherwise provided by the Committee or in the Award Agreement, the Participant’s termination of Service shall operate to terminate the Option.

6.5.	Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in the Award Agreement is prevented by the provisions of Section 14 below, the Option shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than ten (10) years after the effective date of grant of such Option.

6.6.	Certain Provisions Regarding Incentive Stock Options. Notwithstanding anything in this Section 6 to the contrary, Stock Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options, and shall instead be treated as Nonqualified Stock Options, to the extent that either (i) the aggregate Fair Market Value of Common Stock (determined as of the Grant Date) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three (3) months after termination of employment (or such other period of time provided in Section 422 of the Code).

7.	STOCK APPRECIATION RIGHT AWARDS. SARs shall be evidenced by Award Agreements specifying the number of shares of Common Stock covered by the Award Agreement, in such form as the Committee shall from time to time establish. A SAR may be granted to an eligible Employee as a separate Award. No Participant may be granted SARs for more than 1,000,000 shares of Common Stock in any three (3) year period.

7.1.	Grant Price. The grant price for each SAR shall be established in the discretion of the Committee; provided, however, that the grant price per share for a SAR shall be not less than one hundred percent (100%) of the Grant Date Fair Market Value.

7.2.	Settlement of SARs. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the ex-

cess of the Fair Market Value of a share of Common Stock on the date of exercise over the grant price; by (ii) the number of shares of Common Stock with respect to which the SAR is exercised. The payment upon the SAR exercise shall be in cash, shares of Common Stock of equivalent value, or in some combination thereof, as determined by the Committee in its sole discretion. The determination of the Committee with respect to the form of payout of SARs shall be set forth in the Award Agreement pertaining to the grant of the Award.

7.3.	Exercisability and Term of SARs. SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, Vesting Conditions and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR. Subject to the foregoing, unless otherwise specified by the Committee in the grant of a SAR, any SAR granted under this Plan shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4.	Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided in this Plan or the terms of the Award Agreement and unless otherwise provided by the Committee or in the Award Agreement, the Participant’s termination of Service shall operate to terminate the SAR.

7.5.	Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of a SAR within the applicable time periods set forth in the Award Agreement is prevented by the provisions of Section 14 below, the SAR shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than ten (10) years after the effective date of grant of such SAR.

8.	RESTRICTED AND UNRESTRICTED STOCK AWARDS. The Committee, at any time and from time to time, may grant or sell Restricted Stock Awards and Unrestricted Stock Awards to Participants in such number as the Committee shall determine. Each grant or sale of a Restricted Stock Award or an Unrestricted Stock Award shall be evidenced by an Award Agreement and shall be subject to the following provisions:

8.1.	Grant of Restricted Stock Award. Each grant or sale of a Restricted Stock Award or an Unrestricted Stock Award shall constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer as provided in this Section 8. A Restricted Stock Award or an Unrestricted Stock Award may be granted to an eligible Employee as a separate Award. No Participant may be granted Restricted Stock Awards or Unrestricted Stock Awards for more than 1,000,000 shares of Common Stock within a three (3) year period. Further, no Restricted Stock Award or Unrestricted Stock Award intended to qualify for the Performance-Based Exception shall exceed the applicable limitations set out in Section 5 of the Performance Bonus Plan. Restricted Stock Awards and Unrestricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals.

8.2.	Purchase Price. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is equal to or less than the Fair Market Value at the Grant Date. Any payment of purchase price for Common Stock being purchased pursuant to any Restricted Stock Award or Unrestricted Stock Award shall be made (a) in cash or by check or cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.3.

Vesting and Restrictions on Transfer. Shares of Common Stock issued pursuant to any Restricted Stock Award may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as shall be established by the Committee and set forth in the Award Agreement evidencing such Award; provided, however, that in no event shall any issuance of Restricted Stock Awards under the Plan be subject to a Service vesting requirement of less than one (1) year. Notwithstanding the foregoing, the Committee may, in its discretion, accelerate the vesting of any Restricted Stock Award granted under the Plan. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in Section 12. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Insider Trading Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Insider Trading Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Common Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Common Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.4.	Unrestricted Stock Awards under LTIP Program. Notwithstanding any provisions of Section 8 above, Unrestricted Stock Awards may be granted to Participants under the Plan, free of any Vesting Conditions, upon completion of the applicable performance period pursuant to a performance based incentive program having a performance period of not less than 12 months.

8.5.	Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.6 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a shareholder of the Company holding shares of Common Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Common Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.6.	Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to Restricted Stock Awards which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.	RESTRICTED STOCK UNITS. Restricted Stock Units shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. Restricted Stock Units may be granted to an eligible Employee as a separate Award. No Participant may be granted Restricted Stock Units for more than 1,000,000 shares of Common Stock within a three (3) year period. Further, no Award of Restricted Stock Units intended to qualify for the Performance-Based Exception shall exceed the applicable limitations set out in Section 5 of the Performance Bonus Plan. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1.	Grant of Restricted Stock Units. Restricted Stock Units may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals.

9.2.	Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving Restricted Stock Units, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Common Stock issued upon settlement of the Award of Restricted Stock Units.

9.3.

Vesting. Restricted Stock Unit may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as shall be established by the Committee and set forth in the Award Agreement evidencing such Award; provided, however, that in no event shall any issuance of Restricted Stock Units under the Plan be subject to a Service vesting requirement of less than one (1) year. Notwithstanding the foregoing, the Committee may, in its discretion, accelerate the vesting of any Restricted Stock Units granted under the Plan. The Committee, in its discretion, may provide in any Award Agreement evidencing an Award of Restricted Stock Units that, if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Insider Trading Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the first to occur of: (a) the next trading day on which the sale of such shares would not violate the Insider Trading Policy; or (b) the later of: (i) the last day of the calendar year in which the original vesting date occurred or (ii) the last day of the Company’s taxable year in which the original vesting date occurred.

9.4.	Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Common Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Units that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Common Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, may be paid in cash or by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Common Stock, as provided in the Award Agreement. In the event that the Dividend Equivalent Rights are credited to the Participant, the number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Common Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Award. In the event of a dividend or distribution paid in shares of Common Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Units so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5.	Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Units, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6.	Settlement of Restricted Stock Units. The Company shall issue to the Participant on the date on which Restricted Stock Units subject to the Participant’s Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Common Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, under procedures established by the Committee consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Common Stock or other property otherwise issuable to the Participant pursuant to this Section. Notwithstanding the foregoing, the Committee, in its discretion, may provide in any Award Agreement for settlement of any Restricted Stock Units by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Common Stock or other property otherwise issuable to the Participant pursuant to this Section.

10.	DETRIMENTAL ACTIVITY. The Committee may cancel any unexpired, unpaid or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of this Plan or with the terms of Award Agreement or if the Participant engages in Detrimental Activity. The Committee may, in its discretion and as a condition to the exercise of an Award, require a Participant to acknowledge that he or she is in compliance with all applicable provisions of the Plan and of any Award Agreement and has not engaged in any Detrimental Activity. Any Award Agreement may provide that if a Participant, either during employment by the Company or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Committee shall so find, forthwith upon notice of such finding, the Participant shall:

(a)	return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all shares of Common Stock that the Participant has not disposed of that were issued pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity; and

(b)	with respect to any shares of Common Stock so acquired that the Participant has disposed of, pay to the Company in cash the difference between:

(i)	any amount actually paid therefore by the Participant pursuant to this Plan; and

(ii)	the Fair Market Value of such share of Common Stock on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company to the Participant, whether as wages, deferred compensation (to the extent permitted by Section 409A) or vacation pay or in the form of any other benefit or for any other reason.

11.	STANDARD FORMS OF AWARD AGREEMENTS.

11.1.	Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms, including electronic media, as the Committee may approve from time to time.

11.2.	Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

12.	CHANGE IN CONTROL. Subject to the requirements and limitations of Section 409A and Section 15 of this Plan, if applicable, the Committee may provide for any one or more of the following:

12.1.	Accelerated Vesting. The Committee may, in its discretion, provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability, vesting and/or settlement in connection with such Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following such Change in Control, to such extent as the Committee shall determine.

12.2.

Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee, in its discretion, an Award denominated in shares of

Common Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Common Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change in Control. If any portion of such consideration may be received by holders of Common Stock pursuant to the Change in Control on a contingent or delayed basis, the Committee may, in its sole discretion, determine such Fair Market Value per share as of the time of the Change in Control on the basis of the Committee's good faith estimate of the present value of the probable future payment of such consideration. Except as otherwise provided by the Committee or in the applicable Award Agreement, any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

12.3.	Cash-Out of Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Common Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award. If any portion of such consideration may be received by holders of Common Stock pursuant to the Change in Control on a contingent or delayed basis, the Committee may, in its sole discretion, determine such Fair Market Value per share as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

12.4.	Section 409A. Notwithstanding any provision of this Plan to the contrary, and except as otherwise provided in the Award Agreement, if (i) an Award is considered a “deferral of compensation” (within the meaning of Section 409A), (ii) the Award becomes vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control, and (iii) either such Change in Control is not treated as a “change in ownership” of the Company, a “change in the effective control” of the Company or a “change in the effective ownership of a substantial portion of the assets” of the Company (within the meaning of Section 409A) or payment of the Award is not otherwise permitted upon the Change in Control under Section 409A without the imposition of taxes and penalties, then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control, payment will be made, to the extent necessary to comply with the provisions of Section 409A, to the Participant on the earliest of: (A) the Participant’s “separation from service” with the Company (as defined in Section 15(b) below), provided that if the Participant is a “specified employee” (determined pursuant to the Company’s policy for determining specified employees in accordance with Section 409A), the payment date shall be the first day of the seventh (7th) month after the date of the Participant’s separation from service; (B) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A); or (C) the Participant's death.

13.	TAX WITHHOLDING.

13.1.	Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company and its Subsidiaries with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Common Stock, to release shares of Common Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the required tax withholding obligations have been satisfied by the Participant.

13.2.	Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Common Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Common Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Company and its Subsidiaries. The Fair Market Value of any shares of Common Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

14.	COMPLIANCE WITH SECURITIES LAW. The grant of Awards and the issuance of shares of Common Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Common Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.	COMPLIANCE WITH SECTION 409A. Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section):

(a)	An Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A upon a Participant;

(b)

If an Award is subject to Section 409A, no distribution or payment of any amount as a result of the Participant’s Retirement or other termination of Service (other than termination due to the Participant’s death) shall be made before the date of the participant’s “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), provided that in applying Treasury Regulation § 1.409A-1(h)(1)(ii), a separation from service shall be deemed to occur if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Participant (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services, if the Participant has been providing services for less than 36 months), and further provided that, in the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Treasury Regulation § 1.409A-1(h)(4)) whether a Participant who would otherwise experience a separation from service with the Company as part of the disposition of assets will be considered to experience a separation from service for purposes of Treasury Regulation § 1.409A-1(h);

(c)	If an Award is subject to Section 409A, and if the Participant holding the award is a “specified employee” (determined pursuant to the Company’s policy for determining specified employees in accordance with Section 409A), no distribution or payment of any amount as a result of the Participant’s “separation from service” (as defined in Section 15(b) above) shall be made before the first day of the seventh month following the date of such Participant’s separation from service or, if earlier, the date of the Participant’s death;

(d)	To the extent necessary to comply with Section 409A, the term “Disability” shall have the meaning set out in Treasury Regulation § 1.409A-3(i)(4); and

(e)	To the extent necessary to comply with Section 409A, the term “Change in Control” shall mean a Change in Control that is also a “change in the ownership”, a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, within the meaning of Section 409A.

16.	TRANSFERABILITY OF AWARDS.

(a)	Except as otherwise determined by the Board or the Committee pursuant to the provisions of Section 16(c), no Award or Dividend Equivalent Rights paid with respect to Awards made under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and may be otherwise transferred in a manner that protects the interest of the Company as the Board or the Committee may determine; provided, that if so determined by the Committee, each Participant may, in a manner established by the Board or the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive shares of Common Stock or other property issued under such Award. Except as otherwise determined by the Committee, Options and SARs will be exercisable during a Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b)	The Committee may specify at the Grant Date that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Options or SARs, upon the termination of the period of restriction applicable to Restricted Stock Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 8 of this Plan, will be subject to further restrictions on transfer.

(c)	Notwithstanding Section 16(a), the Board or the Committee may determine that Awards may be transferable by a Participant, without payment of consideration therefor by the transferee, only to any one or more family members (as defined in the General Instructions to Form S-8 under the Securities Act of 1933) of the Participant; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Board or the Committee, and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.

17.

AMENDMENT OR TERMINATION OF PLAN. The Committee may amend, suspend or terminate the Plan at any time. Notwithstanding the foregoing, the Plan may not be amended, suspended or terminated in a manner that would (i) result in the imposition of an additional tax under Section 409A upon a Participant, or (ii) cause an Award that is intended to qualify for the Performance-Based Exception to fail to qualify for the Performance-Based Exception. Moreover, without the approval of the Company’s shareholders, there shall be no amendment of the Plan that would require approval of the Company’s shareholders under any applicable law, regulation or rule, including the rules of any stock exchange or market system upon which the Common Stock may then be listed. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code and all applicable guidance promulgated thereunder.

18.	MISCELLANEOUS PROVISIONS.

18.1.	Compliance with Section 162(m) of the Code. Notwithstanding any other provision of the Plan, the Committee may not take any action that would cause an Award that is intended to qualify for the Performance-Based Exception to fail to qualify for the Performance-Based Exception.

18.2.	Repurchase Rights. Shares of Common Stock issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Common Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Common Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.3.	Re-Pricing. Except for adjustments made pursuant to Section 4.3, the Board or the Committee will not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option or SAR to reduce the exercise price or grant price, respectively. No Option or SAR will be cancelled and replaced with awards having a lower exercise price or grant price, respectively, or for another Award, or for cash (other than as provided in Section 12 of the Plan) without further approval of the shareholders of the Company, except as provided in Section 4.3. This Section 18.3 is intended to prohibit the repricing of “underwater” Options or SARs without shareholder approval and will not be construed to prohibit the adjustments provided for in Section 4.3 of this Plan.

18.4.	Forfeiture Events.

(a)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service due to the Participant’s conduct constituting a Detrimental Activity. All Awards are subject to reduction, cancellation, forfeiture, or recoupment, in the Committee’s discretion as contemplated and provided under the Company’s Claw-back Policy, as established by the Committee, or the Board, as it now exists, or as it may be amended from time to time.

(b)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

18.5.	Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common shareholders.

18.6.	Rights as Employee or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.7.	Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.3 or another provision of the Plan.

18.8.	Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Common Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Common Stock credited to the account of the Participant, (b) by depositing such shares of Common Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Common Stock to the Participant in certificate form.

18.9.	Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.10.	Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Common Stock or cash paid pursuant to such Awards shall be included as compensation for purposes of computing the benefits payable to any Participant under any retirement plan (qualified or non-qualified) or welfare benefit plan of the Company or any Subsidiary unless such other plan expressly provides that such compensation shall be taken into account in computing such benefits.

18.11.	Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.12.	No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or any Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or any Subsidiary to take any action which such entity deems to be necessary or appropriate.

18.13.	Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. Neither the Company nor any Subsidiary shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Company or any Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or any Subsidiary. The Participants shall have no claim against the Company or any Subsidiary for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.14.	Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Ohio, without regard to its conflict of law rules.

18.15.	Substitute Awards for Awards Granted by Other Entities. Substitute Awards may be granted under this Plan for grants or awards held by employees of a company or entity who become employees of the Company or a Subsidiary as a result of the acquisition, merger or consolidation of the employer company by or with the Company or a Subsidiary. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the Substitute Awards so granted may vary from those set forth in or required or authorized by this Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.

18.16.	Acceptance of Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

Annual Meeting of Shareholders

October 28, 2009
Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124-4141
(216) 896-3000

Directions to Corporate Headquarters

Lake Erie
Cleveland
I-90
Richmond Rd.
I-271
Kirtland
Mayfield Rd. (322)
Gates Mills
Rt. 6
Cedar Rd.
Landerhaven Corporate Ctr (Parker)
Beachwood
Pepper Pike
I-90
Chagrin Blvd.
Chagrin Falls
I-480
I-480
Lander Rd.
Brainard Rd.
Cleveland Hopkins Airport
237
Snow Rd.
Rockside Rd.
I-80
Rt. 83
I-77
I-71
I-271
I-80
N

Mayfield Rd.
I-271 To I-90
Brainard Rd.
Lander Rd.
SOM Center Rd.
Parkland Blvd.
Parkland Blvd.
Parker Hannifin
Parkland Blvd.
Allen-Bradley Dr.
Parkland Blvd.
Gates Mills
To I-480 and Ohio Turnpike
N
Landerhaven Drive
Cedar Rd.

- ***From the North exiting at Cedar/Brainard:***
  Take I-271 south to exit 32 (Landerhaven). Turn left onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the North exiting at Mayfield Rd.:***
  Take I-271 south to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Cedar/Brainard:***
  Take I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Mayfield Rd.:***
  Take I-271 N to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Cleveland Airport:***
  Take I-480 east to I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd; then left onto Cedar Rd. At second light make left onto Lander Rd; right on Parkland Blvd., turning left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Downtown:***
  Take I-90 east to I-271 south to exit 32 (Landerhaven). Make left onto Brainard Rd., then left onto Cedar Rd. At second light, make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.

VOTE BY TELEPHONE

c/o Corporate Election Services P.O. Box 1150 Pittsburgh, PA 15230	Have this proxy/voting instruction available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to record your vote.
VOTE BY INTERNET

Have this proxy/voting instruction available when you access the website www.cesvote.com, and follow the simple instructions presented to record your vote.
VOTE BY MAIL

Please mark, sign and date this proxy/voting instruction and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 535600, Pittsburgh, PA 15253.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return this Proxy/Voting
Touch-Tone phone:	cast your vote:	Instruction in the Postage-
1-888-693-8683	www.cesvote.com	paid envelope provided

Vote 24 hours a day, 7 days a week!

If you are a participant in one of the Parker-Hannifin Corporation employee saving plans, your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on October 26, 2009 to be counted in the final tabulation. Otherwise, your vote must be received by 6:00 a.m. Eastern Daylight Time on October 28, 2009 to be counted in the final tabulation.

If voting by telephone or Internet, please do not mail this proxy/voting instruction.

g

      Proxy/voting instruction must be signed and dated below.

i  Please fold and detach card at perforation before mailing.  i

PARKER-HANNIFIN CORPORATION	PROXY/VOTING INSTRUCTION

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 28, 2009.

The undersigned hereby appoints DONALD E. WASHKEWICZ, TIMOTHY K. PISTELL, and THOMAS A. PIRAINO, JR., and any of them, as proxies to represent and to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on October 28, 2009, and at any adjournment(s) thereof, on the proposals more fully described in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

This card also serves as voting instructions to Fidelity Management Trust Company as Trustee for shares held in the Parker Retirement Savings Plan and the Goshen Rubber Co. Inc. GRC Employees’ 401(k) Savings Plan and to Sun Life Financial Trust, as Trustee for the Deferred Profit Sharing Plan, Employee Profit Sharing Plan, and the Registered Retirement Savings Plan. The Trustee of the Parker Retirement Savings Plan and the Goshen Rubber Co. Inc. GRC Employees’ 401(k) Savings Plan will vote all uninstructed and unallocated shares in the same proportion as the shares for which the Trustee receives voting instructions.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing on behalf of a corporation or as a fiduciary, attorney, executor, administrator, trustee or guardian, please also give your full title.

Signature(s)

Signature(s)

Date: ____________________________________, 2009

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You can elect to view future Parker-Hannifin Corporation Annual Reports and Proxy Statements over the Internet, instead of receiving paper copies in the mail. Providing these documents over the Internet can save the Corporation the cost of producing and mailing them. Participation is completely voluntary. If you give your consent, in the future, when, as and if, the Corporation elects to provide these documents, over the Internet, you will receive notification which will contain the Internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy/voting instruction when you vote by mail.

Proxy/voting instruction must be signed and dated on the reverse side.

i    Please fold and detach card at perforation before mailing.    i

PARKER-HANNIFIN CORPORATION	PROXY/VOTING INSTRUCTION

IF NO DIRECTIONS ARE GIVEN, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4.

1.	Election of the following individuals as Directors for a one-year term.

Nominees:	(1) William E. Kassling	(2) Robert J. Kohlhepp	(3) Giulio Mazzalupi	(4) Klaus-Peter Müller
	(5) Joseph M. Scaminace	(6) Wolfgang R. Schmitt	(7) Markos I. Tambakeras	(8) James L. Wainscott

	☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY
	(except as otherwise marked above)		to vote for all nominees listed above
(Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.)

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for FY10.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval of the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Shareholder proposal to amend the Code of Regulations to separate the roles of Chairman of the Board and Chief Executive Officer.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐	I consent to view future shareholder communications over the Internet as stated above and in the Proxy Statement

IMPORTANT – THIS PROXY/VOTING INSTRUCTION MUST BE SIGNED AND DATED ON THE REVERSE SIDE.